EXHIBIT 10.6

***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4)
and 240.24b-2.

EXECUTION VERSION

COLLABORATION AND LICENSE AGREEMENT

by and between

XENCOR, INC.

and

NOVARTIS INSTITUTES FOR BIOMEDICAL RESEARCH, INC.

Confidential

-i-

Confidential

8.		MANUFACTURE	76
	8.1.	Overview	76
	8.2.	Manufacturing for Research	76
	8.3.	Clinical Supply of Regional Licensed Antibodies and Regional Licensed Products	76
	8.4.	Clinical Supply of other Licensed Antibodies and Licensed Products.	77
	8.5.	Commercial Supply of Regional Licensed Products	77
	8.6.	Commercial Supply of other Licensed Products	78
	8.7.	Third Parties	78
9.		LICENSES	78
	9.1.	Regional Target Pairs.	78
	9.2.	Global Target Pairs and Optioned Target Pairs.	81
	9.3.	Fc Targets.	83
	9.4.	Joint Collaboration IP	84
	9.5.	In-Licenses.	84
	9.6.	Bankruptcy	86
	9.7.	No Other Rights	86
10.		PAYMENTS	87
	10.1.	Initial License Fee	87
	10.2.	Profit Share Payments	87
	10.3.	Reconciliation and Payment of Profit Share Payments and Costs.	87
	10.4.	Development Milestone Payments	88
	10.5.	Sales Milestone Payments	92
	10.6.	Royalties	95
	10.7.	Additional Royalty Terms.	97
	10.8.	Other Amounts Payable	98
	10.9.	Payment Terms.	98
	10.10.	Records and Audits	99
11.		CONFIDENTIALITY AND PUBLICATION	100
	11.1.	Nondisclosure Obligation.	100
	11.2.	Publication and Publicity.	102
	11.3.	Press Release.	103
12.		REPRESENTATIONS, WARRANTIES AND COVENANTS	104
	12.1.	Mutual Representations and Warranties as of the Effective Date	104

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Confidential

	12.2.	Representations and Warranties by Xencor	104
	12.3.	Representations and Warranties by Novartis	106
	12.4.	Warranty Disclaimer	106
	12.5.	Certain Covenants.	107
	12.6.	Exclusivity.	108
13.		INDEMNIFICATION, LIMITATION OF LIABILITY, INSURANCE	113
	13.1.	General Indemnification by Novartis	113
	13.2.	General Indemnification by Xencor	113
	13.3.	Product Liability	113
	13.4.	Indemnification Procedure	114
	13.5.	Limitation of Liability	115
	13.6.	Insurance	115
	13.7.	Disclaimer	115
14.		INTELLECTUAL PROPERTY	115
	14.1.	Inventorship.	115
	14.2.	Ownership	116
	14.3.	Prosecution and Maintenance of Patents.	117
	14.4.	Third Party Infringement and Defense.	120
	14.5.	Patent Extensions	126
	14.6.	Patent Listings	126
	14.7.	Common Interest	126
	14.8.	Trademarks.	127
15.		TERM AND TERMINATION	128
	15.1.	Term	128
	15.2.	Termination by Novartis for Convenience	129
	15.3.	Termination for Material Breach.	129
	15.4.	Termination for Insolvency	129
	15.5.	Termination for [...***...]	130
	15.6.	Post-Termination [...***...]	130
	15.7.	Effect of Termination by Xencor for Cause or [...***...] or by Novartis for Convenience	130
	15.8.	Effect of Termination by Novartis for Cause	133
	15.9.	Effect of Expiration or Termination, Survival	133
16.		MISCELLANEOUS	134
	16.1.	Effect of a Xencor Change of Control	134
	16.2.	Assignment	134
	16.3.	Governing Law	134

-iii-
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Confidential

16.4.	Arbitration.	134
16.5.	Entire Agreement, Amendments	137
16.6.	Severability	137
16.7.	Headings	137
16.8.	Waiver of Rule of Construction	137
16.9.	Interpretation	137
16.10.	No Implied Waivers, Rights Cumulative	138
16.11.	Notices	138
16.12.	Compliance with Export Regulations	139
16.13.	Force Majeure	139
16.14.	Independent Parties	139
16.15.	Counterparts	139
16.16.	Performance by Affiliates	139
16.17.	Binding Effect, No Third Party Beneficiaries	140

-iv-

COLLABORATION and license AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (this “Agreement”), entered into as of June 26, 2016 (the “Effective Date”), is entered into by and between Xencor, Inc., a corporation organized and existing under the Laws of the State of Delaware (“Xencor”), and Novartis Institutes for BioMedical Research, Inc., a corporation organized and existing under the Laws of the State of Delaware (“Novartis”).  Xencor and Novartis are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, Xencor has developed expertise in engineering Antibodies (as defined below);

WHEREAS, Xencor has developed and controls Patents and Know-How directed to its half-life extension, IIb immune inhibitor, and cytotoxic Fc Region-related technologies, which are point mutations to the constant region of an antibody that can be introduced to extend the half-life in vivo of an Antibody, inhibit immune cell function and clear bound antigens from the circulation, or increase antibody-dependent cellular cytotoxicity of an Antibody (respectively);

WHEREAS, Novartis and its Affiliates possess expertise in discovering, developing, manufacturing, marketing, and selling pharmaceutical products worldwide, including with respect to discovering, developing, and manufacturing Antibodies and has developed and controls the Novartis Biological Material IP;

WHEREAS, Novartis desires to obtain from Xencor, and Xencor desires to grant to Novartis, a non-exclusive license to incorporate Xencor’s Fc Region-related technologies into certain biopharmaceuticals of Novartis; and

WHEREAS, Novartis desires to obtain from Xencor, and Xencor desires to grant to Novartis, an exclusive license to Research, Develop, Manufacture and Commercialize Licensed Antibodies and Licensed Products (each, as defined below), subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.DEFINITIONS

1.1.Definitions.

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, will have the respective meanings set forth below:

1.1.1.“AAA” has the meaning set forth in Section 16.4.3.

1.1.2.“Accounting Standards” means, GAAP, with respect to Xencor and IFRS, with respect to Novartis, in each case, as generally and consistently applied throughout the Party’s organization.  Each Party shall promptly notify the other in the event that it changes the Accounting Standards pursuant to which its records are maintained, provided however, that each Party may only use internationally recognized accounting principles (e.g., IFRS, GAAP, etc.).

1.1.3.“Acquirer” means, collectively, the Third Party referenced in the definition of Change of Control and such Third Party’s Affiliates, other than the applicable Party in the definition of Change of Control and such Party’s Affiliates, determined as of immediately prior to the closing of such Change of Control.

1.1.4.“Additional Development Activities” has the meaning set forth in Section 5.1.2.4(a).

1.1.5.“Additional Development Data Package” has the meaning set forth in Section 5.1.2.4(d).

1.1.6.“Additional Development Opt-In Date” has the meaning set forth in Section 5.1.2.4(d).

1.1.7.“Additional Development Opt-In Notice” has the meaning set forth in Section 5.1.2.4(d).

1.1.8.“Additional Development Proposal” has the meaning set forth in Section 5.1.2.4(a).

1.1.9.“Affiliate” means, with respect to a Person, any other Person that controls, is controlled by, or is under common control with such Person.  For purposes of this Agreement, a Person will be deemed to control another Person if it owns or controls, directly or indirectly, more than 50% of the equity securities of such other Person entitled to vote in the election of directors (or, in the case that such other Person is not a corporation, for the election of the corresponding managing authority), or otherwise has the power to direct the management and policies of such other Person.  The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than 50%, and that in such case such lower percentage will be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

1.1.10.“Alliance Manager” has the meaning set forth in Section 2.1.

1.1.11.“Annual Net Sales” means Net Sales recorded in a given Calendar Year.

1.1.12.“Antibody” means a protein comprising an [...***...].  For clarity, an Antibody that differs in [...***...] will be treated as a

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separate Antibody.  Notwithstanding the foregoing, solely with respect to Fc Licensed Antibodies, the term Antibody shall include [...***...].

1.1.13.“Antitrust Laws” means any federal, state or foreign law, regulation or decree, including the HSR Act, designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

1.1.14.“Audited Party” has the meaning set forth in Section 10.10.

1.1.15.“Auditing Party” has the meaning set forth in Section 10.10.

1.1.16.“Auditor” has the meaning set forth in Section 10.10.

1.1.17.“Available” means, with respect to a:

1.1.17.1.[...***...].

1.1.17.2.[...***...].

1.1.18.  “Availability” has the correlative meaning to “Available”.

1.1.19.“Bankruptcy Code” has the meaning set forth in Section 15.4.

1.1.20.“Bankrupt Party” has the meaning set forth in Section 9.6.

1.1.21.“[...***...]”  means the human [...***...] protein [...***...].

1.1.22.“Biosimilar Application” means an application submitted to the FDA under subsection (k) of Section 351 of the PHSA, or any analogous application submitted to a Regulatory Authority in the United States or in another country in the world.

1.1.23.“Biosimilar Product” means, [...***...]

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[...***...].

1.1.24.“Bispecific Antibody(ies)” means an Antibody that [...***...].

1.1.25.“BLA” means (a) a Biologics License Application as defined in the FD&C Act and the regulations promulgated thereunder, (b) a Marketing Authorization Application (“MAA”) in the EU, or (c) any equivalent or comparable application, registration or certification in any other country or region.

1.1.26.“Brief” has the meaning set forth in Section 16.4.4.2(b).

1.1.27.“Business Day” means a day other than a Saturday, Sunday or a bank or other public holiday in California or Massachusetts in the United States or Basel, Switzerland.

1.1.28.“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31 of each Calendar Year.

1.1.29.“Calendar Year” means each successive period of 12 months commencing on January 1 and ending on December 31.

1.1.30.[...***...].

1.1.31.[...***...].

1.1.32.[...***...].

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1.1.33.  “cGCP” means the then-current ethical, scientific and quality standards required by FDA for designing, conducting, recording and reporting trials that involve the participation of human subjects, as set forth in FDA regulations in 21 C.F.R. Parts 11, 50, 54, 56, and 312 and related FDA guidance documents, and by the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline, or as otherwise required by Laws.

1.1.34.“cGLP” means the then-current good laboratory practice as required by the FDA under 21 C.F.R. Part 58 and all applicable FDA rules, regulations, orders and guidances, and the requirements with respect to current good laboratory practices prescribed by the European Community, the OECD (Organization for Economic Cooperation and Development Council) and the ICH Guidelines, or as otherwise required by Laws.

1.1.35.“cGMP” means the then-current good manufacturing practices as required by the FDA under provisions of 21 C.F.R. Parts 210 and 211 and all applicable FDA rules, regulations, orders and guidances, and the requirements with respect to current good manufacturing practices prescribed by the European Community under provisions of “The Rules Governing Medicinal Products in the European Community, Volume 4, Good Manufacturing Practices, Annex 13, Manufacture of Investigational Medicinal Products, July 2003,” or as otherwise required by Laws.

1.1.36.“Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least 50% of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the direct or indirect beneficial owner of more than 50% of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its controlled Affiliates’ assets.

1.1.37.“Clinical Study” means a Phase 1 Study, Phase 2 Study, Phase 3 Study, Post-Marketing Study, Supplemental Study or other study (including a non-interventional study) in humans to obtain information regarding a product, including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging or efficacy of the product.

1.1.38.“Clinical Trial Budget” has the meaning set forth in Section 5.1.2.2.

1.1.39.“CMC” means chemistry, manufacturing and controls.

1.1.40.[...***...].

1.1.41.“Co-Detail Notice” has the meaning set forth in Section 6.3.2.1.

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1.1.42.“Co-Detail Option Exercise Notice” has the meaning set forth in Section 6.3.2.1.

1.1.43.“Co-Detail Option” has the meaning set forth in Section 6.3.2.1.

1.1.44.“Co-Detailed Optioned Licensed Product” has the meaning set forth in Section 6.3.2.1.

1.1.45.[...***...].

1.1.46.“Collaboration” means the collaboration of the Parties under this Agreement, including the Research, Development, Commercialization and Manufacture of Licensed Antibodies and Licensed Products (other than Fc Licensed Antibodies and Fc Licensed Products) in the Field.

1.1.47.“Collaboration In-License” has the meaning set forth in Section 9.5.1.4(a).

1.1.48.“Collaboration IP” means Novartis Collaboration IP, Xencor Collaboration IP, and each Party’s interest in Joint Collaboration IP.

1.1.49.“Combination Product” means any pharmaceutical preparations, in any dosage strengths, formulations and methods of administration, that combine the Licensed Product and one or more other active ingredients (other than another Licensed Product) in fixed dose combination, whether co-formulated or co-packaged.  The Parties agree that nothing in this definition is intended to limit the possibility of the Parties from Developing, Manufacturing or Commercializing, as part of this Agreement, any product comprising a combination of two or more Licensed Products.

1.1.50.“Combination Therapy” means a therapy that includes a Licensed Product and at least one additional active ingredient that is not a Licensed Product (an “Other Product”) sold separately but approved (or being Developed for approval) for use in combination, whether sold at a single price point or under separate price points or as part of a course of treatment.

1.1.51.“Commercialization” or “Commercialize” means any and all activities directed to marketing, promoting, distributing, importing, exporting, using, offering to sell or selling a product, and activities directed to obtaining Pricing Approvals, as applicable.

1.1.52.“Commercialization Costs” [...***...].

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1.1.53.“Commercialization Cost Calculation Report” has the meaning set forth in Section 6.3.4.

1.1.54.“Commercialization Plans” means, collectively, the Novartis Territory Commercialization Plans, the Xencor Territory Commercialization Plans and the OLP Commercialization Plan.

1.1.55.“Commercially Reasonable Efforts” means, with respect to a Party, the efforts and resources typically used by biotechnology or pharmaceutical companies similar in size and scope to such Party to perform the obligation at issue, which efforts will not be less than those efforts made with respect to other products at a similar stage of development or in a similar stage of product life, with similar developmental risk profiles, of similar market and commercial potential, taking into account the proprietary position of the products relative to the products of Third Parties, the regulatory structure involved, Regulatory Authority-approved labeling, product profile, the profitability of the applicable products, issues of safety and efficacy, the likely timing of the product’s entry into the market, the likelihood of receiving Regulatory Approval, and other relevant scientific, technical and commercial factors.  [...***...].

1.1.56.“Committee” means the Joint Steering Committee, Joint Development Committee or Joint Commercialization Committee, or any other subcommittee established under Section 2.2.3.13, as applicable.

1.1.57.“Competing Program” means a Xencor Competing Program or a Novartis Competing Program, as applicable.

1.1.58.“Confidential Information” means any and all confidential or proprietary information and data and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is or has been provided by or on behalf of one Party to the other Party or its designee in connection with this Agreement.  “Confidential Information” includes the following, which are transferred, disclosed or made available by the disclosing Party: confidential and proprietary technical and commercial information, Know-How, amino acid and nucleic acid sequences, biochemical, cell based and animal assays, animal models, dosages, dosage schedules, drawings, specifications, models and/or designs relating to development, manufacture, production, registration, promotion, distribution, marketing, performance or sale(s); experimental, manufacturing, process, analytical, packaging, product,

***Confidential Treatment Requested

warehousing, quality control and quality assurance and marketing specifications, standards, procedures, processes, methods, instructions and techniques, samples, prototypes, formulae, writings of any kind, opinions or otherwise unwritten data or in the form of computer software or computer programs; biological, chemical or physical materials provided under this Agreement; and reports provided under this Agreement.

1.1.59.“Control” means, with respect to any Patents, Know-How or other intellectual property right, the possession, legal authority or right (whether by ownership, license or sublicense, other than by a license, sublicense or other right granted (but not assignment) pursuant to this Agreement) by a Party of the ability to assign or grant to the other Party the licenses, sublicenses or rights to access and use or disclose such Patents or Know-How as provided for in this Agreement, without, other than with respect to any In-Licenses, paying any consideration to any Third Party (now or in the future) or violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party would be required hereunder to grant such license, sublicense or rights of access and use.  Notwithstanding anything in this Agreement to the contrary, a Party will be deemed not to Control any Patents or Know-How that are owned or in-licensed by an Acquirer except (a) with respect to any such Patents or Know-How arising from active participation by employees or consultants of the Acquirer in the Collaboration after such Change of Control, which Patents and Know-How shall be owned in accordance with Section 14.2, (b) to the extent that any such Patents or Know-How are included in or used in furtherance of the Collaboration by the Acquirer after such Change of Control, which Patents and Know-How shall be owned in accordance with Section 14.2, or (c) for Know-How and Patents constituting improvements (or direct improvements to such improvements) to the Xencor Technology or the Novartis Technology (as applicable) in existence prior to such Change of Control developed or conceived by any employees or consultants of the Acquirer in connection with the Collaboration, which Patents and Know-How shall be owned in accordance with Section 14.2.

1.1.60.“Cost of Goods Sold” or “COGS” means costs incurred by a Party in the actual Manufacturing of the Optioned Licensed Product, established on a regular, standard basis in accordance with the Manufacturing Party’s Accounting Standards as consistently applied by such Party, expressed on a per unit basis.  COGS shall include the following elements:

1.1.60.1.[...***...];

1.1.60.2.[...***...];

1.1.60.3.[...***...]

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[...***...];

1.1.60.4.[...***...];

1.1.60.5.[...***...]; and

1.1.60.6.[...***...].

1.1.61.“Cover”, “Covering” or “Covered” means, with respect to each Licensed Product, that, but for a license granted to a Person under a claim included in a Patent, the Research, Development, Manufacture, or Commercialization of such Licensed Product in the Field in the Territory by such Person would infringe, or contribute to or induce the infringement of, such claim, or with respect to a Patent application, as if such claim was contained in an issued Patent.

1.1.62.“CREATE Act” has the meaning set forth in Section 14.1.2.

1.1.63.“Current ex-US RLP Patents” mean those Patents within Xencor Technology in existence as of the Effective Date that solely and specifically Cover the sale, offer for sale, manufacture, use or import of any Regional Licensed Product in the Novartis Territory, including, to the extent possible, Xencor Patents bifurcated after the Effective Date in accordance with Section 14.2.4.

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1.1.64.“Detail” or “Detailing” means, with respect to each Optioned Licensed Product launched by Novartis in the United States, a selling presentation for such product by a representative of each Party’s sales force, or another employee of each Party who may be deemed to be part of the Commercialization effort for such Optioned Licensed Product (e.g., such as a key account manager, etc.).

1.1.65.“Develop” and “Development” means any and all clinical drug development activities conducted before or after obtaining Regulatory Approval that are reasonably related to or leading to the development, preparation and submission of data and information to a Regulatory Authority for the purpose of obtaining, supporting or expanding Regulatory Approval or to the appropriate body for obtaining, supporting or expanding Pricing Approval, including all activities related to pharmacokinetic profiling, design and conduct of Clinical Studies, regulatory affairs, statistical analysis, report writing, and regulatory filing creation and submission (including the services of outside advisors and consultants in connection therewith).

1.1.66.“Development Budget” means the OLP Development Budget and the RLP Development Budget.

1.1.67.“Development Costs” means, with respect to each of the Regional Target Pairs and the Optioned Target Pair, those costs and expenses directly incurred in connection with the performance of any Development activities for the applicable Licensed Antibodies or Licensed Products in accordance with the applicable Development Plans, including FTE Costs, fees charged by Third Party service providers, costs related to study drug, placebo, or comparator supply, and other Out-of-Pocket Costs reasonably incurred in connection with the performance of any Clinical Study with respect to such Licensed Antibodies or Licensed Products, costs related to preparing and filing applications for Regulatory Approval or submissions to Regulatory Authorities (including associated filing fees, translation expenses and legal and other professional service fees), but excluding (a) overhead costs and capital expenditures, and (b) costs associated with Supplemental Studies (other than for Supplemental Studies added to the RLP Development Plan for such Regional Target pursuant to Section 5.1.2.4).

1.1.68.“Development Plan” means each of the RLP Development Plan and the OLP Development Plan.

1.1.69.“Developmental Milestone Event” has the meaning set forth in Section 10.4.

1.1.70.“Developmental Milestone Payment” has the meaning set forth in Section 10.4.

1.1.71.“Disputes” has the meaning set forth in Section 16.4.1.

1.1.72.“Dollars” or “$” means the legal tender of the United States of America.

1.1.73.“Effective Date” has the meaning set forth in the preamble.

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1.1.74.“EMA” means the European Medicines Agency and any successor Governmental Authority having substantially the same function.

1.1.75.“EU” means the European Union, as its membership may be constituted from time to time, and any successor thereto; provided, that, for purposes of this Agreement the EU will be deemed to include any of France, Germany, Italy, Spain, or the United Kingdom, should any such country leave the European Union.

1.1.76.“Excluded Target Pairs” means each of those Target pairs set forth on Schedule 1.1.76.

1.1.77.“Exclusivity Period” means, [...***...].

1.1.78.“Executive Officer” means, for Xencor, its Chief Executive Officer, and for Novartis, its President or another senior executive designee with responsibilities and seniority comparable thereto, provided that any of the foregoing individuals may designate the Chief Financial Officer of his/her Party as his/her designee for financial related matters.  In the event that the position of any of the Executive Officers no longer exists due to a Change of Control, corporate reorganization, corporate restructuring or the like, the applicable Executive Officer will be replaced with another executive officer with responsibilities and seniority comparable to the eliminated Executive Officer.

1.1.79.“Existing Novartis In-License” means (a) any agreements entered into by Novartis or an Affiliate with a Third Party prior to the Effective Date pursuant to which Novartis or any of its Affiliates Controls any Novartis Technology, and (b) any agreement entered into by Novartis or an Affiliate with a Third Party pursuant to Sections 3.1.9, 5.1.6, 5.2.5 and 5.3.6, which are deemed to be Existing Novartis In-Licenses under such Sections; and, with respect to both (a) and (b) any amendments or restatements thereto during the Term in accordance with Section 12.5.3, but excluding any Collaboration In-License to which Novartis or its Affiliates is a party.

1.1.80.“Existing Xencor In-License” means (a) any agreements entered into by Xencor or an Affiliate with a Third Party prior to the Effective Date as set forth on Exhibit A-3 pursuant to which Xencor or any of its Affiliates Controls any Xencor Technology, and (b) any agreement entered into by Xencor or an Affiliate with a Third Party pursuant to Sections 3.1.9, 5.1.6 and 5.3.6, which are deemed to be Existing Xencor In-Licenses under such Sections; and, with respect to both (a) and (b) any amendments or restatements thereto during the Term in

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accordance with Section 12.5.3, but excluding any Collaboration In-License to which Xencor or its Affiliates is a party.

1.1.81.“Expedited Arbitration” has the meaning set forth in Section 16.4.4.1.

1.1.82.“Expedited Dispute” has the meaning set forth in Section 16.4.4.1.

1.1.83.“Fc Gatekeeper” has the meaning set forth in 3.2.1.1.

1.1.84.“Fc GLP Tox Milestone” has the meaning set forth in Section 10.4.4.

1.1.85.“Fc Know-How” means Know-How Controlled by Xencor or its Affiliates during the Fc Target Selection Period that is reasonably necessary to Research, Develop, Manufacture or Commercialize Fc Licensed Antibodies or Fc Licensed Products in the Field in the Territory.

1.1.86.“Fc Licensed Antibody” means an Antibody (other than a Regional Licensed Antibody, Global Licensed Antibody or Optioned Licensed Antibody) for which all of the following hold true: (a) Novartis has provided timely written notice under Section 3.2.1.3 identifying a Target (including a Target that would be Specifically Bound by a Bispecific Antibody) that it wishes to designate as a Fc Target, (b) the Antibody must contain an Fc Licensed Component, and (c) the Antibody must not Specifically Bind any other Target other than the Fc Target that is the subject of the foregoing subclause (a).

1.1.87.“Fc Licensed Component” means [...***...].

1.1.88.“Fc Licensed Product” means on an Fc Target-by-Fc Target basis, a product containing an Fc Licensed Antibody as an active ingredient, and all formulations, dosages and delivery systems thereof; provided that, an Fc Licensed Product does not include any Antibodies, compounds or products of Xencor or any of its Affiliates other than the Fc License Antibody, Global Licensed Product or Regional Licensed Product, as applicable, contained in or comprising such Fc Licensed Product.

1.1.89.“Fc Notice” has the meaning set forth in Section 3.2.1.3.

1.1.90.“Fc Patents” means those Patents listed on Exhibit A-1 and any Patents Controlled by Xencor or its Affiliates during the Term that Cover any Fc Licensed Component in the Field in the Territory.

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1.1.91.“Fc Region” means the [...***...] and any variant, fragment or portion thereof, including naturally occurring fragments, naturally occurring variants of such fragments and non-naturally occurring variants of such fragments.

1.1.92.“Fc Target” means a target that is selected by Novartis and confirmed by the Fc Gatekeeper pursuant to Section 3.2.1.

1.1.93.“Fc Target Selection Period” means the period beginning on the Effective Date and ending upon the [...***...] anniversary of the Effective Date.

1.1.94.“Fc Target Unavailable List” has the meaning set forth in Section 3.2.1.2.

1.1.95.“Fc Technology” means the Fc Know-How and Fc Patents.

1.1.96.“FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.1.97.“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.1.98.“Field” means the treatment, diagnosis (including companion diagnostics) or prevention of all human or animal diseases or disorders.

1.1.99.“Finance Officers” has the meaning set forth in Section 10.3.1.

1.1.100.“First Commercial Sale” means, on a Licensed Product-by-Licensed Product, and country-by-country basis, the first commercial sale in an arms’-length transaction of a Licensed Product to a Third Party by a Party or any of its Related Parties in such country following receipt of applicable Regulatory Approval of such Licensed Product in such country.  For clarity, the First Commercial Sale shall not include (a) any distribution or other sale solely for patient assistance, named patient use, compassionate use, or test marketing programs or non-registrational studies or similar programs or studies where the Licensed Product is supplied without charge or at the actual manufacturing cost thereof (without allocation of indirect costs or any markup); or (b) any sale by a Party to its Affiliates or Sublicensees.

1.1.101.“FTE” means a full-time employee, or in the case of less than a full-time employee, a full-time equivalent employee year, carried out by an appropriately qualified employee of a Party or its Related Parties, based on [...***...] person-hours per year.  For clarity, indirect personnel (including support functions such as managerial, financial, legal or business development) shall not constitute FTEs.

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1.1.102.“FTE Costs” means, for any period, the FTE Rate multiplied by the number of FTEs in such period.

1.1.103.“FTE Rate” means $[...***...] per one full FTE per full 12 month Calendar Year, which rate includes all direct and indirect costs of a Party’s FTE, including personnel and travel expenses, provided that, starting January 1, 2017, such rate will adjust on January 1 of each Calendar Year by an amount equal to the change, if any, in the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average, 1982-84 = 100, calculated by the Bureau of Labor Statistics during the immediately preceding Calendar Year.  Notwithstanding the foregoing, for any Calendar Year during the Term that is less than a full year, the above referenced rate will be proportionately reduced to reflect such portion of FTEs for such full Calendar Year.

1.1.104.“Fv Region” means an [...***...].

1.1.105.“GAAP” means generally accepted accounting principles as practiced in the United States, as consistently applied.

1.1.106.“Global Licensed Antibody” means, on a Global Target Pair-by-Global Target Pair basis, any Bispecific Antibody that (a) Specifically Binds to such Global Target Pair and (b) is (i) Researched by or on behalf of Xencor or its Related Parties under a Research Program, and/or (ii) Researched, Developed or Commercialized by or on behalf of Novartis or its Related Parties pursuant to this Agreement, provided that after a Change of Control of a Party, [ ...***...].

1.1.107.“Global Licensed Product” means, on a Global Target Pair-by-Global Target Pair basis, a product containing or comprising (or using as part of a Combination Product) a Global Licensed Antibody as an active ingredient, and all formulations, dosages and delivery systems thereof; provided that, a Global Licensed Product does not include any Antibodies, compounds or products of Xencor or any of its Affiliates other than the Global Licensed Antibody contained in or comprising such Global Licensed Product.

1.1.108.“Global Target Pair” means [...***...] or such other Target pair as is identified or substituted pursuant to Section 3.1, subject to a total of four such Target pairs at

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any one time or, in the case where Xencor has exercised its Opt-In Right and not exercised its Opt-Out Right pursuant to Section 5.3.7, three such Target pairs at any one time.

1.1.109.“Global Target Pair Selection/Replacement Period” means the period beginning on the Effective Date and ending upon the [...***...] of the Effective Date.

1.1.110.“GLP Toxicology Study” means a toxicology study, in species that satisfies applicable regulatory requirements, using applicable cGLP that meets the standard necessary for submission as part of an IND Filing with the applicable Regulatory Authority.

1.1.111.“Governmental Authority” means any applicable government authority, court, tribunal, arbitrator, agency, department, legislative body, commission or other instrumentality of (a) any government of any country or territory, (b) any nation, state, province, county, city or other political subdivision thereof or (c) any supranational body.

1.1.112.“Gross Profits” means Net Sales in the United States less Cost of Goods Sold in the United States for sales of Optioned Licensed Products by Novartis or its Related Parties to Third Parties in the United States.

1.1.113.“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.1.114.“IFRS” means International Financial Reporting Standards, the set of accounting standards and interpretations as promulgated by the International Standards Accounting Board and as they may be updated for time to time, as consistently applied.

1.1.115.“IND” means an investigational new drug application, clinical trial application or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirement of such Regulatory Authority, and any amendments thereto.

1.1.116.“IND Acceptance” means the acceptance by a Regulatory Authority in a Major Market Country of an IND.

1.1.117.“IND Filing” means the filing with a Regulatory Authority in a Major Market Country of an IND.

1.1.118.“Indemnified Party” has the meaning set forth in Section 13.4.

1.1.119.“Indemnifying Party” has the meaning set forth in Section 13.4

1.1.120.“Indication” means a disease or pathological condition for which a BLA application or an efficacy supplement (or other addition) to an existing BLA application is required for the purpose of obtaining Regulatory Approval in a country.

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1.1.121.“Infringement” means, where the making, using, selling, offering for sale or importing by any Third Party (other than any Sublicensee or authorized purchaser or other transferee of a Licensed Product) of any pharmaceutical product is Covered by a Valid Claim of a Patent licensed under Xencor Technology or Novartis Technology.  For clarity, the filing of a Biosimilar Application with respect to a Licensed Product as the reference product by any such Third Party will be deemed to be Infringement.

1.1.122.“Initiation” means, with respect to a Clinical Study of a Licensed Product, the first dosing of the first human subject pursuant to the protocol for such Clinical Study.

1.1.123.“In-Licenses” means, collectively, all Existing Xencor In-Licenses and all Existing Novartis In-Licenses.

1.1.124.“Internal Program” means, [...***...].

1.1.125.“Invention Period” means, [...***...].

1.1.126.“IP Committee” means the intellectual property advisory committee as more fully described in Section 14.3.1.

1.1.127.“JCC” or “Joint Commercialization Committee” has the meaning set forth in Section 2.4.1.

1.1.128.“JDC” or “Joint Development Committee” has the meaning set forth in Section 2.3.1.

1.1.129.“Joint Collaboration IP” has the meaning set forth in Section 14.2.3.

1.1.130.“JSC” has the meaning set forth in Section 2.2.1.

1.1.131.“Know-How” means all commercial, technical, scientific and other know-how and information, amino acid and nucleic acid sequences, biochemical, cellular and animal assays, animal models, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical

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assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, manufacturing and quality control data and know-how, including regulatory data, study designs and protocols), and Materials, in all cases, whether or not confidential, proprietary, patented or patentable, in written, electronic or any other form now known or hereafter developed.

1.1.132.“Landed Costs” mean, [...***...].

1.1.133.“Laws” means all applicable laws, statutes, rules, regulations, orders, judgments, injunctions, ordinances or other pronouncements having the binding effect of law of any Governmental Authority.

1.1.134.“Lead Party” has the meaning set forth in Section 14.4.2.4(a).

1.1.135.“Licensed Antibody” means any Regional Licensed Antibody, Global Licensed Antibody, Optioned Licensed Antibody or Fc Licensed Antibody.  For clarity, a Licensed Antibody shall be synonymous with the Licensed Product containing or comprising such Licensed Antibody.

1.1.136.“Licensed Product” means any Regional Licensed Product, Global Licensed Product, Optioned Licensed Product or Fc Licensed Product.

1.1.137.“Licensed Target Pair” means any Regional Target Pair, Global Target Pair or Optioned Target Pair.

1.1.138.“Losses” has the meaning set forth in Section 13.1.

1.1.139.“Loss of Market Exclusivity” means, with respect to any Licensed Product in any country, the following has occurred (a) the Net Sales of such Licensed Product in that country in any Calendar Year are less than [...***...] and (b) the decline in such sales is [...***...].

1.1.140.“MAA” has the meaning set forth in Section 1.1.25.

1.1.141.“Major Market Countries” means the United States, France, Germany, Italy, Spain, the United Kingdom and Japan.

1.1.142.“Manufacturing” or “Manufacture” means all activities related to the manufacture of Licensed Antibodies or Licensed Products, including manufacturing supplies for Research, Development or Commercialization, packaging, in-process and finished product

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testing, release of product or any component or ingredient thereof, quality assurance and quality control activities related to manufacturing and release of product, ongoing stability tests, storage, shipment, and regulatory activities related to any of the foregoing.

1.1.143.“Manufacturing Proposing Party” has the meaning set forth in Section 8.3.

1.1.144.“Materials” mean all tangible compositions of matter, devices, articles of manufacture, assays, biological, chemical or physical materials and other similar materials.

1.1.145.“material communications” has the meaning set forth in Section 7.1.1.1(b).

1.1.146.“Medical Affairs Activities” means design, strategies, oversight and implementation of activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, a Licensed Product, including by way of example (i) activities of medical liaisons, (ii) grants to support continuing independent medical education (including independent symposia and congresses), and (iii) development, publication and dissemination of publications in support of an approved indication for a Licensed Product, as well as medical information services (and the content thereof) provided in response to inquiries communicated via the sales representatives or received by letter, phone call or email.

1.1.147.“Milestone Payments” has the meaning set forth in Section 10.5.

1.1.148.“Net Sales”  means the net sales recorded by or on behalf of Novartis or any of its Affiliates or Sublicensees, excluding distributors and wholesalers, for any Licensed Product sold to Third Parties other than Sublicensees, as determined in accordance with Novartis’ Accounting Standards as consistently applied, less a deduction of [...***...] percent ([...***...]%) for direct expenses related to the sales of such Licensed Product, distribution and warehousing expenses and uncollectible amounts on previously sold products.  The deductions booked on an accrual basis by Novartis and its Affiliates and Sublicensees under its Accounting Standards to calculate the recorded net sales from gross sales include the following:

1.1.148.1.[...***...],

1.1.148.2.[...***...],

1.1.148.3.[...***...],

1.1.148.4.[...***...],

1.1.148.5.[...***...],

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1.1.148.6.[...***...],

1.1.148.7.[...***...]; and

1.1.148.8.[...***...].

1.1.148.9.[...***...]:

(a)[...***...];

(b)[...***...];

(c)In the event the Licensed Product is sold as a Combination Product, the Net Sales of the Licensed Product, for the purposes of determining royalty payments, shall be determined in good faith by multiplying the Net Sales of the Combination Product by the fraction A/(A+B) where A is the weighted (by sales volume) average sale price in a particular country of the Licensed Product containing the Licensed Antibody as the sole active ingredient when sold separately in finished form and B is the weighted (by sales volume) average sale price in that country of the products containing the other component(s) as the sole active ingredient(s) when sold separately in finished form. Regarding prices comprised in the weighted average price when sold separately referred to above, if these are available for different dosages from the dosages of Licensed Antibody and other active ingredient components that are included in the Combination Product, then Novartis shall be entitled to make a proportional adjustment to such prices in calculating the royalty-bearing Net Sales of the Combination Product.  In the event that such weighted average sale price cannot be determined for both the Licensed Product and the other product(s) in combination, the calculation of Net Sales for purposes of determining royalty payments shall be agreed by the Parties based on the relative value contributed by each component, such agreement not to be unreasonably withheld or delayed.

(d)[...***...]

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[...***...].

1.1.149.“New RLP Patents” mean those Patents within Xencor Technology created after the Effective Date that solely and specifically Cover the sale, offer for sale, manufacture, use or import of any Regional Licensed Product in the Novartis Territory.

1.1.150.“Non-Bankrupt Party” has the meaning set forth in Section 9.6.

1.1.151.“Non-Proposing Party” has the meaning set forth in Section 5.1.2.4(a).

1.1.152.“Non-Withholding Party” has the meaning set forth in Section 10.9.4.

1.1.153.“Novartis Biological Material Inventions” means, all Know-How (and Patents specifically claiming inventions therein) first developed or conceived as part of the Collaboration during the Term, whether by on behalf of employee(s), agent(s) or consultant(s) of Xencor or its Affiliates or Novartis or its Affiliates, individually or jointly, that primarily relates to any Novartis Biological Material IP, including any Patent that claims inventions therein.

1.1.154.“Novartis Biological Material IP” means all Know-How, including all tangible biological materials, vectors, cell banks, cells (including any derivatives or progeny thereof), cell culture processes and purification processes, reference standards, and cell culture media (including any Patents covering such Know-How) used in Manufacturing products that is Controlled by Novartis or its Affiliates as of the Effective Date, or any improvement developed thereto outside of the Collaboration.

1.1.155.“Novartis Collaboration IP” has the meaning set forth in Section 14.2.2.

1.1.156.“Novartis Competing Program” has the meaning set forth in Section 12.6.2.2(a).

1.1.157.“Novartis Core Inventions” mean, (a) Novartis Biological Material Inventions; and (b) all other Know-How first developed or conceived as part of the Collaboration during the applicable Invention Period, whether by or on behalf of employee(s), agent(s) or consultant(s) of Xencor or its Affiliates or Novartis or its Affiliates, individually or jointly, that specifically and solely relates to a Licensed Target Pair, Licensed Antibody or Licensed Product, including any Patent that specifically and solely claims such Know-How therein.

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1.1.158.“Novartis GLP and OLP Infringement” means any Infringement by a Third Party with respect to a Global Licensed Product or Optioned Licensed Product in the Novartis Territory.

1.1.159.“Novartis Indemnitees” has the meaning set forth in Section 13.2.

1.1.160.“Novartis In-Licenses” means any Existing Novartis In-License or any Collaboration In-License to which Novartis is a party.

1.1.161.“Novartis Know-How” means Know-How Controlled by Novartis or its Affiliates as of the Effective Date or during the applicable Invention Period to the extent contributed to the Collaboration by Novartis and that is reasonably necessary for Xencor to Research, Develop or Commercialize Licensed Antibodies or Licensed Products (other than Fc Licensed Antibodies and Fc Licensed Products) in the Field, other than Novartis’ interest in Joint Collaboration IP and Novartis Collaboration IP. For clarity, Novartis will be deemed to have contributed Know-How to the Collaboration to the extent that it is (i) provided to Xencor or (ii) used by Novartis in the performance of its obligations or exercise of its rights under this Agreement.

1.1.162.“Novartis Patents” means those Patents Controlled by Novartis or its Affiliates as of the Effective Date or during the applicable Invention Period to the extent contributed to the Collaboration by Novartis and that are reasonably necessary to Research, Develop or Commercialize Licensed Antibodies or Licensed Products in the Field.  Novartis Patents excludes Patents included in Novartis Collaboration IP and Novartis’ interest in Joint Collaboration IP. For clarity, Novartis will be deemed to have contributed Patents to the Collaboration to the extent that it is (i) provided to Xencor or (ii) used by Novartis in the performance of its obligations or exercise of its rights under this Agreement.

1.1.163.“Novartis RLP Product Infringement” means any Infringement by a Third Party with respect to a Regional Licensed Product (excluding any Fc Licensed Product) in the Novartis Territory.

1.1.164.  “Novartis RLP Trademarks” has the meaning set forth in Section 14.8.1.2.

1.1.165.“Novartis Technology” means, collectively, Novartis Know-How, Novartis Patents, Novartis Collaboration IP and Novartis’ interest in Joint Collaboration IP; provided however, that Novartis Technology shall only include Novartis Biological Material IP to the extent contributed to the Collaboration by Novartis.  For clarity, Novartis will be deemed to have contributed Novartis Biological Material IP to the Collaboration to the extent that it is (i) provided to Xencor or (ii) used by Novartis in the performance of its obligations or exercise of its rights under this Agreement.

1.1.166.“Novartis Territory” means (a) with respect to any Global Licensed Product, Optioned Licensed Product or Fc Licensed Product, worldwide, and (b) with respect to

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any Regional Licensed Product, all countries and territories of the world other than the Xencor Territory.

1.1.167.“Novartis Territory Commercialization Plan” has the meaning set forth in Section 6.1.3.

1.1.168.“OLP Commercialization Plan” has the meaning set forth in Section 6.3.3.

1.1.169.“OLP Development Budget” has the meaning set forth in Section 5.3.2.2.

1.1.170.“OLP Development Plan” has the meaning set forth in Section 5.3.2.1.

1.1.171.“Opt-In Right” has the meaning set forth in Section 4.1.1.

1.1.172.“Opt-Out Right” means each of Xencor’s rights to opt-out of the Development and Commercialization of all Regional Licensed Antibodies and Regional Licensed Products for a Regional Target Pair in accordance with Section 5.1.8 or all Optioned Licensed Antibodies and Optioned Licensed Products for the Optioned Target Pair in accordance with Section 5.3.7.

1.1.173.“Option Package” means, with respect to a given Global Licensed Product that Specifically Binds the applicable Global Target Pair, (a) the documents and information provided by or on behalf of Novartis or its Affiliates to the Regulatory Authority or from such Regulatory Authority to Novartis in connection with any IND Filing for such Global Licensed Product; and (b) the proposed development plan [...***...] in connection with such Global Target Pair.

1.1.174.“Optioned Licensed Antibody” means any Bispecific Antibody that (a) Specifically Binds to the Optioned Target Pair, and (b) (i) was Researched by or on behalf of Xencor or its Related Parties pursuant to this Agreement under the applicable Research Program prior to being selected as an Optioned Target Pair and/or (ii) is Researched, Developed or Commercialized by or on behalf of Novartis or its Related Parties pursuant to this Agreement, provided that after a Change of Control of a Party, [...***...]

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[...***...].

1.1.175.“Optioned Licensed Product” means a product containing or comprising (or using as part of a Combination Product) an Optioned Licensed Antibody as an active ingredient, and all formulations, dosages and delivery systems thereof; provided that, an Optioned Licensed Product does not include any Antibodies, compounds or products of Xencor or any of its Affiliates other than the Optioned Licensed Antibody contained in or comprising such Optioned Licensed Product.

1.1.176.“Optioned Target Pair” has the meaning set forth in Section 4.1.1.

1.1.177.“Other Combination Therapy Product” has the meaning set forth in Section 5.1.7.

1.1.178.“Other Product” has the meaning set forth in Section 1.1.50.

1.1.179.“Out-of-Pocket Costs” means, with respect to certain activities hereunder, direct expenses paid or payable by either Party or its Affiliates to Third Parties and specifically identifiable and incurred to conduct such activities for a Regional Licensed Antibody or a Regional Licensed Product, or an Optioned Licensed Antibody or an Optioned Licensed Product, as applicable, including payments to contract personnel (including contractors, consultants and subcontractors) in each case, pursuant to the applicable Development Plan or Commercialization Plan.

1.1.180.“Patent” means all patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, any patent issued with respect to any such patent applications, any reissue, reexamination, utility models or designs, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts thereof in any country.

1.1.181.“Patent Costs” means the out-of-pocket costs and expenses paid to outside legal counsel and other Third Parties (including to any licensor pursuant to any in-license), and filing and maintenance expenses, incurred in Prosecuting and Maintaining Patents and enforcing and defending them.

1.1.182.“Person” means any natural person, corporation, unincorporated organization, partnership, association, sole proprietorship, joint stock company, joint venture, limited liability company, trust or government, or Governmental Authority, or any other similar entity.

1.1.183.“Phase 1 Study” means a clinical study of an investigational product in human patients with the primary objective of characterizing its safety, tolerability, and

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pharmacokinetics and identifying a recommended dose and regimen for future studies as described in 21 C.F.R. 312.21(a), or a comparable Clinical Study prescribed by the relevant Regulatory Authority in a country other than the United States.  The investigational product can be administered to patients as a single agent or in combination with other investigational or marketed agents and a Phase 1 Study shall be deemed commenced when Initiated.

1.1.184.“Phase 2 Study” means a clinical study of an investigational product in human patients with the primary objective of characterizing its activity in a specific disease state as well as generating more detailed safety, tolerability, and pharmacokinetics information as described in 21 C.F.R. 312.21(b), or a comparable Clinical Study prescribed by the relevant Regulatory Authority in a country other than the United States including a human clinical trial that is also designed to satisfy the requirements of 21 C.F.R. 312.21(a) or corresponding foreign regulations and is subsequently optimized or expanded to satisfy the requirements of 21 C.F.R. 312.21(b) (or corresponding foreign regulations) or otherwise to enable a Phase 3 Clinical Study (e.g., a phase 1/2 trial).  The investigational product can be administered to patients as a single agent or in combination with other investigational or marketed agents and a Phase 2 Study shall be deemed commenced when Initiated.

1.1.185.“Phase 2b Study” means a phase 2b Study carried out prior to the initiation of pivotal Phase 3 Studies that is intended to be the definitive dose range finding study in patients with efficacy as primary endpoint, as well as safety, initiated after completion of a Phase I Clinical Study (or phase IIa Clinical Study, if performed), that will evaluate the dose-dependent effectiveness of a pharmaceutical product for a particular indication or indications in patients with the disease or condition under study, as well as to collect further adverse effects and safety data to assess the risks associated with the pharmaceutical product, and further pharmacokinetic data.

1.1.186.“Phase 3 Study” means a clinical study of an investigational product in human patients that incorporates accepted endpoints for confirmation of statistical significance of efficacy and safety with the aim to obtain Regulatory Approval in any country as described in 21 C.F.R. 312.21I, or a comparable Clinical Study prescribed by the relevant Regulatory Authority in a country other than the United States.  The investigational product can be administered to patients as a single agent or in combination with other investigational or marketed agents and a Phase 3 Study shall be deemed commenced when Initiated.

1.1.187.“PHSA” means the United States Public Health Service Act, as amended.

1.1.188.“Potential In-License” has the meaning set forth in Section 9.5.1.4(a).

1.1.189.“Post-Marketing Study” means a non-human or human clinical study of a Licensed Product initiated after receipt of Regulatory Approval for such Licensed Product in a country or territory, that is required by the Regulatory Authority in such country or territory to maintain the Regulatory Approval for such Licensed Product in such country or territory, but excluding any Supplemental Study.

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1.1.190.“Pricing Approval” means such governmental approval, agreement, determination or decision establishing prices for a Licensed Product that can be charged or reimbursed in regulatory jurisdictions where the applicable Governmental Authorities approve or determine the price or reimbursement of pharmaceutical products.

1.1.191.“Pricing Matters” means all issues and decisions regarding (a) price, price terms and other contract terms with respect to Licensed Product sales, including discounts, rebates, other price concessions and service fees to payors and purchasers and (b) reimbursement programs applicable to a Licensed Product.  For clarity, Pricing Matters includes all financial issues and financial decisions with respect to contracting with managed care entities, hospitals, pharmacies, group purchasing organizations, pharmacy benefit managers and government, and specifically includes issues and decisions about the offer of discounts or rebates for formulary placement for Licensed Products.

1.1.192.“Primary RLP Supplier” has the meaning set forth in Section 8.3.

1.1.193.“Product Global Trademarks” means the Trademarks used, or intended for use, in connection with the distribution, marketing, promotion and sale of the Global Licensed Products, Optioned Licensed Products and Fc Licensed Products by Novartis and its Related Parties in the Novartis Territory.  Product Global Trademarks specifically exclude the corporate names and logos of the Parties and their Affiliates.

1.1.194.“Promotional Materials” has the meaning set forth in Section 6.1.5.2.

1.1.195.“Proposed Fc Target” has the meaning set forth in Section 3.2.1.3.

1.1.196.“Proposed Global Target Pair” has the meaning set forth in Section 3.1.2.

1.1.197.“Proposing Party” has the meaning set forth in Section 5.1.2.4(a).

1.1.198.“Proprietary Product” has the meaning set forth in Section 5.1.7.

1.1.199.“Proposed Xencor Sublicense” has the meaning set forth in Section 9.1.2.2(d).

1.1.200.“Prosecution and Maintenance” means, with regard to a particular Patent, the preparation, filing, prosecution and maintenance of such Patent in any jurisdictions, as well as re-examinations, reviews, reissues and the like with respect to that Patent, together with the conduct of interferences, the defense of oppositions, defending post-grant reviews, defending inter partes reviews, and other similar proceedings with respect to that Patent and further including Patent management and litigation strategy.  For clarity, Prosecution and Maintenance does not include instituting post-grant reviews or inter partes review with respect to Patents of Third Parties.

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1.1.201.“Public Official” means (i) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital, or (ii) any candidate for political office, any political party or any official of a political party.

1.1.202.“Regional Licensed Antibody” means, on a Regional Target Pair-by-Regional Target Pair basis, any Bispecific Antibody that (a) Specifically Binds to such Regional Target Pair, and (b) is (i) Controlled by Xencor or its Related Parties, including those Antibodies known as XmAb13676 and XmAb14045, and/or (ii) Researched, Developed or Commercialized by or on behalf of Novartis or its Related Parties pursuant to this Agreement, provided that after a Change of Control of a Party, no Antibodies of the Acquirer will be included as Regional Licensed Antibodies except to the extent [...***...].

1.1.203.“Regional Licensed Product” means, on a Regional Target Pair-by-Regional Target Pair basis, a product containing or comprising (or using as part of a Combination Product) a Regional Licensed Antibody as an active ingredient, and all formulations, dosages and delivery systems thereof; provided that, a Regional Licensed Product does not include any Antibodies, compounds or products of Xencor or any of its Affiliates other than the Regional Licensed Antibody contained in or comprising such Regional Licensed Product.

1.1.204.“Regional Target Pair” means each of (a) the Target pair CD3xCD20, and (b) the Target pair CD3xCD123.

1.1.205.“Regulatory Approval” means a BLA, together with all other approvals or establishment licenses, registrations or authorizations (including marketing authorizations) of any Regulatory Authority that may be necessary for the marketing, sale and commercialization of a pharmaceutical product in any country or region in the Territory.

1.1.206.“Regulatory Authority” means any Governmental Authority involved in granting approvals for the Development, Manufacturing and Commercialization, including Pricing Approval of Licensed Products, including the FDA, the EMA, the Japanese Ministry of Health, Labour and Welfare and the Pharmaceuticals and Medical Devices Agency in Japan.

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1.1.207.“Regulatory Materials” means any regulatory application, submission, notification, communication, correspondence, registration, Regulatory Approvals and other filings made to, received from or otherwise conducted with a Regulatory Authority related to Developing, Manufacturing, obtaining marketing authorization, marketing, selling or otherwise Commercializing a pharmaceutical product in a particular country or jurisdiction.

1.1.208.“Related Party” means a Party’s Affiliates and permitted Sublicensees.

1.1.209.“Research” or “Researching” means activities, other than Development, related to the design, discovery, generation, identification, profiling, characterization, production, process development, cell line development, pre-clinical development or non-clinical or pre-clinical studies of drug candidates and products.

1.1.210.“Research Failure” means, [...***...].

1.1.211.“Research Plan” means the plan for conducting the Research Programs as set forth in Exhibit C.

1.1.212.“Research Program” means each of the programs for conducting Research in connection with the Global Licensed Antibodies for each of the Global Target Pairs.

1.1.213.“Research Term” means the time period commencing on the Effective Date and ending on the fifth anniversary of such date.

1.1.214.“Restricted Licensed Antibody” means [...***...].

1.1.215.“Restricted Technology” means Xencor Technology, Novartis Technology (excluding Novartis Biological Material IP), and any Confidential Information of either Party or its Related Parties provided under or developed in connection with the Collaboration.

1.1.216.[...***...].

1.1.217.[...***...].

1.1.218.[...***...].

1.1.219.“Right of Reference” has the meaning set forth in Section 7.1.3.

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1.1.220.“RLP Branding Strategy” has the meaning set forth in Section 6.1.5.1.

1.1.221.“RLP Commercial Strategy” has the meaning set forth in Section 6.1.2.

1.1.222.“RLP Development Activities” means collectively, (a) those Development activities that are reasonably necessary to obtain initial Regulatory Approval of the applicable Regional Licensed Products in the applicable Major Market Country, and (b) any Additional Development Activities included in the initial RLP Development Plan or added pursuant to Section 5.1.2.4.

1.1.223.“RLP Development Budget” has the meaning set forth in Section 5.1.2.2.

1.1.224.“RLP Development Plan” has the meaning set forth in Section 5.1.2.1.

1.1.225.“RLP Patents” means Current ex-US RLP Patents and New RLP Patents.

1.1.226.“RLP Trademarks” means the Trademarks used, or intended for use, in connection with the Development and Commercialization of the Regional Licensed Products.  RLP Trademarks specifically exclude the corporate names and logos of the Parties and their Affiliates and Sublicensees.  RLP Trademarks include both the Xencor RLP Trademarks and the Novartis RLP Trademarks.

1.1.227.“Royalty Patents” means Xencor Patents, Patents within Xencor Collaboration IP, Patents within Novartis Collaboration IP (for clarity, including Patents that Cover Novartis Core Inventions), and Patents within Joint Collaboration IP, but excluding Patents within Novartis Biological Material IP.

1.1.228.“Royalty Term” has the meaning set forth in Section 10.7.1.

1.1.229.“Sales & Profit Share Report” means, with respect to a Calendar Quarter, a written report showing each of (a) the Gross Profits on sales of each Optioned Licensed Product in the United States during such Calendar Quarter, including Novartis’ calculation to arrive at Gross Profits which comprise Net Sales less COGS, and (b) the amounts payable by Novartis under Section 10.2, in United States Dollars, which shall have accrued hereunder with respect to such Gross Profits, including the exchange rates used to calculate such amounts.

1.1.230.“Sales Milestone Event” has the meaning set forth in Section 10.5.

1.1.231.“Sales Milestone Payment” has the meaning set forth in Section 10.5.

1.1.232.“SDEA” means the Safety Data Exchange Agreement to be entered into by the Parties in accordance with Section 7.4.

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1.1.233.“Secondary RLP Supplier” has the meaning set forth in Section 8.3.

1.1.234.“Specifically Bind” means, [...***...].

1.1.235.“Sublicensee” means a Third Party to which a Party or its Affiliate has granted or grants rights, as permitted under this Agreement, to Research, Develop, Manufacture or Commercialize any Licensed Antibody or Licensed Product, or any further permitted sublicensee of such rights (regardless of the number of tiers, layers or levels of sublicenses of such rights).

1.1.236.“Supplemental Study” is any Clinical Study (other than any Post-Marketing Study) for an additional indication or other label expansion for a Regional Licensed Product beyond the initial Indication(s) contemplated by the applicable Development Plan or involving the Regional Licensed Product and one or more other products.

1.1.237.“Supply Agreement” has the meaning set forth in Section 8.5.2.1(a).

1.1.238.“Target” means a specific human protein that is bound by an Fv Region of an Antibody.  For clarity, CD3, CD20, CD123 and [...***...], and any specific human protein that is bound by an Fv Region of a Bispecific Antibody and that is added or substituted pursuant to Section 3.1, are each a Target.

1.1.239.“Tax” and “Taxation” means any form of tax or taxation, levy, duty, charge or withholding (including any related fine, penalty, addition to tax, surcharge or interest) imposed by, or payable to, a governmental authority.

1.1.240.“Tech Transfer Costs” has the meaning set forth in Section 8.3.

1.1.241.“Territory” means (a) with respect to Xencor, the Xencor Territory and (b) with respect to Novartis, the Novartis Territory.

1.1.242.“Term” has the meaning set forth in Section 15.1.

1.1.243.“Third Party” means any Person other than Novartis, Xencor or their respective Affiliates.

1.1.244.“Third Party Acquisition” has the meaning set forth in Section 12.6.2.1(a).

1.1.245.“Third Party Payment” has the meaning set forth in Section 9.5.1.

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1.1.246.“Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing.

1.1.247.“United States” or “U.S.” means the United States of America and its territories, possessions and commonwealths.

1.1.248.“Valid Claim” means a claim of a Patent that (a) has not been rejected, revoked or held to be invalid or unenforceable by a court or other authority of competent jurisdiction, from which no appeal can be further taken, or (b) has not been finally abandoned, disclaimed or admitted to be invalid or unenforceable through reissue or disclaimer.  In order to be a Valid Claim, any claim being prosecuted in a pending patent application must be prosecuted in good faith and not have been pending for more than [...***...] years from the filing date of the first utility patent application (or equivalent concept in any such country) in the patent application family in the country in question, in which case it will cease to be considered a Valid Claim until the patent issues and recites said claim (from and after which time the same would be deemed a Valid Claim).

1.1.249.“Withdrawal Notice” has the meaning set forth in Section 2.7.

1.1.250.“Withholding Party” has the meaning set forth in Section 10.9.4.

1.1.251.[...***...].

1.1.252.[...***...].

1.1.253.“Xencor Collaboration IP” has the meaning set forth in Section 14.2.1.

1.1.254.“Xencor Competing Program” has the meaning set forth in Section 12.6.2.1(a).

1.1.255.“Xencor Core Inventions”  means, excluding Novartis Core Inventions, all Know-How first developed or conceived as part of the Collaboration during the applicable Invention Period, whether by on behalf of employee(s), agent(s) or consultant(s) of Xencor or its Affiliates or Novartis or its Affiliates, individually or jointly, that primarily relates to Xencor Know-How in existence as of the Effective Date, including any Patent that primarily claims such Know-How therein.

1.1.256.“Xencor Indemnitees” has the meaning set forth in Section 13.1.

1.1.257.“Xencor In-Licenses” means any Existing Xencor In-License or any Collaboration In-License to which Xencor is a party.

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1.1.258.“Xencor Know-How” means Know-How Controlled by Xencor or its Affiliates as of the Effective Date or during the Invention Period that is reasonably necessary to Research, Develop, Manufacture or Commercialize any Licensed Antibody (other than an Fc Licensed Antibody) or Licensed Product (other than an Fc Licensed Product) in the Field, other than Xencor’s interest in Joint Collaboration IP and Xencor Collaboration IP.  For clarity, and notwithstanding the foregoing, in all cases, Xencor Know-How [...***...].  Xencor Know-How excludes Know-How included in Fc Know-How.

1.1.259.“Xencor Patents” means those Patents listed on Exhibit A-2 and those Patents Controlled by Xencor or its Affiliates as of, the Effective Date or during the applicable Invention Period that are reasonably necessary to Research, Develop, Commercialize or Manufacture any Licensed Antibody (other than an Fc Licensed Antibody) or Licensed Product (other than an Fc Licensed Product) in the Field, including for clarity, RLP Patents.  Xencor Patents excludes Patents included in Fc Patents, Xencor Collaboration IP and Xencor’s interest in Joint Collaboration IP, and excludes Patents that cover Fv Regions other than CD3, CD20 or CD123.

1.1.260.“Xencor RLP Product Infringement” means any Infringement by a Third Party with respect to a Regional Licensed Product in the Xencor Territory.

1.1.261.“Xencor RLP Trademarks” has the meaning set forth in Section 14.8.1.2.

1.1.262.“Xencor Technology” means Xencor Know-How, Xencor Patents, Xencor Collaboration IP and Xencor’s interest in Joint Collaboration IP.

1.1.263.“Xencor Territory” means, with respect to any Regional Licensed Product, the United States, unless Xencor exercises its Opt-Out Right with respect to such Regional Licensed Product as set forth in Section 5.1.8.

1.1.264.“Xencor Territory Commercialization Plan” has the meaning set forth in Section 6.1.4.

2.GOVERNANCE

2.1.Alliance Manager.  Promptly following the Effective Date, each Party will designate an individual to facilitate communication and coordination of the Parties’ activities under this Agreement relating to Licensed Target Pairs, Licensed Antibodies and Licensed Products and to provide support and guidance to the JSC (each, an “Alliance Manager”).  Each Alliance Manager may also serve as a representative of its respective Party on one or more Committees.

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2.2.Joint Steering Committee.

2.2.1.Purpose, Formation.  Within [...***...] after the Effective Date, the Parties will establish a joint steering committee (the “JSC”) that will monitor, make decisions, and provide strategic oversight of the activities under this Agreement and facilitate communications between the Parties with respect to the Research, Development, Manufacture and Commercialization of Licensed Antibodies and Licensed Products, all in accordance with this Section 2.2.

2.2.2.Composition.  Each Party will initially appoint three representatives to the JSC, all of whom will have sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities.  The Parties’ initial representatives to the JSC are set forth on Exhibit B.  The JSC may change its size from time to time by mutual consent of its members, provided that the JSC will consist at all times of an equal number of representatives of each of Xencor and Novartis.  Each Party may replace its JSC representatives at any time upon written notice to the other Party.  The JSC may invite non-members to participate in the discussions and meetings of the JSC, provided that such participants have no voting authority at the JSC and are bound under written obligation of confidentiality no less protective of the Parties’ Confidential Information than those set forth in this Agreement.  For clarity, the Alliance Managers should attend meetings of the JSC.  The JSC will be co-chaired, with one chairperson designated by Xencor and one chairperson designated by Novartis, whose responsibilities will include conducting meetings, including, when feasible, ensuring that objectives for each meeting are set and achieved.  Responsibility for running each meeting of the JSC will alternate between the chairpersons from meeting-to-meeting, with Xencor’s chairperson running the first meeting.  The Alliance Managers will work with the chairpersons to prepare and circulate agendas and to ensure the preparation of minutes.  The chairpersons have no additional powers or rights beyond those held by the other JSC representatives.

2.2.3.Specific Responsibilities.  In addition to its overall responsibility for monitoring and providing strategic oversight with respect to the Parties’ activities under this Agreement, the JSC will in particular have the following responsibilities:

2.2.3.1.discuss, prepare and approve amendments to the Research Plan,

2.2.3.2.review, discuss and oversee the conduct of the Research Programs,

2.2.3.3.review, discuss and oversee the Development of Regional Licensed Antibodies, including to discuss a plan for the Development of backups to the lead Regional Licensed Antibodies,

2.2.3.4.review, discuss and oversee the Commercialization of Regional Licensed Products and any other ongoing related activities, including approving the Commercialization Plans submitted by the JCC,

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2.2.3.5.review and discuss the Commercialization of Regional Licensed Products and any other ongoing related activities,

2.2.3.6.review, discuss and oversee the Manufacturing for the Licensed Antibodies (other than Fc Licensed Antibodies), including the supply chain,

2.2.3.7.facilitate the flow of information between the Parties with respect to Licensed Antibodies and Licensed Products,

2.2.3.8.review and discuss reports from the JDC and JCC, provide guidance thereto, direct the activities of such Committees, and review and approve each RLP Development Plan and OLP Development Plan, and, in each case, all amendments thereto,

2.2.3.9.review, discuss and approve the entry into any Collaboration In-Licenses with respect to the Research, Development, Manufacture or Commercialization of any Regional Licensed Antibodies, Regional Licensed Products, Optioned Licensed Antibodies and Licensed Products,

2.2.3.10.review, discuss and coordinate the Parties’ scientific presentation and publication strategy relating to the Regional Licensed Products,

2.2.3.11.review and facilitate discussion of proposed publications and resolve disputes with respect thereto pursuant to Section 11.2.1,

2.2.3.12.attempt to resolve issues presented to it by, and disputes within, the JDC or JCC, or any other subcommittee,

2.2.3.13.establish such additional joint subcommittees as it deems necessary to achieve the objectives and intent of this Agreement, and

2.2.3.14.perform such other functions as appropriate, and direct each other Committee to perform such other functions as appropriate, to further the purposes of this Agreement, in each case as agreed in writing by the Parties or as expressly provided in this Agreement.

2.2.4.Meetings.  The JSC will meet at least once per [...***...] during the Term unless the Parties mutually agree in writing to a different frequency.  No later than [...***...] prior to any meeting of the JSC (or such shorter time period as the Parties may agree), the Alliance Managers will prepare and circulate an agenda for such meeting, provided however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting.  Either Party may also call a special meeting of the JSC (by videoconference, teleconference or in person) by providing at least [...***...] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party will work

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with the co-chairs of the JSC and the Alliance Managers of both Parties to provide the members of the JSC no later than [...***...] prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision on the matters to be considered.  The JSC may meet in person, by videoconference or by teleconference.  Notwithstanding the foregoing, at least one meeting per Calendar Year will be in person unless the Parties mutually agree in writing to waive such requirement.  In-person JSC meetings will be held at locations in the United States alternately selected by Xencor and by Novartis.  Each Party will bear the expense of its respective JSC members’ participation in JSC meetings.  Meetings of the JSC will be effective only if at least one representative of each Party (which representative is not such Party’s Alliance Manager) is present or participating in such meeting.  The Alliance Managers will be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect material decisions made and action items identified at such meetings.  The Alliance Managers will send draft meeting minutes to each member of the JSC for review and approval within [...***...] after each JSC meeting.  Such minutes will be deemed approved unless [...***...] members of the JSC objects to the accuracy of such minutes within [...***...] of receipt.  Minutes will be officially endorsed by the JSC at the next JSC meeting, including reflecting any differences noted by the Parties, and will be signed by the Alliance Managers.

2.3.Joint Development Committee.

2.3.1.Formation, Composition, Dissolution.  No later than [...***...] after the Effective Date the Parties will establish a committee to (a) oversee the Development of Regional Licensed Antibodies and Regional Licensed Products and Optioned Licensed Antibodies and Optioned Licensed Products in accordance with the applicable Development Plans and to coordinate the Development activities of the Parties with respect thereto, and (b) facilitate the flow of information between the Parties with respect to, and provide a forum to discuss, the Development of Optioned Licensed Antibodies, Optioned Licensed Products, Global Licensed Antibodies and Global Licensed Products (the “JDC”).  Each Party will initially appoint [...***...] representatives to the JDC, with each representative having knowledge and expertise in the Development of compounds and products similar to the Licensed Antibodies and Licensed Products and having sufficient seniority within the applicable Party to make decisions arising within the scope of the JDC’s responsibilities.  The JDC may change its size from time to time, provided that the JDC will consist at all times of an equal number of representatives of each of Xencor and Novartis.  Each Party may replace its JDC representatives at any time upon written notice to the other Party.  The JDC may invite non-members to participate in the discussions and meetings of the JDC, provided that such participants have no voting authority at the JDC and are bound under written obligation of confidentiality no less protective of the Parties’ Confidential Information than those set forth in this Agreement.  For clarity, the Alliance Managers should attend all meetings of the JDC.  The JDC will be co-chaired, with one chairperson designated by Xencor and one chairperson designated by Novartis, whose responsibilities will include conducting meetings, including, when feasible, ensuring that objectives for each meeting are set and achieved.  Responsibility for running each meeting of the JDC will alternate between the chairpersons from meeting-to-meeting, with Novartis’

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chairperson running the first meeting. Upon the later of (a) first commercial sale of the final Regional Licensed Product or Optioned Licensed Product, or (b) removal of any requirement for any Clinical Study established by a Regulatory Authority upon Regulatory Approval for the final Regional Licensed Product or Optioned Licensed Product in any country, the Parties agree that the JDC will be automatically dissolved with no further action required by either Party.

2.3.2.Specific Responsibilities of the JDC.  The JDC has the following responsibilities:

2.3.2.1.oversee and review Development responsibilities for each Regional Licensed Antibody, Regional Licensed Product, Optioned Licensed Antibody and Optioned Licensed Product,

2.3.2.2.discuss, prepare and approve for submission to the JSC all RLP Development Plans and OLP Development Plans, and all amendments thereto,

2.3.2.3.oversee and direct the conduct of all RLP Development Plans and OLP Development Plans,

2.3.2.4.create, implement and review the overall strategy for Development, including the design of all Clinical Studies for Regional Licensed Antibodies, Regional Licensed Products, Optioned Licensed Antibodies and Optioned Licensed Products,

2.3.2.5.decide whether and when to initiate or discontinue any Clinical Study under each RLP Development Plan or OLP Development Plan, as applicable,

2.3.2.6.allocate budgeted resources and determine priorities for each Clinical Study included under each RLP Development Plan or OLP Development Plan,

2.3.2.7.oversee and direct the conduct of all Clinical Studies under each RLP Development Plan or OLP Development Plan,

2.3.2.8.facilitate the flow of information between the Parties with respect to the Development of Licensed Antibodies and Licensed Products,

2.3.2.9.allocate primary responsibility as between the Parties for tasks relating to the Development of Regional Licensed Antibodies and Optioned Licensed Antibodies where not already specified in the applicable RLP Development Plans or OLP Development Plan,

2.3.2.10.review, discuss, oversee and direct Manufacturing for the Development of Regional Licensed Antibodies, Regional Licensed Products, Optioned Licensed Antibodies and Optioned Licensed Products including the supply chain,

2.3.2.11.determine and oversee the implementation of the overall strategy regarding, and facilitate the flow of information between the Parties with respect to

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obtaining, Regulatory Approval of Regional Licensed Products and Optioned Licensed Products,

2.3.2.12.without limitation to Section 2.3.2.1, review the regulatory strategy with respect to discussions with and commitments to or agreements with Regulatory Authorities (including post-approval commitments) with respect to Regional Licensed Product and Optioned Licensed Product labeling, risk management or Clinical Studies, and

2.3.2.13.perform such other functions as may be appropriate to further the purposes of this Agreement, as directed by the JSC in accordance with Section 2.2.3 or as expressly provided in this Agreement.

2.3.3.Meetings.  The JDC will meet at least once per [...***...], unless the Parties mutually agree in writing to a different frequency.  No later than [...***...] prior to any meeting of the JDC (or such shorter time period as the Parties may agree), the Alliance Managers will prepare and circulate an agenda for such meeting, provided however, that either Party will be free to propose additional topics to be included on such agenda, either prior to or in the course of such meeting.  Either Party may also call a special meeting of the JDC (by videoconference, teleconference or in person) by providing at least [...***...] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party will work with the Alliance Manager to provide the members of the JDC no later than [...***...] prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision.  The JDC may meet in person, by videoconference, or by teleconference.  In-person JDC meetings will be held at locations in the United States alternately selected by Xencor and by Novartis or at any other location mutually agreed by the members of the JDC.  Each Party will report to the JDC on all material issues relating to the Development of Licensed Antibodies and Licensed Products for and in the Territory promptly after such issues arise.  Each Party will bear the expense of its respective JDC members’ participation in JDC meetings.  The JDC co chairs will be responsible for preparing reasonably detailed written minutes of JDC meetings that reflect all decisions made and action items identified at such meetings.  The JDC co chairs will send meeting minutes to each member of the JDC for review and approval within [...***...] after each JDC meeting.  Minutes will be deemed approved unless one or more members of the JDC objects to the accuracy of such minutes within [...***...] of receipt.  Minutes will be officially endorsed by the JDC at the next JDC meeting, including reflecting any differences noted by the Parties, and will be signed by the Alliance Managers.

2.3.4.Decision-Making.  Subject to the remainder of this Section 2.3.4 and Section 2.5, the JDC will act by unanimous agreement.  The representatives from each Party have, collectively, [...***...] vote on behalf of that Party.  If the JDC cannot reach unanimous agreement on an issue that comes before the JDC within [...***...] of the meeting such issue was raised and over which the JDC has oversight, then the Parties will refer such matter to the JSC for resolution in accordance with Section 2.5.

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2.4.Joint Commercialization Committee.

2.4.1.General.  The Parties will establish a committee, no later than completion of the first Phase 2 Clinical Study for the first Regional Licensed Product or Optioned Licensed Product, to (a) oversee Commercialization of Regional Licensed Products and Optioned Licensed Products in the Territory, and (b) facilitate the flow of information between the Parties with respect to, and provide a forum to discuss, the Commercialization of Regional Licensed Products and Optioned Licensed Products (the “JCC”).

2.4.2.Formation, Composition.  Each Party will initially appoint [...***...] representatives to the JCC, with each representative having knowledge and expertise in the commercialization of products similar to the Regional Licensed Products or Optioned Licensed Products and having sufficient seniority within the applicable Party to make decisions arising within the scope of the JCC’s responsibilities.  The JCC may change its size from time to time by mutual consent of its members, provided that the JCC will consist at all times of an equal number of representatives of each of Xencor and Novartis.  Each Party may replace its JCC representatives at any time upon written notice to the other Party.  The JCC may invite non-members to participate in the discussions and meetings of the JCC, provided that such participants have no voting authority at the JCC and are bound under written obligation of confidentiality no less protective of the Parties’ Confidential Information than those set forth in this Agreement.  For clarity, the Alliance Managers should attend all meetings of the JCC.  The JCC will be co-chaired, with one chairperson designated by Xencor and one chairperson designated by Novartis, whose responsibilities will include conducting meetings, including, when feasible, ensuring that objectives for each meeting are set and achieved.  Responsibility for running each meeting of the JCC will alternate between the chairpersons from meeting-to-meeting, with Novartis’ chairperson running the first meeting.

2.4.3.Specific Responsibilities of the JCC.  Subject to any limitations under Law, including Antitrust Laws, the JCC has the following responsibilities:

2.4.3.1.review, update and approve for submission to the JSC the RLP Commercial Strategy for each Regional Licensed Product and Optioned Licensed Product,

2.4.3.2.discuss, prepare and approve for submission to the JSC the Commercialization Plan for each Regional Licensed Product and Optioned Licensed Product, including, in each case, any amendments thereto,

2.4.3.3.oversee implementation of each Commercialization Plan for each Regional Licensed Product, in accordance with the RLP Commercial Strategy, and Optioned Licensed Product,

2.4.3.4.discuss, prepare, update and approve for submission to the JSC the RLP Commercialization Budget,

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2.4.3.5.review, discuss and direct Commercialization activities with respect to Regional Licensed Products and Optioned Licensed Products,

2.4.3.6.facilitate the flow of information between the Parties with respect to the Commercialization of Regional Licensed Products and Optioned Licensed Products,

2.4.3.7.oversee forecasting and market planning with respect to Regional Licensed Products and Optioned Licensed Products,

2.4.3.8.review and discuss strategies with respect to Pricing Matters for Regional Licensed Products and Optioned Licensed Products in the Territory, to the extent operationally feasible and not prohibited by Law,

2.4.3.9.review, discuss and oversee Manufacturing for the Commercialization of Regional Licensed Products and Optioned Licensed Products, including the supply chain,

2.4.3.10.manage Trademarks as contemplated by Section 14.8, and

2.4.3.11.perform such other functions as appropriate to further the purposes of this Agreement, as directed by the JSC in accordance with Section 2.2.3 or as expressly provided in this Agreement.

2.4.4.Meetings.  The JCC will meet at least once per [...***...], unless the Parties mutually agree in writing to a different frequency.  No later than [...***...] prior to any meeting of the JCC (or such shorter time period as the Parties may agree), the Alliance Managers will prepare and circulate an agenda for such meeting, provided however, that either Party will be free to propose additional topics to be included on such agenda, either prior to or in the course of such meeting.  Either Party may also call a special meeting of the JCC (by videoconference, teleconference or in person) by providing at least [...***...] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party will work with the chairperson of the JCC to provide the members of the JCC no later than [...***...] prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision.  The JCC may meet in person, by videoconference, or by teleconference.  In-person JCC meetings will be held at locations in the United States alternately selected by Xencor and by Novartis or at any other location mutually agreed by the members of the JCC.  Meetings of the JCC will be effective only if at least one representative of each Party is present or participating in such meeting.  Each Party will report to the JCC on all material issues relating to the Commercialization of Regional Licensed Products and Optioned Licensed Products promptly after such issues arise.  Each Party will bear the expense of its respective JCC members’ participation in JCC meetings.  The JCC co-chairs will be responsible for preparing reasonably detailed written minutes of JCC meetings that reflect all decisions made and action items identified at such meetings.  The JCC co-chairs will send meeting minutes to each member of the JCC for review and approval within [...***...]

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after each JCC meeting.  Minutes will be deemed approved unless one or more members of the JCC object to the accuracy of such minutes within [...***...] of receipt.  Minutes will be officially endorsed by the JCC at the next JCC meeting, including reflecting any differences noted by the Parties, and will be signed by the Alliance Managers.

2.4.5.Decision-Making.  Subject to the remainder of this Section 2.4.5 and Section 2.5, the JCC will act by unanimous agreement.  The representatives from each Party have, collectively, one vote on behalf of that Party.  If the JCC cannot reach unanimous agreement on an issue that comes before the JCC within [...***...] of the meeting such issue was raised and over which the JCC has oversight, then the Parties will refer such matter to the JSC for resolution in accordance with Section 2.5, provided that any issues arising under Section 2.4.3.8 shall not be subject to such escalation or decision-making authority, and instead shall be determined by each Party in its respective Territory.  For clarity, any and all such communications or strategy involving the Commercialization activities shall be limited to those permitted under Law, including Antitrust Laws.

2.5.Resolution of Committee Disputes.

2.5.1.Within Operating Committees.  All decisions within the JDC and JCC will be made by unanimous agreement and all decisions within the other Committees, other than the JSC, will be made by unanimous agreement unless escalated as set forth in this Section 2.5.  If a dispute arises which cannot be resolved within the JDC, JCC or such other Committees, then if such dispute relates to a matter within the jurisdiction of the applicable Committee, the representatives of either Party may cause such matter to be referred to the JSC for resolution as provided in Section 2.5.2.

2.5.2.Decision Making Within the JSC.  In addition to resolving issues specifically delegated to it, the JSC has the authority to resolve disputes within the jurisdiction of the JDC, JCC and any other Committees (excluding the IP Committee) that the Parties may subsequently create to assist in governance of this Agreement, but otherwise has no authority except where expressly specified elsewhere in this Agreement or mutually agreed to by the Parties in writing.  The representatives from each Party have, collectively, one vote on behalf of that Party, and all decisions within the JSC (whether originating there, or referred to it by an operating Committee) will be made by unanimous agreement.  If a matter is referred by an operating Committee to the JSC, the JSC will use good faith efforts, in compliance with this Section 2.5.2, to resolve promptly such matter.  If the JSC is unable to reach unanimous agreement, within [...***...] after a Party affirmatively states that a decision needs to be made, on any issue for which it is responsible, either Party may elect to submit such issue to the Parties’ Executive Officers in accordance with Section 2.5.3.

2.5.3.Referral to Executive Officers.  If a Party makes an election under Section 2.5.2 to refer a matter to the Executive Officers, the JSC will submit in writing the respective positions of the Parties to their respective Executive Officers.  Such Executive Officers will use good faith efforts, in compliance with this Section 2.5.3, to resolve promptly such matter, which good faith efforts will include at least one meeting between such Executive Officers within [...***...]

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[...***...] after the JSC’s submission of such matter to them.  If the Executive Officers are unable to reach unanimous agreement on any such matter within [...***...] of such matter being referred to them, the matter will be decided in accordance with Section 2.5.4.

2.5.4.Dispute Resolution Within the JSC.    If the Parties’ Executive Officers are unable to reach unanimous agreement in accordance with Section 2.5.3, then:

2.5.4.1.the following matters will be decided by Novartis’ Executive Officer subject to the remainder of this Section 2.5.4 and Section 2.5.5.

(a)[...***...];

(b)[...***...]; and

(c)[...***...]; and

(d)[...***...].

2.5.4.2.the following matters will be decided by Xencor’s Executive Officer subject to the remainder of this Section 2.5.4 and Section 2.5.5, subject to Section 2.5.4.1[...***...]; and

2.5.4.3.the following matters will be decided pursuant to Expedited Arbitration:

(a)[...***...];

(b)[...***...]; and

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(c)[...***...].

2.5.4.4.with respect to disputes regarding the conduct of Additional Development Activities, as set forth in Section 5.1.2.4,

2.5.4.5.with respect to the approval of any Potential In-License, such Potential In-License will be deemed not to have been approved, with the consequences as provided in Section 9.5.1.4,

2.5.4.6.with respect to disputes arising out of Section 14, as set forth therein, and

2.5.4.7.with respect to any other matter before the JSC that is not expressly subject to a dispute resolution process identified in this Section 2.5.4, the status quo will be maintained unless and until the Parties mutually agree on such matter.

Notwithstanding anything herein to the contrary, (i) no exercise of a Party’s decision-making authority (which, for clarity does not include decision-making by Expedited Arbitration) on any such matters may, without the other Party’s prior written consent,  result in a material decrease or increase in the other Party’s or its Related Parties’ obligations, costs or expenses under this Agreement, the Research Plan, any Development Plan or Commercialization Plan or require the other Party to perform additional activities not contemplated by this Agreement, and  (ii) no exercise of decision-making authority on any such matters may, whether made by a Party or Expedited Arbitration, conflict with or amend this Agreement without both Parties’ prior written consent.

2.5.5.Good Faith.  In conducting themselves on committees, and in exercising their rights under this Section 2.5, all representatives of both Parties will consider diligently, reasonably and in good faith all input received from the other Party, and will use reasonable efforts to reach unanimous agreement on all matters before them.  In exercising any decision-making authority granted to it under this Section 2.5, each Party will act based on its good faith judgment taking into consideration such Party’s obligations to use Commercially Reasonable Efforts with respect to Research, Development or Commercialization activities and [...***...] as provided in this Agreement.

2.6.General Committee Authority.  Each Committee has solely the powers expressly assigned to it in this Section 2.  No Committee will have any power to amend, modify, or waive compliance with this Agreement.  It is expressly understood and agreed that the control of decision-making authority by Xencor or Novartis, as applicable, pursuant to Section 2.5, so as to resolve a disagreement or deadlock on a Committee for any matter will not authorize either Party to perform any function or exercise any decision-making right not delegated to a Committee or such Party, and that neither Xencor nor Novartis has any right to unilaterally modify, amend or waive its own compliance with, the terms of this Agreement.

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2.7.Withdrawal2.8..  At any time during the Term and for any reason, Xencor shall have the right to withdraw from participation in each Committee upon written notice to Novartis, which notice shall be effective immediately upon receipt (“Withdrawal Notice”).  Following the issuance of a Withdrawal Notice, Xencor’s representatives to the applicable Committee shall not participate in any meetings of such Committee.  Following Xencor’s issuance of a Withdrawal Notice:  (i) all meetings of the applicable Committee shall be held at Novartis’ facilities; (ii) Xencor shall have the right to continue to receive the minutes of such Committee but shall not have the right to approve the minutes for, or vote on any matter before, such Committee with respect to any meeting held after Xencor’s issuance of a Withdrawal Notice and (iii) all decisions specified herein to be made by a Committee shall be made by Novartis.

3.GLOBAL TARGET RESEARCH ACTIVITIES; FC TARGETS

3.1.Global Target Pairs.

3.1.1.Initial Global Target.  The Parties agree that the Target pair known as [...***...] is hereby designated as the first Global Target Pair.

3.1.2.Maximum Number of Global Target Pairs, Selection Right.  At any given time under this Agreement, Novartis may only hold rights to a maximum of four Global Target Pairs (or, in the case where Xencor has exercised its Opt-In Right and not exercised its Opt-Out Right pursuant to Section 5.3.7, three such Global Target Pairs).  From time to time during the Global Target Selection /Replacement Period, Novartis may notify Xencor in writing of Targets that Novartis desires to designate as a Global Target Pair for the purposes of this Agreement (each, a “Proposed Global Target Pair”) and, within [...***...], Xencor will advise Novartis whether such Target pairs are Available.  If the Target pair is available, then such Target pair will be deemed to be a Global Target Pair. If the Proposed Global Target Pair is not Available, then such Proposed Global Target Pair will not be deemed a Global Target Pair.  If Novartis questions why a Proposed Global Target Pair is not Available, upon  request, Xencor shall promptly provide reasonable evidence of such un-Availability, which evidence may be provided to outside counsel or outside consultant engaged by Novartis (and who will enter an appropriate confidentiality agreement with Xencor prior to receipt of such evidence) to confirm such status, with such outside counsel or consultant engaged by Novartis  permitted to disclose to Novartis only whether or not it agrees with the Xencor determination as to Availability.  In the event of a dispute with regard to Availability, such dispute shall be resolved by Expedited Arbitration.

3.1.3.Substitution Rights.  For each Global Target Pair, Novartis shall have the one-time right, during the Global Target Pair Selection/Replacement Period, to substitute another Target pair that are Available Target pairs for such Global Target Pair, provided that (i) Novartis may only make such substitution once per Global Target Pair (i.e., Novartis may make four such substitutions) and (ii) a given Global Target Pair cannot be substituted once a Global Licensed Antibody against such Global Target Pair achieves [...***...].  Without limiting the foregoing, Novartis shall also have the right to substitute up to [...***...] Global Target Pairs at any time due to a Research Failure.  Any Global Target Pairs that are abandoned by Novartis as a result of such a substitution shall no longer be considered as Global Target Pairs for the

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purposes of this Agreement unless subsequently substituted for a Global Target Pair pursuant to this Section 3.1.3.  In the event that Novartis desires to undertake a substitution, Novartis will notify Xencor in writing regarding its desired Target pair and Xencor, within [...***...] will advise Novartis whether such Target pair is an Available Target.  If such Target pair is available, then such Target pair will be deemed to be a Global Target Pair (subject to the four Global Target Pair limitation).  If such Target pair is not Available, then the substitution shall not take effect and the Global Target Pair proposed to be substituted for will remain a Global Target Pair unless and until substituted for in accordance with this Section 3.1.3.  If Novartis questions why a Proposed Global Target Pair is not Available, upon  request, Xencor shall promptly provide reasonable evidence of such un-Availability, which evidence may be provided to outside counsel or outside consultant engaged by Novartis (and who will enter an appropriate confidentiality agreement with Xencor prior to receipt of such evidence) to confirm such status, with such outside counsel or consultant engaged by Novartis permitted to disclose to Novartis only whether or not it agrees with the Xencor determination as to Availability.  In the event of a dispute with regard to Availability, such dispute shall be resolved by Expedited Arbitration.

3.1.4.Research Program for Global Target Pairs.  Each Party will be responsible for performing the Research Programs in accordance with this Agreement and the Research Plan during the Research Term.  In the event of any inconsistency between the Research Plan and this Agreement, the terms of this Agreement will prevail.  For clarity, Xencor’s obligations with respect to the performance of the Research Programs and Development of the Global Target Pairs and, as applicable, the Optioned Target Pair, is expressly limited to the activities set forth in the Research Plan and shall conclusively expire upon the expiration of the Research Term.

3.1.5.Diligence, Standards of Conduct.  During the Research Term, each Party (itself or through its Affiliates or by permitted subcontracting pursuant to Section 3.1.9) will use Commercially Reasonable Efforts to Research Global Licensed Antibodies in accordance with the Research Plan.  Each Party will conduct its activities under the Research Plan in a good scientific manner and in compliance with Law.

3.1.6.Research Costs.  During the Research Term, each Party will be responsible for [...***...]% of all costs and expenses incurred by it or on its behalf or its Related Parties in connection with each Research Program.  After the expiration of the Research Term, Novartis will be responsible for [...***...]% of all costs and expenses incurred by or on behalf of Novartis or its Related Parties in connection with any further Research of Global Licensed Antibodies.

3.1.7.Research Reports.  Each Party will keep the JSC informed regarding the progress of Research activities for each Research Program, including a review of results and progress against timelines in the Research Plan on a [...***...] basis.

3.1.8.Research Records.  Each Party will maintain scientific records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, and with respect to activities that require cGLP compliance to be submitted in regulatory filings, in compliance with cGLPs, which records will fully and accurately reflect work done and results

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achieved in the performance of the Research activities by or on behalf of such Party with respect to Global Licensed Antibodies.

3.1.9.Third Parties.  Each Party will be entitled to utilize the services of Third Parties to perform its Research activities under this Section 3.1, provided that (a) a Party will require that such Third Party operates in a manner consistent with the terms of this Agreement, and (b) such Party will remain at all times fully liable for its responsibilities hereunder, and such Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against such Third Party, for any obligation or performance hereunder prior to proceeding directly against such Party.  The subcontracting Party will require that any Third Party agreement entered into pursuant to this Section 3.1.9 (i) include confidentiality and non-use provisions that are no less stringent than those set forth in Section 11.1 (but of duration customary in confidentiality agreements entered into for a similar purpose), and (ii) obtain ownership of, or a fully sublicensable license (or an exclusive option to obtain such license) under and to, any Know-How and Patents that are developed by such Third Party in the performance of its obligations under such agreement and are reasonably necessary to Research, Develop, Manufacture or Commercialize Global Licensed Antibodies or Global Licensed Products in the Field, and any such license shall be deemed to be a Novartis Existing In-License or Xencor Existing In-License, as applicable, for all purposes of this Agreement.  For clarity, the foregoing requirement to obtain ownership of, or a fully sublicensable license (or an exclusive option to obtain such license) shall not apply to any improvements to the proprietary core or platform technology owned or in-licensed by any such Third Party or its Affiliates, unless such improvements are reasonably necessary to Research, Develop, Manufacture or Commercialize those Global Licensed Antibodies or Global Licensed Products with respect to which such Third Party or its Affiliate conducted its activities under such Third Party agreement.  The subcontracting Party will be solely responsible for direction of and communications with such Third Party.

3.1.10.Material Transfer.  From time to time during, and within [...***...] following the earlier of the expiration of the Research Term generally or the completion of a Research Program for a given Global Target Pair, Xencor shall transfer to Novartis all tangible Materials, and copies of all material data, results, and research records in its Control relating to such Global Licensed Antibodies, including any such tangible Materials, data, results, and records developed by a Third Party on behalf of Xencor pursuant to Section 3.1.9.

3.2.Fc Targets.

3.2.1.Selection Process.

3.2.1.1.Fc Gatekeeper.  The Parties shall jointly engage a mutually agreeable law firm, to serve as the “Fc Gatekeeper” under this Agreement.  The Parties shall endeavor to sign an engagement letter with the Fc Gatekeeper within [...***...] after the Effective Date.  The engagement letter shall be in a form reasonably acceptable to both Parties and consistent with this Agreement.  The engagement letter will require the Fc Gatekeeper to keep all Confidential Information related to Novartis’ inquiries

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concerning potential reservation of potential Targets, including the identity of any Target proposed to be an Fc Target in confidence and the Fc Gatekeeper will not disclose any such information to Xencor, its Related Parties, or to any Third Party unless specifically instructed to do so by Novartis.  Novartis shall be solely responsible for all invoices by the Fc Gatekeeper and shall timely pay the Fc Gatekeeper’s invoices as set forth in the Fc Gatekeeper engagement letter.

3.2.1.2.Fc Target Unavailable List.  [...***...].

3.2.1.3.Novartis Selection Notice and Process.  From time to time during the Fc Target Selection Period, Novartis may submit to the Fc Gatekeeper a written notice (the “Fc Notice”) identifying a Target (including a Target that would be Specifically Bound by a Bispecific Antibody) that it wishes to designate as a Fc Target for the purposes of this Agreement (each, a “Proposed Fc Target”).

(a)Within [...***...] after receiving such Fc Notice, the Fc Gatekeeper shall inform Novartis if such Proposed Fc Target is Available.  Such Proposed Fc Target shall be confirmed as an Fc Target for the purposes of this Agreement if such Target or Bispecific (including a Target that would be Specifically Bound by a Bispecific Antibody) does not appear on the then-current Fc Target Unavailable List.  If such Proposed Fc Target does appear on the then-current Fc Target Unavailable List then the Fc Gatekeeper shall so notify Novartis, without providing additional details, and such Proposed Fc Target shall not become an Fc Target.

(b)If Novartis questions why a Proposed Fc Target is on the Fc Target Unavailable List, Xencor shall promptly provide reasonable evidence of such un-Availability, which evidence may be provided to an outside counsel or outside consultant engaged by Novartis who is reasonably acceptable to Xencor (and who will enter an appropriate confidentiality agreement with Xencor prior to receipt of such evidence) to confirm such status, with such outside counsel or consultant permitted to disclose to Novartis only whether or not it agrees with the Xencor determination as to Availability.  In the event of a dispute with regard to Availability, such dispute shall be resolved by Expedited Arbitration.

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3.2.1.4.Maximum Number of Fc Targets, Substitution Rights.  Notwithstanding Section 3.2.1.3 above, at any given time during the Fc Target Selection Period, Novartis may only hold rights to a maximum of 10 Fc Targets.  Novartis shall have the right, every [...***...], on or about [...***...], of each Calendar Year, during the Fc Target Selection Period, to substitute an Fc Target for another Target (including a Target that would be Specifically Bound by a Bispecific Antibody)  pursuant to the selection mechanism in Section 3.2.1.3.  Any Fc Targets that are abandoned by Novartis as a result of such a substitution shall no longer be considered as Fc Targets for the purposes of this Agreement.  Any Fc Target for which Novartis has [...***...] may not be substituted.  For clarity, Novartis shall not have the right to substitute any Fc Target until such time, if ever, as there are 10 Fc Targets.

3.2.1.5.Xencor Confirmed Target Inquiry.  From time to time, Xencor may query the Fc Gatekeeper to determine whether a given Target has been confirmed as an Fc Target.  The Fc Gatekeeper shall respond within [...***...] to each such query by Xencor, specifying whether the Target is or is not an Fc Target.  Xencor shall only make such queries in good faith, in planning for the grant of an exclusive license grant related to the applicable Target or the initiation of a discovery program for Antibody(ies) that Specifically Bind the applicable Target.

3.2.1.6.Fc Target Identification.  Novartis will identify each Fc Target to Xencor in writing upon the earlier of (i) expiration of the Fc Target Selection Period or (ii) the date on which an Fc Product that Specifically Binds such Fc Target [...***...].

4.OPT-IN RIGHT

4.1.Grant, Exercise Mechanism.

4.1.1.Grant.  Xencor shall have the right, but not the obligation, to share in 50% of Gross Profits, Commercialization Costs and Medical Affairs Activities Costs in the United States (and 25% of the global Development Costs) for one Global Target Pair (other than the Global Target Pair CD3xBCMA) (the “Opt-In Right”).  The Global Target Pair that is the subject of an exercised Opt-In Right is referred to herein as the “Optioned Target Pair.”

4.1.2.Exercise Mechanism.  The mechanism for exercise of such Opt-in Right is as follows:

4.1.2.1.[...***...] First Global Target Pair.  Promptly after [...***...] with respect to a Global Licensed Product that Specifically Binds the first Global Target Pair, Novartis will either (a) notify Xencor that such Global Target Pair is not eligible for Xencor’s Opt-in Right, or (b) in Novartis’ sole discretion, provide Xencor with an Option Package with respect to such Global Target Pair, and afford reasonable access during normal business hours to Novartis’ personnel by Xencor and its representatives as Xencor may reasonably

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request to assist Xencor in deciding whether to exercise the Opt-In Right for such Global Target Pair.  In the event that Novartis provides the Option Package as set forth in subsection (b), then Xencor shall have [...***...] from the receipt of such Option Package to exercise its Opt-In Right by providing written notice to Novartis.  Upon receipt of such written notice, such Global Target Pair shall be deemed to be an Optioned Target Pair for the purposes of this Agreement, and Xencor shall not have any further right to Opt-In to any additional Global Target Pairs.  If Xencor does not exercise its Opt-In Right with respect to such Global Target Pair, such Global Target Pair shall remain a Global Target Pair and shall thereafter not be subject to Xencor’s Opt-In Right.

4.1.2.2.[...***...] Second Global Target Pair.  If Xencor has not exercised its Opt-In Right, then, promptly after [...***...] with respect to a Global Licensed Product that Specifically Binds the second Global Target Pair, Novartis will provide Xencor with an Option Package with respect to such Global Target Pair, and afford reasonable access during normal business hours to Novartis’ personnel by Xencor and its representatives as Xencor may reasonably request to assist Xencor in deciding whether to exercise the Opt-In Right for such Global Target Pair.  Xencor shall have [...***...] from the receipt of such Option Package to exercise its Opt-In Right by providing written notice to Novartis.  Upon receipt of such written notice, such Global Target Pair shall be deemed to be an Optioned Target Pair for the purposes of this Agreement, and Xencor shall not have any further right to Opt-In to any additional Global Target Pairs.  If Xencor does not exercise its Opt-In Right with respect to such Global Target Pair, such Global Target Pair shall remain a Global Target Pair and shall thereafter not be subject to Xencor’s Opt-In Right.

4.1.2.3.[...***...] Third Global Target Pair.  If Xencor has not exercised its Opt-In Right, then, promptly after [...***...] with respect to a Global Licensed Product that Specifically Binds the third Global Target Pair, Novartis will provide Xencor with an Option Package with respect to such Global Target Pair, and afford reasonable access during normal business hours to Novartis’ personnel by Xencor and its representatives as Xencor may reasonably request to assist Xencor in deciding whether to exercise the Opt-In Right for such Global Target Pair.  Xencor shall have [...***...] from the receipt of such Option Package to exercise its Opt-In Right by providing written notice to Novartis.  Upon receipt of such written notice, such Global Target Pair shall be deemed to be an Optioned Target Pair for the purposes of this Agreement, and Xencor shall not have any further right to Opt-In to any additional Global Target Pairs.  If Xencor does not exercise its Opt-In Right with respect to such Global Target Pair, such Global Target Pair shall remain a Global Target Pair, and Xencor’s Opt-In Right shall terminate.

5.DEVELOPMENT

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5.1.Regional Licensed Antibodies and Regional Licensed Products.

5.1.1.Overview.  Subject to the oversight of the JSC and the JDC, on a Regional Target Pair-by-Regional Target Pair basis, the Parties will collaborate on further global Development of Regional Licensed Antibodies and Regional Licensed Products in accordance with this Agreement and the RLP Development Plan with each Party’s responsibility for Development activities specifically related to obtaining Regulatory Approval in its Territory.

5.1.2.Development Plans, Budgets.

5.1.2.1.RLP Development Plans. On a Regional Target Pair-by-Regional Target Pair basis, the Development activities that are anticipated to be necessary or useful to be undertaken over the next [...***...] for the applicable Regional Licensed Antibodies and Regional Licensed Products to achieve Regulatory Approvals will be set forth in a written work plan and time table to be agreed by the Parties within [...***...] of the Effective Date, along with a preliminary RLP Development Budget that satisfies the requirements of Section 5.1.2.2 (each, as updated from time to time, a “RLP Development Plan”).  Each RLP Development Plan will (i) allocate responsibility for the performance of each RLP Development Activity to one or both of the Parties in their respective Territories or on a global basis, which allocation shall provide for each Party to be responsible for the performance of certain Phase 2 Studies and certain Phase 3 Studies, and (ii) focus on obtaining Regulatory Approval of the Regional Licensed Products.  The terms of, and Development activities set forth in each RLP Development Plan will at all times be designed to be in compliance with all Laws and in accordance with professional and ethical standards customary in the pharmaceutical industry.  The Parties will update the applicable RLP Development Plan for such Regional Licensed Antibodies and Regional Licensed Products [...***...] and will provide such updated RLP Development Plan to the JDC.  The JDC will review and approve each RLP Development Plan submitted to it for submission to the JSC in accordance with Section 2.3.

5.1.2.2.RLP Development Budgets.  Each RLP Development Plan will contain (i) a [...***...] rolling budget covering costs associated with, and not subject to the following subclause (ii), the anticipated RLP Development Activities to be performed during the then-current Calendar Year (broken down by Calendar Quarter) and the next Calendar Year (broken down by Calendar Quarter), and a forecast of the budgets for each subsequent Calendar Year thereafter through completion of all RLP Development Activities set forth in any such RLP Development Plan and (ii) a specific budget for the entirety of each Clinical Trial that the Parties include in the RLP Development Plan (“Clinical Trial Budget”), provided that each initial RLP Development Plan will also include such a budget for the partial Calendar Year commencing as of the date of such RLP Development Plan and ending December 31 of such Calendar Year (each such budget plus any such partial Calendar Year is a “RLP Development Budget”).  Each RLP Development Budget will be updated [...***...] by the JDC in accordance with Section 5.1.2.3; provided that, a Clinical Trial Budget shall

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not be further revised thereafter until the next [...***...] update without the Parties’ mutual agreement.  The initial RLP Development Budget for a Regional Target Pair, and each update thereto, will be prepared by the JDC, based on (a) the Parties’ good faith estimation of the anticipated RLP Development Activities to be conducted during the relevant [...***...] and (b) information prepared by the Parties in good faith for their own internal planning processes relating to anticipated RLP Development Activities for such Regional Target Pair, a summary of which will be provided to the JDC for review and incorporation into the RLP Development Budget.  Each RLP Development Budget will include an itemized list of the applicable RLP Development Activities to be performed during the [...***...] covered by such RLP Development Budget, with detailed line item entries for each RLP Development Activity setting forth the costs directly related to such RLP Development Activity (broken out to show Out-of-Pocket Costs and FTE Costs for FTEs directly engaged to perform such RLP Development Activity) and specifying what Party or Third Party is responsible for performing the applicable RLP Development Activity, which itemized list may include:

(i) Any material preclinical, non-clinical studies or GLP toxicology studies, itemized by study,

(ii)Clinical Studies, including (A) the following costs itemized by Clinical Study, if applicable: itemized cost of study drug (if available), per-patient costs (if available), study initiation costs, per-protocol costs, investigator payments, monthly study fixed costs, statistical analysis costs, study report development costs and study close-out expenses and (B) the following information itemized by Clinical Study: number of study sites and number of patients, and

(iii)allocation of responsibility for Manufacturing the applicable Regional Licensed Antibodies and Regional Licensed Products.

Each RLP Development Budget will also include a high level summary of the Parties’ plans with respect to the Development of such Regional Target Pair as they relate to such budget for the years following the [...***...] of such RLP Development Budget.

5.1.2.3.Managing and Amending RLP Development Plans and RLP Development Budgets.  The JDC will update and amend the applicable RLP Development Plan from time-to-time as it deems necessary and, until such time as no further RLP Development Activities are occurring or expected to occur with respect to a given Regional Target Pair.    Each RLP Development Budget will be updated [...***...] by the JDC and agreed to at least [...***...] prior to the commencement of the then-next Calendar Year or sooner should there be a change in the RLP Development Plan; provided that, a Clinical Trial Budget shall not be further revised thereafter until the next [...***...] update without the Parties’ mutual agreement.

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5.1.2.4.Supplemental Studies.

(a)Additional Development Proposals.  If a Party desires to conduct a Supplemental Study of a Regional Licensed Product for a Regional Target Pair such Party (the “Proposing Party” and such other Party, the “Non-Proposing Party”) will submit to the JDC a proposal to add such Supplemental Study to the applicable RLP Development Plan (an “Additional Development Proposal”).  Each Additional Development Proposal will describe in reasonable detail the applicable Regional Target Pair and the Supplemental Study(ies) that the Proposing Party desires to conduct, including a synopsis of the trial or activities, the proposed enrollment criteria, number of patients to be included, endpoints to be measured, estimated drug supply requirements and statistical design and powering (the “Additional Development Activities”), as well as a proposed timeline and budget and an analysis of the business opportunity and revenue potential for such Additional Development Activities.

(b)JDC Decision Regarding Additional Development Activities.  The JDC will approve or reject an Additional Development Proposal within [...***...] after receipt thereof from the Proposing Party as set forth in this Section 5.1.2.4.

(i)If the JDC approves an Additional Development Proposal, upon such an approval, the applicable RLP Development Plan will be amended to include the Additional Development Activities, including the proposed timeline and budget for such Additional Development Activities, set forth in such Additional Development Proposal (as may be amended by the JDC) upon such approval.  Any Additional Development Activities included in a RLP Development Plan pursuant to this Section 5.1.2.4 will be deemed to be RLP Development Activities for all purposes under Section 5.1.4.

(ii)If the JDC fails to approve an Additional Development Proposal, the Supplemental Study proposed in the Additional Development Proposal will not be deemed an RLP Development Activity for any purpose under this Agreement, and Sections 5.1.2.4(c) and 5.1.2.4(d) will apply.

(c)Independent Performance of Additional Development Activities.

(i)If the JDC fails to approve for inclusion in the RLP Development Plan a Proposing Party’s Additional Development Proposal for a Supplemental Study(ies) for such Regional Licensed Product, the Proposing Party may, upon notice to the Non-Proposing Party, conduct the proposed Supplemental Study(ies) at its own expense, provided however, that if the Non-Proposing Party determines

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reasonably and in good faith that the performance of such proposed Supplemental Study(ies) would pose safety concerns or other ethical concerns, then the Proposing Party will not undertake such Supplemental Study(ies) unless and until the Non-Proposing Party determines that such Additional Development Activities should be permitted.

(ii)Notwithstanding anything in Sections 7.1.3 and 7.3 to the contrary, if the JDC does not approve an Additional Development Proposal, unless and until the Non-Proposing Party delivers an Additional Development Opt-In Notice with respect to such Additional Development Activity, as described in Section 5.1.2.4(d), the Non-Proposing Party will not have any rights under Section 7.1.3 and 7.3, as applicable, with respect to any information or data generated from any Supplemental Study that was the subject of the unapproved Additional Development Proposal or from any future information or data generated from any future Clinical Studies with respect to the same Indication, other than (A) to use such information or data to determine whether to deliver an Additional Development Opt-In Notice in accordance with Section 5.1.2.4(d), (B) as permitted pursuant to the SDEA, (C) as required by Law and (D) [...***...].

(d)Opt-In for Additional Development Activities.  In the event that the Proposing Party conducts a Supplemental Study pursuant to Section 5.1.2.4(c), the Proposing Party will provide to the Non-Proposing Party (i) a summary of the information or data generated from such Supplemental Study, including the final Clinical Study report, (ii) a summary of the proposed Development activities, which shall be required to include the next Clinical Study Phase after such Supplemental Study for such Regional Licensed Product, (iii) the costs and expenses specified in clause (1) below, and (iv) a budget for such proposed new Clinical Study for such Regional Licensed Product (the “Additional Development Data Package”).  The Non-Proposing Party shall have the [...***...] right to elect, in its sole discretion and upon written notice to the Proposing Party no later than [...***...] after the date the Additional Development Data Package is made available to the Non-Proposing Party (an “Additional Development Opt-In Notice”), to opt in with respect to any Supplemental Study that was the subject of such Additional Development

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Proposal that the Proposing Party elected to conduct in accordance with Section 5.1.2.4(c), and then (A) such Supplemental Study will be deemed to be an RLP Development Activity under the RLP Development Plan for the applicable Regional Target Pair from and after the date on which such Additional Development Opt-In Notice is received by the Proposing Party (the “Additional Development Opt-In Date”), (B) the then-current plan and budget of the Proposing Party with respect to such Supplemental Study will be deemed to be included within, and part of, the RLP Development Plan for such Regional Licensed Product as of the Additional Development Opt-In Date, and will control with respect to such Supplemental Study unless and until an amendment to the RLP Development Plan providing for a different or modified plan and budget is approved by the JDC, and (C) the Non-Proposing Party will have all rights granted to it under Section 7.1.3 and 7.3 with respect to the information and data generated from such Supplemental Study as if such Supplemental Study was conducted under the RLP Development Plan for such Regional Licensed Product, provided that, (1) the Non-Proposing Party’s right to so opt-in with respect to such Additional Development Activities, triggering the results described in the foregoing clauses (A) through (C), is conditioned on the payment by the Non-Proposing Party to the Proposing Party of a payment of [...***...]% of those costs and expenses incurred by the Proposing Party prior to the Additional Development Opt-in Date that the Non-Proposing Party should have paid in connection with such Additional Development Activities had such Additional Development Activities been included in the RLP Development Plan pursuant to Section 5.1.2.4(b)(i), and (2) any future Development Costs with respect to such Regional Licensed Product, including any future Clinical Studies, will be allocated in accordance with Section 5.1.4.

5.1.3.Diligence.  On a Regional Target Pair-by-Regional Target Pair basis, (a) Novartis will use Commercially Reasonable Efforts to Develop Regional Licensed Antibodies and Regional Licensed Products for such Regional Target Pair and obtain Regulatory Approval therefor in the Novartis Territory, and (b) Novartis and Xencor will each use Commercially Reasonable Efforts to perform the RLP Development Activities allocated to it under the RLP Development Plan for such Regional Licensed Antibodies and Regional Licensed Products for such Regional Target Pair in accordance with the RLP Development Plan.

5.1.4.Development Costs.    With respect to each Regional Target Pair, Xencor will be responsible for 50% of all Development Costs and Novartis will be responsible for 50% of all Development Costs, in each case for the Development of all Regional Licensed Antibodies or Regional Licensed Products.  For clarity, Development Costs will be reconciled and paid in accordance with the procedure described in Section 10.3.

5.1.5.Records, Reports, Information Sharing.  On a Regional Target Pair-by-Regional Target Pair basis, each Party will provide to the JDC, on a [...***...] basis, or more frequently as reasonably requested by the JDC, an update regarding Development activities

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conducted by or on behalf of such Party, as well as any Supplemental Studies and Post-Marketing Studies conducted by or on behalf of such Party.  In addition, each Party will promptly share with the other Party all material developments and information that it comes to possess relating to the Development of any Regional Licensed Antibodies and Regional Licensed Products, including (a) safety concerns, and (b) study reports and data generated from Clinical Studies, provided however, that excluding (i) safety concerns or as required under the SDEA,) or (ii) as required under Section 5.1.2.4(c)(ii)(D) a Party as Proposing Party will not be obligated to share any study reports and data generated from Clinical Studies for any Additional Development Activities conducted by or on behalf of the Proposing Party where the Non-Proposing Party has not exercised an Additional Development Opt-in Notice other than to permit the Non-Proposing Party data to determine whether to deliver an Additional Development Opt-In Notice in accordance with Section 5.1.2.4(d) or to exercise its rights under Section 5.1.2.4(c)(ii)(D).

5.1.5.1.Scientific Records.  Each Party will maintain scientific records, in sufficient detail and in sound scientific manner appropriate for Patent and regulatory purposes and in compliance with cGLP with respect to activities that require cGLP compliance to be submitted in regulatory filings (including INDs and BLAs), which will accurately reflect work done and results achieved in the performance of the Development activities, Clinical Studies, and Supplemental Studies.

5.1.5.2.Information Exchange and Development Assistance.  Until the expiration or termination of the final RLP Development Plan, upon the reasonable request of the other Party, each Party will provide to the other Party, without additional compensation and in a commercially reasonable format, Know-How Controlled by such Party or its Related Parties that is licensed to the other Party under this Agreement to the extent that it is reasonably necessary for Development of Regional Licensed Antibodies or Regional Licensed Products in the requesting Party’s Territory in accordance with the applicable RLP Development Plan or for obtaining or maintaining Regulatory Approval for Regional Licensed Products in the requesting Party’s Territory, including copies of (a) all material scientific information and data related to such Regional Licensed Antibodies or Regional Licensed Products (including all material data made, collected or otherwise generated in the conduct of any pre-clinical studies, Clinical Studies, or  Supplemental Studies for which a Party as Non-Proposing Party has exercised its Additional Development Opt-In Notice, or early access/named patient programs, as well as CMC information), and (b) protocols and investigator brochures, in each case, that are reasonably necessary for the other Party (or its Related Parties) to perform its obligations or exploit its rights under this Agreement with respect to such Regional Licensed Antibodies or Regional Licensed Products.  Notwithstanding the foregoing, or anything to the contrary herein, neither Party shall be required to disclose information that is subject to bona fide confidentiality obligations to a Third Party; provided that if the rights granted to the other Party hereunder would reasonably be expected to be adversely affected or such Party otherwise would be prejudiced hereunder by such failure to disclose, the Party bound by such confidentiality obligations will use commercially reasonable efforts to obtain the consent of such Third Party to disclose such information.

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5.1.5.3.Personnel.    Each Party may request, through the JDC or the other Party’s Alliance Manager, that the other Party reasonably make available for consultation regarding the Development of such Regional Licensed Antibodies or Regional Licensed Products certain of its employees engaged in Development activities and Supplemental Studies for which a Party as Non-Proposing Party has exercised its Additional Development Opt-In Notice.  The JDC or the Alliance Managers will reasonably coordinate, upon reasonable notice during normal business hours and at their respective places of employment, consultation between the Parties on the progress of the Development, including any Supplemental Studies for which a Party as Non- Proposing Party has exercised its Additional Development Opt-In Notice.

5.1.6.Third Parties.  The Parties will be entitled to utilize the services of Third Parties to perform their respective Development under this Section 5.1, provided that (a) each Party will require that such Third Party operates in a manner consistent with this Agreement, (b) each Party will remain at all times fully liable for its respective responsibilities, and such Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against such Third Party, for any obligation or performance hereunder prior to proceeding directly against the Party who engaged such Third Party and (c) the Parties will make reasonable efforts to share, through the JDC, information regarding any prior experience with specific contract research organizations that are anticipated to be engaged to perform work under the RLP Development Plan.  Each Party will require that any Third Party agreement entered into pursuant to this Section 5.1.6 (x) include confidentiality and non-use provisions that are no less stringent than those set forth in Section 11.1 (but of duration customary in confidentiality agreements entered into for a similar purpose), and (y) obtain ownership of, or a fully sublicensable license (or an exclusive option to obtain such license) under and to, any Know-How and Patents that are developed by such Third Party in the performance of such agreement and are reasonably necessary or useful to Research, Develop, Manufacture or Commercialize Regional Licensed Antibodies or Regional Licensed Products in the Field, and any such license shall be deemed to be a Novartis Existing In-License or Xencor Existing In-License, as applicable, for all purposes of this Agreement, unless otherwise agreed by the JDC.  For clarity, the foregoing requirement to obtain ownership of, or a fully sublicensable license (or an exclusive option to obtain such license) shall not apply to any improvements to the proprietary core or platform technology owned or in-licensed by any such Third Party or its Affiliates unless such improvements are reasonably necessary to Research, Develop, Manufacture or Commercialize those Licensed Antibodies or Licensed Products with respect to which such Third Party or its Affiliate conducted its activities under such Third Party agreement.  The Party utilizing the services of a Third Party service provider will be solely responsible for direction of and communications with such Third Party.

5.1.7.Combination Therapy.  Notwithstanding anything to the contrary herein, on a Regional Licensed Product-by-Regional Licensed Product basis, in the event a Party desires to

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Develop, Manufacture and Commercialize a Combination Therapy containing or comprising a Regional Licensed Product and one or more other products (an “Other Combination Therapy Product(s)”), such Party shall provide notice of its interest with respect thereto to the other Party and a proposed plan for the Development of such Combination Therapy and the Parties shall discuss such proposal.  In the event that the Development of such Combination Therapy is approved by the JSC, it shall be included in the RLP Development Plan; provided that in the event that the Other Combination Therapy Product(s) is proprietary to one of the Parties (a “Proprietary Product”), then the Development Costs associated with such Combination Therapy shall be apportioned [...***...].  For clarity, in the event that the Development of such Combination Therapy is not approved by the JSC, such Development of a Combination Therapy may be conducted as Additional Development Activities pursuant to Section 5.1.2.4(c).

5.1.8.Opt-Out Right.  On a Regional Target Pair-by-Regional Target Pair basis, Xencor has the right, at its sole discretion, to opt-out of further Development and Commercialization of all Regional Licensed Antibodies or Regional Licensed Products for such Regional Target Pair upon [...***...] prior written notice to Novartis.  Upon the delivery of such notice, (a) Xencor’s then on-going funding commitments and Development Activities will continue until [...***...] of the date of the notice; provided that [...***...], (b) the Novartis Territory for such Regional Target Pair will be worldwide for all purposes of this Agreement and the term Xencor Territory shall no longer have any applicability for such Regional Target Pair, (c) all Regional Licensed Antibodies and Regional Licensed Products with respect to such Regional Target Pair will convert to Global Licensed Antibodies and Global Licensed Products (subject to sub-clause (a) above and royalty payments in accordance with Section 10.6.1.2 and not 10.6.2), respectively, and (d) the licenses set forth in Section 9.1.2.1 will terminate.  For the sake of clarity, Xencor will have no further obligations with respect to the Development of, or Development Costs associated with, such Regional Target Pair from and after the end of [...***...] described in sub-clause (a) above; provided that the Parties will use Commercially Reasonable Efforts to transition on-going activities for which Xencor was responsible to Novartis during [...***...].

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5.2.Global Licensed Antibodies and Global Licensed Products.

5.2.1.Overview.  On a Global Target Pair-by-Global Target Pair basis, Novartis will be responsible for all Development of Global Licensed Antibodies and Global Licensed Products.

5.2.2.Diligence, Standards of Conduct.    On a Global Target Pair-by-Global Target Pair basis, Novartis will use Commercially Reasonable Efforts to Develop Global Licensed Antibodies and Global Licensed Products for such Global Target Pair and obtain Regulatory Approval thereof in the Novartis Territory.

5.2.3.Development Costs.  With respect to each Global Target Pair, Novartis will be responsible for 100% of all Development Costs for the Development of Global Licensed Antibodies and Global Licensed Products for such Global Target Pair.

5.2.4.Records, Reports, Information Sharing.

5.2.4.1.Development Activities, Reports.  On a Global Target Pair-by-Global Target Pair basis, Novartis will provide to the JDC, on a [...***...] basis, an update regarding Development activities for such Global Target Pair, including any material Research or pre-clinical Development activities or Clinical Studies conducted by Novartis.  Without limiting the foregoing, on a Global Target Pair-by-Global Target Pair basis, Novartis shall provide Xencor with annual written reports within [...***...] after the end of each Calendar Year, summarizing Novartis’ and its Affiliates’ and Sublicensees’ Development efforts with respect to such Global Target Pair during such Calendar Year, including significant preclinical, clinical and regulatory events such as initiation and results of Clinical Studies and filing of significant Regulatory Materials and a description of planned activities for the following Calendar Year.  In addition to such report and during such same period, at Xencor’s reasonable request, Xencor and Novartis will meet in-person or remotely by telephone or video-conference at least [...***...] in order for Novartis to update Xencor regarding the matters described in this Section 5.2.4.1.

5.2.4.2.Information Exchange and Development Assistance.  Upon the reasonable request of Novartis, Xencor will provide to Novartis, without additional compensation and in a commercially reasonable format, a copy of Know-How Controlled by Xencor or its Related Parties that is licensed to Novartis under this Agreement (i.e., Know-How included in Xencor Technology for Xencor) to the extent that it is reasonably necessary for Development of Global Licensed Antibodies or Global Licensed Products or for obtaining or maintaining Regulatory Approval or Pricing Approval for Global Licensed Products, including copies of all scientific information and data related to such Global Licensed Antibodies or Global Licensed Products (including all data made, collected or otherwise generated in the conduct of any pre-clinical studies).  Notwithstanding the foregoing, or anything to the contrary herein, Xencor shall not be required to disclose information that is subject to bona fide

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confidentiality obligations to a Third Party; provided that if the rights granted to Novartis hereunder would reasonably be expected to be adversely affected or Novartis otherwise would be prejudiced hereunder by such failure to disclose, Xencor will use commercially reasonable efforts to obtain the consent of such Third Party to disclose such information.

5.2.4.3.Personnel.  Novartis may request that Xencor reasonably make available for consultation regarding the Development of Global Licensed Antibodies and Global Licensed Products certain of its employees engaged in Research and Development activities with respect to such Global Licensed Antibodies and Global Licensed Products.  Xencor will reasonably cooperate (and subject to capacity restraints at Xencor) with Novartis to provide (a) up to [...***...] of consultation without charge to Novartis, and (b) any additional hours of consultation as Novartis may reasonably request, for which Novartis will pay Xencor a rate of [...***...] of such consultation services.

5.2.5.Third Parties. Novartis will be entitled to utilize the services of Third Parties to perform its Development activities under this Section 5.2.5, provided that (a) Novartis will require that such Third Party operates in a manner consistent with the terms of this Agreement and (b) Novartis will remain at all times fully liable for its responsibilities and Novartis hereby expressly waives any requirement that Xencor exhaust any right, power or remedy, or proceed against such Third Party, for any obligation or performance hereunder prior to proceeding directly against Novartis.  Novartis will require that any such Third Party agreement entered into pursuant to this Section 5.2.5 (x) include confidentiality and non-use provisions that are no less stringent than those set forth in Section 11.1 (but of duration customary in confidentiality agreements entered into for a similar purpose), and (y) obtain ownership of, or a fully sublicensable license (or an exclusive option to obtain such license) under and to, any Know-How and Patents that are developed by such Third Party in the performance of such agreement and are reasonably necessary or useful to Research, Develop, Manufacture or Commercialize Global Licensed Antibodies or Global Licensed Products in the Field, and any such license shall be deemed to be a Novartis Existing In-License for all purposes of this Agreement, unless otherwise agreed by the JDC.   For clarity, the foregoing requirement to obtain ownership of, or a fully sublicensable license (or an exclusive option to obtain such license) shall not apply to any improvements to the proprietary core or platform technology owned or in-licensed by any such Third Party or its Affiliates.  Novartis will be solely responsible for direction of and communications with such Third Party.

5.3.Optioned Licensed Antibodies and Optioned Licensed Products.

5.3.1.Overview.  Subject to the oversight of the JSC and the JDC, the Parties will collaborate on further global Development of Optioned Licensed Antibodies and Optioned Licensed Products in accordance with this Agreement and the OLP Development Plan.

5.3.2.Development Plan, Budgets.

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5.3.2.1.OLP Development Plan.  Promptly upon exercise by Xencor of its Opt-In Right with respect to an Optioned Target Pair, the JDC will generate a written work plan and time table that sets forth the Development activities that are necessary or useful to be undertaken over the next [...***...] for the applicable Optioned Licensed Antibodies and Optioned Licensed Products to achieve initial Regulatory Approval (as updated from time to time, the “OLP Development Plan”).  The terms of, and Development activities set forth in, each OLP Development Plan will at all times be designed to be in compliance with all Laws and in accordance with professional and ethical standards customary in the pharmaceutical industry.  The Parties will update the applicable OLP Development Plan for such Optioned Licensed Antibodies and Optioned Licensed Products [...***...] and will provide such updated OLP Development Plan to the JDC.  The JDC will review and approve the OLP Development Plan submitted to it in accordance with Section 2.3.4.

5.3.2.2.OLP Development Budgets.  The OLP Development Plan will contain a [...***...] rolling budget covering the anticipated Development activities to be performed during the then-current Calendar Year (broken down by Calendar Quarter) and the next Calendar Year (broken down by Calendar Quarter), and a forecast of the budgets for each subsequent Calendar Year thereafter through completion of all Development activities set forth in any such OLP Development Plan, provided that the initial OLP Development Plan will also include such a budget for the partial Calendar Year commencing as of the date of such OLP Development Plan and ending December 31 of such Calendar Year (each such one year budget plus any such partial Calendar Year is a “OLP Development Budget”).  Each OLP Development Budget will be updated [...***...] by the JDC in accordance with Section 5.3.2.1.  The OLP Development Budget, and each update thereto, will be prepared by the JDC, based on (a) the Parties’ good faith estimation of the anticipated OLP Development Activities to be conducted during the relevant [...***...] period and (b) information prepared by the Parties in good faith for their own internal planning processes relating to anticipated Development activities, a summary of which will be provided to the JDC for review and incorporation into the OLP Development Budget.  The OLP Development Budget will include an itemized list of the applicable Development activities to be performed during the [...***...] covered by such OLP Development Budget, with detailed line item entries for each Development activity setting forth the costs directly related to such Development activity (broken out to show Out-of-Pocket Costs and FTE Costs for FTEs directly engaged to perform such Development activity) and specifying what Party or Third Party is responsible for performing the applicable Development activity, which itemized list may include:

(a)Any material preclinical, non-Clinical Studies or GLP toxicology studies, itemized by study, and

(b)Clinical Studies, including (A) the following costs itemized by Clinical Study, if applicable: itemized cost of study drug (if available), per-

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patient costs (if available), study initiation costs, per-protocol costs, investigator payments, monthly study fixed costs, statistical analysis costs, study report development costs and study close-out expenses and (B) the following information itemized by Clinical Study: number of study sites and number of patients.

5.3.2.3.Managing and Amending OLP Development Plans and OLP Development Budgets.  The JDC will update and amend the OLP Development Plan from time-to-time as it deems necessary and, until such time as no further Development activities are occurring or expected to occur with respect to such Optioned Target Pair.

5.3.3.Diligence.  Novartis will use Commercially Reasonable Efforts to (a) Develop Optioned Licensed Antibodies and Optioned Licensed Products for the Optioned Target Pair and obtain Regulatory Approval therefor in the Novartis Territory, and (b) perform the Development activities pursuant to the OLP Development Plan for such Optioned Licensed Antibodies and Optioned Licensed Products for such Optioned Target Pair in accordance with the OLP Development Plan.

5.3.4.Development Costs.  With respect to each Optioned Target Pair, Xencor will be responsible for 25% of all Development Costs and Novartis will be responsible for 75% of all Development Costs, in each case for the Development of all Optioned Licensed Antibodies or Optioned Licensed Products from and after the date that Xencor exercises its Opt-In Right with respect thereto.  For clarity, Development Costs will be reconciled and paid in accordance with the procedure described in Section 10.3.

5.3.5.Records, Reports, Information Sharing.

5.3.5.1.Development Activities Reports.  Novartis will provide to the JDC, on a [...***...] basis, or more frequently as reasonably requested by the JDC, an update regarding Development activities conducted by or on its behalf.  In addition, Novartis will promptly share with Xencor all material developments and information that it comes to possess relating to the Development of any Optioned Licensed Antibodies and Optioned Licensed Products, including (a) safety concerns, and (b) study reports and data generated from Clinical Studies.

5.3.5.2.Scientific Records.  Novartis will maintain scientific records, in sufficient detail and in sound scientific manner appropriate for Patent and regulatory purposes and in compliance with cGLP with respect to activities that require cGLP compliance to be submitted in regulatory filings (including INDs and BLAs), which will fully and accurately reflect all work done and results achieved in the performance of the Development activities and Clinical Studies.

5.3.5.3.Information Exchange and Development Assistance.  Until the expiration or termination of the final OLP Development Plan, upon the reasonable request of Novartis, Xencor will provide to Novartis, without additional compensation

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and in a commercially reasonable format, Know-How Controlled by Xencor or its Related Parties that is licensed to Novartis under this Agreement to the extent that it is reasonably necessary for Development of Optioned Licensed Antibodies or Optioned Licensed Products in accordance with the applicable OLP Development Plan or for obtaining or maintaining Regulatory Approval for Optioned Licensed Products, including copies of all material scientific information and data related to such Optioned Licensed Antibodies or Optioned Licensed Products (including all material data made, collected or otherwise generated in the conduct of any pre-clinical studies).  Notwithstanding the foregoing, or anything to the contrary herein, neither Party shall be required to disclose information that is subject to bona fide confidentiality obligations to a Third Party; provided that if the rights granted to the other Party hereunder would reasonably be expected to be adversely affected or such Party otherwise would be prejudiced hereunder by such failure to disclose, the Party bound by such confidentiality obligations will use commercially reasonable efforts to obtain the consent of such Third Party to disclose such information.

5.3.5.4.Personnel.    Novartis may request that Xencor reasonably make available for consultation regarding the Development of Optioned Licensed Antibodies and Optioned Licensed Products certain of its employees engaged in Research and Development activities with respect to such Optioned Licensed Antibodies and Optioned Licensed Products.  Xencor will reasonably cooperate (and subject to capacity restraints at Xencor) with Novartis to provide (a) up to [...***...] of consultation without charge to Novartis, and (b) any additional hours of consultation as Novartis may reasonably request, for which Novartis will pay Xencor a rate of [...***...] of such consultation services.

5.3.6.Third Parties.  Novartis will be entitled to utilize the services of Third Parties to perform its Development activities under this Section 5.3, provided that (a) Novartis will require that such Third Party operates in a manner consistent with this Agreement, (b) Novartis will remain at all times fully liable for its respective responsibilities.  Novartis hereby expressly waives any requirement that Xencor exhaust any right, power or remedy, or proceed against such Third Party, for any obligation or performance hereunder prior to proceeding directly against Novartis and (c) Novartis will make reasonable efforts to share, through the JDC, information regarding any prior experience with specific contract research organizations that are anticipated to be engaged to perform work under the OLP Development Plan.  Novartis will (x) require that any Third Party agreement entered into pursuant to this Section 5.3.6 include confidentiality and non-use provisions that are no less stringent than those set forth in Section 11.1 (but of duration customary in confidentiality agreements entered into for a similar purpose), and (y) obtain ownership of, or a fully sublicensable license (or an exclusive option to obtain such license) under and to, any Know-How and Patents that are developed by such Third Party in the performance of such agreement and are reasonably necessary or useful to Research, Develop, Manufacture or Commercialize Optioned Licensed Antibodies or Optioned Licensed Products in the Field, and any such license shall be deemed to be a Novartis Existing In-License for all purposes of this Agreement, unless otherwise agreed by the JDC.  For clarity, the

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foregoing requirement to obtain ownership of, or a fully sublicensable license (or an exclusive option to obtain such license) shall not apply to any improvements to the proprietary core or platform technology owned or in-licensed by any such Third Party or its Affiliates unless such improvements are reasonably necessary to Research, Develop, Manufacture or Commercialize those Optioned Licensed Antibodies or Optioned Licensed Products with respect to which such Third Party or its Affiliate conducted its activities under such Third Party agreement.  Novartis will be solely responsible for direction of and communications with such Third Party.

5.3.7.Opt-Out Right.  Xencor has the right, at its sole discretion, to opt-out of further cost sharing and any activities, if any, allocated to it pursuant to the OLP Development Plan with respect to all Optioned Licensed Antibodies and Optioned Licensed Products for the Optioned Target Pair upon [...***...] prior written notice to Novartis.  Upon the delivery of such notice, (a) Xencor’s then on-going funding commitments and Development Activities will continue until the [...***...] anniversary of the date of the notice; provided that during such [...***...] period, Xencor’s responsibility for Development Costs with respect to such Optioned Target Pair shall not exceed [...***...]% of the Development Costs included in the OLP Development Budget in effect as of the date of Xencor’s notice, notwithstanding any increases that may be made to such OLP Development Budget during such [...***...] period (for clarity, if Novartis reduces the OLP Development Budget during such [...***...] then Xencor shall only be responsible for [...***...]% of the Development Costs included in such updated OLP Development Budget), (b) the Optioned Target Pair will convert to a Global Target Pair, (c) all Optioned Licensed Antibodies and Optioned Licensed Products will convert to Global Licensed Antibodies and Global Licensed Products, respectively, and (d) the licenses set forth in Section 9.2 will apply to such new Global Target Pair, Global Licensed Antibodies and Global Licensed Products; provided that, notwithstanding the foregoing, in the event that Xencor exercises its Opt-Out Right with respect to the Optioned Licensed Antibodies and Optioned Licensed Products within [...***...] days of Xencor’s receipt of the [...***...] updated OLP Development Plan, then Xencor will have no obligation to share in any further Development Costs with respect thereto beyond those committed in the previously applicable OLP Development Budget for the next year.  For example, if the prior OLP Development Budget provided for a single Clinical Study budgeted for $[...***...] and the updated OLP Development budget provides for such Clinical Study, but with a budget of $[...***...] and adds a new Clinical Study budgeted at $[...***...], Xencor would remain obligated to share its portion of the Development Costs for the first Clinical Study only and only at the originally budgeted amount (i.e., [...***...]% of $[...***...] or $[...***...]).  For the sake of clarity, Xencor will have no further obligations with respect to the Development Costs associated with such Optioned Target Pair from and after the end of such [...***...] notice period.

5.4.Fc Licensed Antibodies and Fc Licensed Products.

5.4.1.Overview.  Novartis will be responsible for all Development of Fc Licensed Antibodies and Fc Licensed Products.

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5.4.2.Diligence, Standards of Conduct.    Novartis will use Commercially Reasonable Efforts to Develop Fc Licensed Antibodies and Fc Licensed Products and obtain Regulatory Approval thereof in the Novartis Territory.

5.4.3.Development Costs.  Novartis will be responsible for 100% of all Development Costs for the Development of Fc Licensed Antibodies and Fc Licensed Products.

5.4.4.Reports.  On an Fc Licensed Antibodies-by-Fc Licensed Antibodies and Fc Licensed Product-by-Fc Licensed Product basis, Novartis shall provide Xencor with annual written reports within [...***...] after the end of each Calendar Year, summarizing Novartis’ and its Affiliates’ and Sublicensees’ Development efforts with respect to such Fc Licensed Antibody or Fc Licensed Product during such Calendar Year, including significant preclinical, clinical and regulatory events such as initiation and results of Clinical Studies and filing of significant Regulatory Materials and a description of planned activities for the following Calendar Year.

5.4.5.Third Parties.  Novartis will be entitled to utilize the services of Third Parties to perform its Development activities under this Section 5.4.5, provided that (a) Novartis will require that such Third Party operates in a manner consistent with the terms of this Agreement and (b) Novartis will remain at all times fully liable for its responsibilities and Novartis hereby expressly waives any requirement that Xencor exhaust any right, power or remedy, or proceed against such Third Party, for any obligation or performance hereunder prior to proceeding directly against Novartis.  Novartis will require that any such Third Party agreement entered into pursuant to this Section 5.4.5 include confidentiality and non-use provisions that are no less stringent than those set forth in Section 11.1 (but of duration customary in confidentiality agreements entered into for a similar purpose).  Novartis will be solely responsible for direction of and communications with such Third Party.

6.COMMERCIALIZATION

6.1.Regional Licensed Products.

6.1.1.Responsibility, Cost and Diligence.    On a Regional Target Pair-by-Regional Target Pair basis, each Party will be solely responsible, at its expense, for all Commercialization activities relating to Regional Licensed Products in the Field in its Territory.  On a Regional Target Pair-by-Regional Target Pair basis, Novartis will use Commercially Reasonable Efforts to (a) Commercialize each Regional Licensed Product for which it has obtained Regulatory Approval (including where required by Law to Commercialize the Regional Licensed Product, Pricing Approval) in its Territory, and (b) perform all Commercialization activities for such Regional Licensed Product in accordance with the RLP Commercial Strategy.

6.1.2.RLP Commercial Strategy.    Within [...***...] before the anticipated Initiation of the first Phase 3 Study for a Regional Licensed Product, Novartis will provide and within [...***...] after such provision the JCC will, subject to Law including Antitrust Laws, review, update and approve a written summary of the global Commercial strategy for such Regional Licensed Product (the “RLP Commercial Strategy”); provided that, until the RLP Commercial Strategy

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is approved by the JCC or, if no such approval is obtained, neither Party shall be bound by the global Commercial strategy proposed by Novartis.  For clarity, any and all such communications and strategy involving the Commercialization of Regional Licensed Products shall be limited to those permitted under Law, including Antitrust Laws.

6.1.3.Novartis Territory Commercialization Plan.  No less than [...***...] in advance of the reasonably expected first Regulatory Approval in the Novartis Territory with respect to a Regional Licensed Product, Novartis will prepare and deliver to the JCC for review a reasonable written plan that summarizes the Commercialization activities to be undertaken with respect to such Regional Licensed Product in the Novartis Territory in the next Calendar Year (the “Novartis Territory Commercialization Plan”).  The Novartis Territory Commercialization Plan for a Regional Licensed Product will subsequently be updated and modified by Novartis, from time to time at its discretion and no less frequently than [...***...], based upon, among other things, Novartis’ Commercialization activities with respect to such Regional Licensed Product in the Novartis Territory, a copy of which updated plan Novartis will provide to the JCC.  Notwithstanding the foregoing, in the event of any disagreement between the Parties regarding the Novartis Territory Commercialization Plan for a Regional Licensed Product pursuant to Section 2.4.5, the Novartis representatives on the JCC will have final decision-making authority over the preparation and updating of such Novartis Territory Commercialization Plan, provided that such decisions do not materially adversely affect the Commercialization of such Regional Licensed Product in the Xencor Territory.

6.1.4.Xencor Territory Commercialization Plan.  No less than [...***...] in advance of the reasonably expected first Regulatory Approval in the Xencor Territory with respect to a Regional Licensed Product, Xencor will prepare and deliver to the JCC for review a reasonable written plan that summarizes the Commercialization activities to be undertaken with respect to such Regional Licensed Product in the Xencor Territory in the next Calendar Year (the “Xencor Territory Commercialization Plan”).  The Xencor Territory Commercialization Plan for a Regional Licensed Product will subsequently be updated and modified by Xencor, from time to time at its discretion and no less frequently than [...***...] per [...***...], based upon, among other things, Xencor’s Commercialization activities with respect to such Regional Licensed Product in the Xencor Territory, a copy of which updated plan Xencor will provide to the JCC.  Notwithstanding the foregoing, in the event of any disagreement between the Parties regarding the Xencor Territory Commercialization Plan for a Regional Licensed Product pursuant to Section 2.4.5, the Xencor representatives on the JCC will have final decision-making authority over the preparation and updating of such Xencor Territory Commercialization Plan, provided that such decisions do not materially adversely affect the Commercialization of such Regional Licensed Product in the Novartis Territory.

6.1.5.Advertising and Promotional Materials.

6.1.5.1.RLP Branding.  Each Party will use Commercially Reasonable Efforts to develop (and thereafter modify and update) a branding strategy (including positioning, colors, other visual branding elements and Novartis RLP Trademarks and Xencor RLP Trademarks in accordance with Section 14.8.1) for each Regional

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Licensed Product for use in the Field for such Party’s Territory (each a “RLP Branding Strategy”), which the JCC will, in accordance with Sections 2.4.3.5 and 2.4.5, review, coordinate and approve, and which the Parties will, following such review and approval, implement.  Each Party will submit its RLP Branding Strategy for a Regional Licensed Product to the JCC at least [...***...] (or more frequently if agreed to by the Parties).  Each Party will consider in good faith any timely comments by the other Party with respect to its RLP Branding Strategy, but will have final decision-making authority with respect to such its RLP Branding Strategy in its Territory.  Notwithstanding the foregoing, each Party will use Commercially Reasonable Efforts to ensure that (a) its RLP Branding Strategy complies with Laws in its Territory, and (b) that any branding elements selected for inclusion in its RLP Branding Strategy do not infringe any Third Party trademarks or other intellectual property rights.  If any such RLP Branding Strategy infringes Third Party trademarks or other intellectual property rights or otherwise does not comply with Law in the Territory in which such RLP Branding Strategy is used, the affected  Party will take action to end such infringement or other noncompliance (including by modifying its RLP Branding Strategy) in its Territory and the other Party will not be obligated to implement its RLP Branding Strategy in its Territory pursuant to this Section 6.1.5.1 unless and until such infringement or noncompliance is ended.

6.1.5.2.Xencor Advertising & Promotion.    Xencor will be responsible for the creation, preparation, production, reproduction and filing with the applicable Regulatory Authorities, of relevant written sales, promotion and advertising materials (“Promotional Materials”) relating to each Regional Licensed Product for use in the Xencor Territory.  All such Promotional Materials will be compliant with applicable Law and, if applicable, consistent in all material respects with the Xencor Territory Commercialization Plan and, if applicable, consistent in all material respects with the RLP Branding Strategy for such Regional Licensed Product in the Xencor Territory.  Xencor will submit representative samples of its Promotional Materials developed by it for use in the Xencor Territory to the JCC at least [...***...] (or more frequently if agreed to by the Parties).  Xencor will consider in good faith any timely comments Novartis may have with respect to any such Promotional Materials, but will have final decision-making authority in the Xencor Territory with respect to such Promotional Materials.

6.1.5.3.Novartis Advertising & Promotion.    Novartis will be responsible for the creation, preparation, production, reproduction and filing with the applicable Regulatory Authorities, of relevant Promotional Materials relating to each Regional Licensed Product for use in the Novartis Territory.  All such Promotional Materials will be compliant with Law, consistent in all material respects with the Novartis Territory Commercialization Plan and, if applicable, consistent in all material respects with the RLP Branding Strategy for such Regional Licensed Product in the Novartis Territory.  Novartis will submit representative samples of its Promotional Materials developed by it for use in the Novartis Territory to the JCC at least [...***...] thereafter (or more frequently if agreed to by the Parties).  Novartis will consider in good faith any timely

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comments Xencor may have with respect to any such Promotional Materials, but will have final decision-making authority in the Novartis Territory with respect to such Promotional Materials.

6.1.5.4.Reporting Obligations.    Each Party will report to the JCC in writing, on an [...***...] basis in the first [...***...] of the [...***...] following the first Regulatory Approval of such Regional Licensed Product in the Field in such Party’s Territory (for the period ending December 31 of the prior Calendar Year), summarizing in reasonable detail such Party’s Commercialization activities for such Regional Licensed Product performed to date (or updating such report for activities performed since the last such report was given hereunder, as applicable).  In addition, each Party will provide the other Party with written notice of the First Commercial Sale of each Regional Licensed Product in such Party’s Territory as soon as reasonably practicable after such event, provided however, that such Party will inform the other Party of such event prior to general public disclosure of such event by such Party.  Subject to Law, each Party will provide such other information to the JCC as the other Party may reasonably request with respect to Commercialization of such Regional Licensed Product and will keep such JCC reasonably informed of such Party’s Commercialization activities with respect to such Regional Licensed Product.

6.1.6.Commercialization Obligations.  Each Party and its Related Parties will be responsible for booking sales of the Regional Licensed Products sold in its Territory.  Each Party and its Related Parties may warehouse Regional Licensed Products both inside and outside of such Party’s Territory, provided that any sales with respect to such Regional Licensed Products are booked in such Party’s Territory.  If a Party receives any orders for any Regional Licensed Product in the other Party’s Territory, it will refer such orders to the other Party, to the extent it is not prohibited from doing so under Law.  Moreover, each Party and its Related Parties will, using Commercially Reasonable Efforts, be solely responsible for handling all returns of any Regional Licensed Product sold in its Territory, as well as all aspects of Regional Licensed Product order processing, invoicing and collection, distribution, inventory and receivables of Regional Licensed Products sold in its Territory.

6.1.7.Recalls, Market Withdrawals or Corrective Actions.  In the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with a Regional Licensed Product in a Territory, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal of a Regional Licensed Product in its Territory, the Party notified of such recall or similar action, or the Party that desires such recall or similar action, will as promptly as possible, notify the other Party’s Alliance Manager thereof by telephone or e-mail.  Each Party, in consultation with the other Party, will decide whether to conduct a recall of a Regional Licensed Product in its own Territory and the manner in which any such recall will be conducted (except in the case of a government mandated recall, when such Party may act without such advance notice but will notify the other Party as soon as possible thereafter).  Except as may otherwise be agreed to by the Parties, and subject to the Parties’ respective indemnification obligations

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hereunder or under any ancillary agreements between the Parties, each Party will bear the expense of any such recall in its own Territory.  Each Party will make available all of its pertinent records that may be reasonably requested by the other Party that are necessary for a Party to effect a recall of a Regional Licensed Product in its Territory.  The Parties’ rights and obligations under this Section 6.1.7 will be subject to the terms of any supply agreement(s), SDEA or quality related agreements entered into between the Parties.  In the event of a conflict between the provisions of any such supply agreement, SDEA or quality related agreements and this Section 6.1.7, the provisions of such supply agreement, SDEA or quality related agreements will govern.

6.1.8.Ex-Territory Sales, Export Monitoring.

6.1.8.1.Ex-Territory Sales.    Subject to Law, neither Party will engage in any advertising or promotional activities relating to any Regional Licensed Product directed primarily to customers or other buyers or users of such Regional Licensed Product located outside its Territory or accept orders for Regional Licensed Products from or sell Regional Licensed Products into such other Party’s Territory for its own account, and if a Party receives any order for any Regional Licensed Product in the other Party’s Territory, it will refer such orders to the other Party.  The Parties expressly acknowledge and agree that Law may prevent or limit a Party from taking action to prevent exports from one EU country to another.

6.1.8.2.Export Monitoring.    Each Party and its Related Parties will use Commercially Reasonable Efforts to monitor and prevent exports of Regional Licensed Products from its own Territory for Commercialization in the other Party’s Territory using methods permitted under Law that are commonly used in the industry for such purpose (if any), and will promptly inform the other Party of any such exports of Regional Licensed Products from its Territory, and any actions taken to prevent such exports.  Each Party agrees to take reasonable actions requested in writing by the other Party that are consistent with Law to prevent exports of Regional Licensed Products from its Territory for Commercialization in the other Party’s Territory.  The Parties expressly acknowledge and agree that Law may prevent or limit a Party from taking action to prevent exports from one EU country to another.

6.2.Global Licensed Products.

6.2.1.Responsibility, Cost and Diligence.  Novartis will be solely responsible, at its expense, for all Commercialization activities relating to Global Licensed Products in the Field in the Novartis Territory.  Novartis will use Commercially Reasonable Efforts to Commercialize each Global Licensed Product for which Novartis has obtained Regulatory Approval within the Novartis Territory.

6.2.2.Advertising and Promotional Materials.

6.2.2.1.Global Licensed Product.  Novartis will have the sole right, from time to time during the Term, to develop (and thereafter modify and update) a global branding strategy (including global positioning, messages, logo, colors and other visual

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branding elements) for each Global Licensed Product for use in the Field throughout the Novartis Territory.

6.2.2.2.Promotional Materials. Novartis will be responsible for the creation, preparation, production, reproduction and filing with the applicable Regulatory Authorities, of relevant written sales, promotion and advertising materials relating to each Global Licensed Product for use in the Novartis Territory. All such Promotional Materials will be compliant with Law. Unless prohibited by Law, Novartis will include a reference in such Promotional Materials to such Global Licensed Product as being sold under license from Xencor.

6.2.3.Sales and Distribution.  Novartis and its Related Parties will be solely responsible for booking sales and will warehouse and distribute Global Licensed Products throughout the Novartis Territory.

6.2.4.Recalls, Market Withdrawals or Corrective Actions.  In the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with a Global Licensed Product, Novartis will have the sole right to decide whether to conduct a recall and the manner in which any such recall will be conducted.  Novartis will bear the expense of any such recall.

6.3.Optioned Licensed Products.

6.3.1.Responsibility, Cost and Diligence.  Novartis will be solely responsible for all Commercialization activities relating to Optioned Licensed Products in the Field in the Novartis Territory; provided that Xencor shall have the right to co-detail Optioned Licensed Products in the U.S. in accordance with Section 6.3.2.  Xencor will be responsible for 50% of all Commercialization Costs and costs of Medical Affairs Activities in the United States and Novartis will be responsible for 50% of all Commercialization Costs and costs of Medical Affairs Activities in the United States and 100% of the Commercialization Costs and costs of Medical Affairs Activities in the remainder of the Novartis Territory, in each case for the Commercialization of all Optioned Licensed Antibodies or Optioned Licensed Products.  For clarity, Commercialization Costs and costs of Medical Affairs Activities in the United States will be reconciled and paid in accordance with the procedure described in Section 10.3.  Novartis will use Commercially Reasonable Efforts to (a) Commercialize each Optioned Licensed Product for which Novartis has obtained Regulatory Approval (including where required by Law to Commercialize the Optioned Licensed Product, Pricing Approval) within the Novartis Territory, and (b) perform all Commercialization activities for Optioned Licensed Products in accordance with the OLP Commercialization Plan.

6.3.2.Xencor Co-Detail Right.

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6.3.2.1.Co-Detail Option of Xencor.  With respect to each Optioned Licensed Product launched by Novartis in the United States, Xencor will have an option (the “Co-Detail Option”) to Co-Detail such Optioned Licensed Product in the United States for each indication for which such Optioned Licensed Product has received Regulatory Approval according to the terms and conditions set forth in this Section 6.3.2.  This Co-Detail Option may be exercised, at Xencor’s discretion, on an [...***...] basis.  Novartis will provide a notice (the “Co-Detail Notice”) at least [...***...] before the anticipated approval of an application for Regulatory Approval to the FDA for each Optioned Licensed Product.  In the event that Xencor wishes to Co-Detail such Optioned Licensed Product in the United States, it shall provide notice in writing to Novartis no later than [...***...] after the giving of the Co-Detail Notice containing the information set forth below in Section 6.3.2.2 (the “Co-Detail Option Exercise Notice”).  Each such Optioned Licensed Product for which Xencor exercises the Co-Detail Option in accordance with this Section 6.3.2.1 is referred to as a “Co-Detailed Optioned Licensed Product”).

6.3.2.2.Co-Detail Option Exercise Notice.  The Co-Detail Option Exercise Notice provided by Xencor will include the following:

(a)[...***...].

(b)[...***...]:

(i)[...***...]; and

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(ii)[...***...].

(c)[...***...].

(d)[...***...].

(e)[...***...]

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[...***...].

(f)[...***...]:

(i)[...***...].

(ii)[...***...].

(g)[...***...].

(h)[...***...].

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(i)[...***...].

6.3.3.OLP Commercialization Plan.  No less than [...***...] in advance of the reasonably expected first Regulatory Approval in the Novartis Territory with respect to an Optioned Licensed Product, Novartis will prepare and deliver to the JCC for review a reasonable written plan that summarizes the Commercialization activities, including pre-marketing activities, to be undertaken with respect to such Optioned Licensed Product in the Novartis Territory [...***...] and the associated budget for such activities, which budget shall be allocated between the United States and the rest of the world (the “OLP Commercialization Plan”).  The OLP Commercialization Plan for an Optioned Licensed Product will subsequently be updated and modified by [...***...] by the JCC, based upon, among other things, Novartis’ Commercialization activities with respect to such Optioned Licensed Product in the Novartis Territory.  Notwithstanding the foregoing, in the event of any disagreement between the Parties regarding the OLP Commercialization Plan for an Optioned Licensed Product pursuant to Section 2.4.5, the Novartis representatives on the JCC will consider any comments provided by Xencor in good faith, but have final decision-making authority over the preparation and updating of such OLP Commercialization Plan.

6.3.4.Commercialization Costs and Medical Affairs Activities Costs Records.  Novartis shall keep accurate records of its Commercialization Costs and Medical Affairs Activities Costs, including appropriately allocating such Commercialization Costs between the United States and the rest of the world.  Likewise, to the extent Xencor exercises its Co-Detailing Option, it too shall keep such records.  Beginning with the [...***...] Calendar Quarter after the First Commercial Sale of an Optioned Licensed Product, Novartis shall report to Xencor, pursuant to Section 10.3, within [...***...] after the end of each Calendar Quarter a report of its Commercialization Costs, by applicable region (i.e., United States and the rest of the world), incurred in such Calendar Quarter of all of such Commercialization Costs and Medical Affairs Activities Costs (and Xencor will provide same to the extent it exercises its Co-Detailing Option) (each such report, a “Commercialization Cost Calculation Report”).

6.3.5.Advertising and Promotional Materials.

6.3.5.1.Optioned Licensed Product.  Novartis will have the sole right, from time to time during the Term, to develop (and thereafter modify and update) a global branding strategy (including global positioning, messages, logo, colors and other visual branding elements) for each Optioned Licensed Product for use in the Field throughout the Novartis Territory.

6.3.5.2.Promotional Materials. Novartis will be responsible for the creation, preparation, production, reproduction and filing with the applicable Regulatory

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Authorities, of relevant written sales, promotion and advertising materials relating to each Optioned Licensed Product for use in the Novartis Territory. All such Promotional Materials will be compliant with Law.  Unless prohibited by Law, Novartis will include a reference in such Promotional Materials to such Optioned Licensed Product as being sold under license from Xencor;  provided that, to the extent Xencor exercises its Co-Detailing Option, both Parties’ logos shall be displayed equally prominently in the United States on Promotional Materials and Product branding.

6.3.6.Sales and Distribution.  Novartis and its Related Parties will be solely responsible for booking sales and will warehouse and distribute Optioned Licensed Products in the Novartis Territory.

6.3.7.Recalls, Market Withdrawals or Corrective Actions.  In the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with a Optioned Licensed Product, Novartis will have the sole right to decide whether to conduct a recall and the manner in which any such recall will be conducted.  Novartis will bear the expense of any such recall.

6.4.Fc Licensed Products.

6.4.1.Responsibility, Cost and Diligence.  Novartis will be solely responsible, at its expense, for all Commercialization activities relating to Fc Licensed Products in the Field in the Novartis Territory.  Novartis will use Commercially Reasonable Efforts to Commercialize each Fc Licensed Product for which Novartis has obtained Regulatory Approval (including where required by Law to Commercialize the Fc Licensed Product, Pricing Approval) in the Novartis Territory.

6.4.2.Advertising and Promotional Materials.

6.4.2.1.Fc Licensed Product.  Novartis will have the sole right, from time to time during the Term, to develop (and thereafter modify and update) a global branding strategy (including global positioning, messages, logo, colors and other visual branding elements) for each Fc Licensed Product for use in the Field throughout the Novartis Territory.

6.4.2.2.Promotional Materials. Novartis will be responsible for the creation, preparation, production, reproduction and filing with the applicable Regulatory Authorities, of relevant written sales, promotion and advertising materials relating to each Fc Licensed Product for use in the Novartis Territory. All such Promotional Materials will be compliant with Law. Unless prohibited by Law, Novartis will include a reference in such Promotional Materials to such Fc Licensed Product as being sold under license from Xencor.

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6.4.3.Sales and Distribution.  Novartis and its Related Parties will be solely responsible for booking sales and will warehouse and distribute Fc Licensed Products in the Novartis Territory.

6.4.4.Recalls, Market Withdrawals or Corrective Actions.  In the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with a Fc Licensed Product, Novartis will have the sole right to decide whether to conduct a recall and the manner in which any such recall will be conducted.  Novartis will bear the expense of any such recall.

6.5.Commercialization Activities, Reports.  Without limiting the foregoing, on an Fc Licensed Product-by-Fc Licensed Product basis, Novartis shall provide Xencor with annual written reports within [...***...] after the end of each Calendar Year, summarizing Novartis’ and its Affiliates’ and Sublicensees’ Commercialization efforts with respect to such Fc Licensed Product during such Calendar Year and a description of planned activities for the following Calendar Year.

7.REGULATORY

7.1.Regional Licensed Products.

7.1.1.Regulatory Filings and Interactions.

7.1.1.1.Responsibilities.

(a)Pursuant to the RLP Development Plan for a Regional Licensed Product and, except as otherwise provided in such RLP Development Plan, or set forth in Section 7.1.1.1(b) below, each Party will be solely responsible for all regulatory matters relating to such Regional Licensed Product in its Territory and will own all INDs, BLAs, Regulatory Materials and related regulatory documents in its Territory with respect to such Regional Licensed Product, including any drug master files maintained by or on behalf of such Party solely with respect thereto in such Territory, which will be and remain such Party’s sole responsibility; provided that, in the case of any Supplemental Study conducted by a Party with respect to a Combination Therapy involving a Regional Licensed Product in the other Party’s Territory, unless prohibited by the applicable Regulatory Authority, the Party conducting the Supplemental Study shall be entitled to own the IND.  At Novartis’ reasonable request, Xencor will use Commercially Reasonable Efforts to promptly assign and transfer to Novartis all INDs, Regulatory Materials and other regulatory documentation in the Novartis Territory with respect to such Regional Licensed Product that is in the possession and Control of Xencor, and each Party will submit to the applicable Regulatory Authority all filings, letters and other documentation necessary to effect such assignment and transfer as soon as practicable and no later than [...***...] after such request for such Regional Licensed Product, in each case, including any drug master files maintained by or on behalf of Xencor

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solely with respect thereto.  For clarity, Xencor will not be required to transfer any drug master files maintained by or on behalf of any Third Party, including any contract manufacturer, provided that Novartis has access to or rights to cross-reference those drug master files pursuant to Section 7.3 to permit Novartis to comply with its regulatory obligation in connection with the Research, Development, Manufacture, and Commercialization of Regional Licensed Products.  Subject to the remainder of this Section 7.1.1, each Party will have the sole right to (i) oversee, monitor and coordinate all regulatory actions, communications and filings with, and submissions to, each Regulatory Authority in its Territory with respect to such Regional Licensed Product, (ii) interface, correspond and meet with each Regulatory Authority in its Territory with respect to such Regional Licensed Product, and (iii) seek and maintain all regulatory filings in its Territory with respect to such Regional Licensed Product.  Notwithstanding the foregoing, each Party will have the right to review and comment on any material submissions, regulatory actions, communications, or filings proposed to be made with respect to a Regional Licensed Product by the other Party in such other Party’s Territory at least [...***...] prior to submission of such materials, unless the Party is required to respond sooner to the applicable Regulatory Authority.

(b)Communications with Regulatory Authorities.  Each Party will notify the JDC, including a brief description in English, of the principal issues raised in each material communication with Regulatory Authorities with respect to such Regional Licensed Product within [...***...] after receipt thereof.  Upon request, each Party will provide to the other Party (i) at the requesting Party’s expense, a summary translation of such material communications in English, (ii) at the requesting Party’s expense, complete copies of the original correspondence in their native language, or (iii) at the requesting Party’s expense, a full translation of such material communications in English, in each case of (i) through (iii) within a reasonable period of time following such request.  For the purposes of this Agreement, “material communications” with Regulatory Authorities include meetings with Regulatory Authorities and Regulatory Authority questions or concerns with respect to significant issues, including those stemming from global health authority phone conversations, regulatory meetings, regulatory filings and Regulatory Approvals, whether initiated by a Party or its Related Parties or the Regulatory Authority.

7.1.1.2.Regulatory Meetings.  Each Party will provide the other Party with reasonable advance notice of all substantive meetings with the Governmental Authorities in its Territory pertaining to each Regional Licensed Product, or with as much advance notice as practicable under the circumstances.  Each Party will use Commercially Reasonable Efforts, to the extent reasonably practicable, to permit the other Party to have, at the other Party’s expense, mutually acceptable representatives of the other Party attend, solely as a non-participating observer, material, substantive

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meetings, including pre-IND, pre-BLA and end of Phase 2 Study meetings, with the Governmental Authorities within either its or the other Party’s Territory pertaining to such Regional Licensed Product, provided however, that (a) if not prohibited by the Governmental Authority, attendance by the other Party will be permitted, (b) attendance by the representatives of the other Party will not prevent participation of a representative of the Party in charge of its Territory due to restrictions imposed by Regulatory Agencies on the number of attendees, and (c) neither Party will be obligated to change the schedule of such meeting in order to accommodate the schedule of the other Party’s representatives.

7.1.1.3.Submissions.  Each Party will provide the other Party with written notice of each of the following events with regard to each Regional Licensed Product (a) within a reasonable period of time following the occurrence thereof (i) the submission of any filings or applications for Regulatory Approval of such Regional Licensed Product in such Party’s Territory to any Regulatory Authority and (ii) receipt or denial of Regulatory Approval, as well as any applicable withdrawals, for such Regional Licensed Product, and (b) on a [...***...] basis, a summary of all regulatory applications, including INDs, pediatric and orphan drug designation requests and applications therefor) that were filed for such Regional Licensed Product during such preceding Calendar Quarter and those anticipated to be filed within the upcoming Calendar Quarter, provided however, that each Party will inform the other Party of such event under (a) or (b) prior to public disclosure of such event by such Party.

7.1.2.Costs of Regulatory Affairs.  Except as provided in Section 5.1.4, each Party will be responsible for all costs and expenses incurred in connection with applying for, obtaining and maintaining Regulatory Approval with respect to Regional Licensed Products in its Territory, and related regulatory affairs activities.

7.1.3.Right of Reference.  Each Party hereby grants to the other Party, and at the request of the other Party will grant to the other Party’s Related Parties, a “Right of Reference,” as that term is defined in 21 C.F.R. 314.3(b) (or any successor rule or analogous Law recognized outside of the United States), to, and a right to copy, access, and otherwise use, all information and data (including all CMC information as well as data made, collected or otherwise generated in the conduct of any Clinical Studies or upon exercise of the Additional Development Opt-In Right, Supplemental Studies, or early access/named patient programs for the Regional Licensed Products) included in or used in support of any regulatory filing, Regulatory Approval, drug master file or other regulatory documentation (including pediatric and orphan drug applications and designations) maintained on behalf of such Party (or its Related Parties) that relates to any Regional Licensed Product, to the extent necessary or useful to obtain Regulatory Approval of a Regional Licensed Product in the Novartis Territory or the Xencor Territory, as applicable, and such Party will provide a signed statement to this effect, if requested by the other Party, in accordance with 21 C.F.R. 314.50(g)(3) (or any successor or analogous Law outside of the United States).  In addition, upon reasonable request of either Party (on behalf of itself or a Sublicensee), the other Party will obtain and provide to the requesting Party certificates or other

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formal or official attestations concerning the regulatory status of the Regional Licensed Products in the Novartis Territory or the Xencor Territory, as applicable (e.g., Certificates of Free Sale, Certificates for Export, Certificates to Foreign Governments), at the requesting Party’s request, and provided that such attestations are reasonably necessary for the requesting Party to exercise its rights under this Agreement.  Notwithstanding anything to the contrary in this Agreement other than for safety concerns, neither Party will voluntarily withdraw or inactivate any regulatory filing that the other Party references or otherwise uses pursuant to this Section 7.1.3.  For clarity, the benefit of any regulatory vouchers with respect to Regional Licensed Products will be allocated to the Parties on a [...***...] basis.

7.2.Global Licensed Products, Optioned Licensed Products and Fc Licensed Products.

7.2.1.Regulatory Filings and Interactions.

7.2.1.1.Ownership of Regulatory Filings.  Novartis will own all INDs, BLAs, Regulatory Materials and related regulatory documentation with respect to any Global Licensed Product, Optioned Licensed Product and Fc Licensed Product, including any drug master files maintained by or on behalf of Xencor solely with respect thereto.  At Novartis’ request, Xencor will promptly assign and transfer to Novartis all INDs, Regulatory Materials and other regulatory documentation in the Novartis Territory with respect to such Global Licensed Product, Optioned Licensed Product or Fc Licensed Product that is in the possession and Control of Xencor, including any drug master files maintained by or on behalf of Xencor solely with respect thereto, and each Party will submit all filings, letters and other documentation necessary to effect such assignment and transfer to the applicable Regulatory Authority as soon as reasonably practicable, but no later than [...***...] after such request for such Global Licensed Product, Optioned Licensed Product or Fc Licensed Product.  For clarity, Xencor will not be required to transfer any drug master files maintained by or on behalf of any Third Party, including any contract manufacturer, provided that Novartis has access to or rights to cross-reference those drug master files pursuant to Section 7.3 to permit Novartis to comply with its regulatory obligation in connection with the Research, Development, Manufacture, and Commercialization of Global Licensed Products, Optioned Licensed Products and Fc Licensed Products.

7.2.1.2.Responsibilities for Regulatory Matters.  Novartis will be solely responsible for all regulatory matters relating to Global Licensed Products, Optioned Licensed Products and Fc Licensed Products in the Novartis Territory, including (a) overseeing, monitoring and coordinating all regulatory actions, communications and filings with, and submissions to, each Regulatory Authority in the Novartis Territory, (b) interfacing, corresponding and meeting with each Regulatory Authority in the Novartis Territory, and (c) seeking and maintaining all Regulatory Materials in the Novartis Territory.

7.2.1.3.Communications with Regulatory Authorities.  Novartis will provide Xencor, through the JDC, as part of the quarterly updates regarding Development

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activities described in Section 2.3.2, with a description in English, of the principal issues raised in any material communication with any Regulatory Authority in the Novartis Territory with respect to any Global Licensed Product, Optioned Licensed Product or Fc Licensed Product during the preceding Calendar Quarter.

7.2.1.4.Regulatory Meeting Updates.  Novartis will provide Xencor, through the JDC, with quarterly updates of substantive meetings with the Governmental Authorities in the Novartis Territory pertaining to the Development of each Global Licensed Product, Optioned Licensed Product and Fc Licensed Product.

7.2.1.5.Submissions.  With respect to each Global Licensed Product, Optioned Licensed Product or Fc Licensed Product, Novartis will provide Xencor with written notice of each of the following events (a) within a reasonable period of time after the occurrence of such event in the Novartis Territory, (i) the submission of any filings or applications for Regulatory Approval to any Regulatory Authority, and (ii) receipt or denial of Regulatory Approval, or any applicable withdrawals, and (b) on a quarterly basis, all  regulatory applications, including INDs, pediatric and orphan drug designation requests and applications therefor that were filed during such preceding Calendar Quarter and those anticipated to be filed within the upcoming Calendar Quarter, provided however, that Novartis will inform Xencor of any such events under (a) or (b) prior to public disclosure of such event by Novartis.

7.2.2.Costs of Regulatory Affairs.  Novartis will be responsible for all costs and expenses incurred by either Party in connection with applying for Regulatory Approval with respect to Global Licensed Products, Optioned Licensed Products and Fc Licensed Products in the Novartis Territory, and related regulatory affairs activities, provided that Xencor shall not be reimbursed for any such costs or expenses that are not (i) contemplated by the Development Plan or this Agreement or (ii) without the prior written consent of Novartis.

7.3.Right of Reference.  Xencor hereby grants to Novartis, and at the request of Novartis will grant to Novartis’ Related Parties, a Right of Reference to, and a right to copy, access, and otherwise use, all information and data (including all CMC information as well as data made, collected or otherwise generated in the conduct of any preclinical studies, Clinical Studies or early access/named patient programs) included in or used in support of any drug master file maintained by or on behalf of Xencor (including its Related Parties) that solely relates to any Global Licensed Product or Optioned Licensed Product (or a Fc Licensed Product) to the extent necessary or useful to Research, Develop, Manufacture or Commercialize Global Licensed Products or Optioned Licensed Products in the Novartis Territory.  Notwithstanding anything to the contrary in this Agreement, Xencor will not voluntarily withdraw or inactivate any regulatory filing that Novartis or its Related Parties reference or otherwise use pursuant to this Section 7.3.  The benefit of any regulatory vouchers with respect to Optioned Licensed Products will be allocated to Novartis.

7.4.Pharmacovigilance.  The Parties shall cooperate with regard to the reporting and handling of safety information involving the Regional Licensed Antibodies and Regional Licensed Products in accordance with the applicable regulatory Laws and regulations on pharmacovigilance and

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clinical safety.  The Parties agree that Novartis will take the lead for safety and hold the global safety database on behalf of both Parties for the Regional Licensed Antibodies and Regional Licensed Products for the whole time that both Parties are involved in development of Regional Licensed Antibodies and Regional Licensed Products.  Xencor agrees to provide Novartis with such historical safety data for the Regional Licensed Antibodies and Regional Licensed Products as is required for Novartis to fulfill its function as the holder of the global safety database.  Following the Effective Date, and in time to ensure that all regulatory requirements are met, the Parties shall enter into the SDEA which will define the pharmacovigilance responsibilities of the Parties and safety data exchange procedures to enable each Party to comply with all of its legal and regulatory obligations related to the Regional Licensed Antibodies and Regional Licensed Products.

8.MANUFACTURE

8.1.Overview.  The Parties shall be responsible for the Manufacture and supply of each Licensed Antibody and Licensed Product for Research, Development and Commercialization, with Novartis taking the lead as indicated herein.

8.2.Manufacturing for Research.  Subject to the oversight of the JSC and in accordance with the Research Plan, the Parties will allocate responsibility for Manufacture of Global Licensed Antibodies for each of the Research Programs in accordance with the Research Plan.  Xencor will Manufacture such Global Licensed Antibodies in accordance with quality standards in the industry for research purposes.  Novartis shall have the sole responsibility, at its own expense, to Manufacture Fc Licensed Antibodies and Fc Licensed Products for Research.

8.3.Clinical Supply of Regional Licensed Antibodies and Regional Licensed Products.    Subject to the terms and conditions of this Agreement, the JDC will consider and approve the manufacturing chain for clinical supplies of Regional Licensed Antibodies and Regional Licensed Products, including allocating responsibility for the Manufacture thereof (such Manufacturer(s) approved by the JDC, the “Primary RLP Supplier(s)”).  The costs associated with Manufacture by the Primary RLP Supplier(s) shall be allocated between the Parties as Development Costs in accordance with Section 5.1.4.  Such supply chain will meet all relevant regulatory requirements and guidelines and be intended to ensure that each Party has supply sufficient for Development of Regional Licensed Antibodies and Regional Licensed Products under this Agreement, provided that in the event of a supply shortage, available supply shall be allocated first to Clinical Studies contemplated by the RLP Development Plan, with any remaining supply allocated to any Supplemental Studies to be conducted by a Party.  Notwithstanding the foregoing, each Party (the “Manufacturing Proposing Party”) shall have the right to Manufacture or have Manufactured, itself or using a Third Party, clinical supplies of Regional Licensed Antibodies and Regional Licensed Products (any such additional manufacturer, a “Secondary RLP Supplier”), provided that [...***...]

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[...***...].

8.4.Clinical Supply of other Licensed Antibodies and Licensed Products.  Novartis shall be solely responsible for Manufacturing or having Manufactured clinical supplies of Global Licensed Antibodies and Global Licensed Products, any Optioned Licensed Antibodies and Optioned Licensed Products, and Fc Licensed Antibodies and Fc Licensed Products.  The costs associated with Manufacture of such Licensed Products shall be borne by Novartis except that costs associated with Manufacturing Optioned Licensed Antibodies and Optioned Licensed Products shall be allocated between the Parties as Development Costs in accordance with Section 5.3.4.

8.5.Commercial Supply of Regional Licensed Products.

8.5.1.Novartis Territory.  Novartis shall be solely responsible at its cost for Manufacturing or having Manufactured Regional Licensed Products for Commercialization in the Novartis Territory.

8.5.2.Xencor Territory.

8.5.2.1.Novartis shall have the right to manufacture such Regional Licensed Products for Commercialization in the Xencor Territory in accordance with the following procedure:

(a)Novartis may submit a term sheet to the JSC proposing financial and other key terms under which it would propose to Manufacture and supply Regional Licensed Products for Commercialization in the Xencor Territory.  [...***...].

(b)If Novartis elects not to exercise its Manufacturing rights or the Novartis proposal is deemed not commercially reasonable, then Xencor shall be entitled to engage a Third Party contract manufacturer to Manufacture Regional

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Licensed Products for Commercialization in the Xencor Territory, provided that [...***...].

8.5.2.2.Xencor shall be responsible for [...***...]% of the costs associated with the Manufacture of Regional Licensed Products for Commercialization in the Xencor Territory, whether the supplier is Novartis or a Third Party.

8.6.Commercial Supply of other Licensed Products.  Novartis shall be solely responsible for Manufacturing or having Manufactured Commercial supplies of Global Licensed Products, any Optioned Licensed Products and Fc Licensed Products.  The costs associated with Manufacture of such Licensed Products shall be borne by Novartis except that Landed Costs associated with Manufacturing Optioned Licensed Products shall be allocated between the Parties as Commercialization Costs in accordance with Section 6.3.1.

8.7.Third Parties.  The Parties will be entitled to utilize the services of Third Parties to perform their respective Manufacturing activities under this Section 8, subject to in the case of any Third Party selected by Xencor, Novartis’ prior written approval as and to the extent set forth above and, in the case of any Third Party so selected by Novartis, quality standards that satisfy Novartis’ quality standards.  [...***...].  Each Party will (a) require that any such Third Party operates in a manner consistent with the terms of this Agreement and (b) remain at all times fully liable for its respective responsibilities contracted to such Third Party and such Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against such Third Party, for any obligation or performance hereunder prior to proceeding directly against the Party who engaged such Third Party.  Each Party will require that any such Third Party agreement entered into pursuant to this Section 8.7 (x) includes confidentiality and non-use provisions that are no less stringent than those set forth in Section 11.1 (but of duration customary in confidentiality agreements entered into for a similar purpose), and (y) obtain ownership of, or a fully sublicensable license (or an exclusive option to obtain such license) under and to, any Know-How and Patents that are developed by such Third Party in the performance of such agreement and are reasonably necessary or useful to Research, Develop, Manufacture or Commercialize Licensed Antibodies or Licensed Products in the Field.  For clarity, the foregoing requirement to obtain ownership of, or a fully sublicensable license (or an exclusive option to obtain such license) shall not apply to any improvements to the background or foundational Know-How or Patents owned or in-licensed by a Third Party contract manufacturer or its Affiliates unless such improvements are reasonably necessary to Research, Develop, Manufacture or Commercialize those Licensed Antibodies or Licensed Products with respect to which such Third Party or its Affiliate conducted its activities under such Third Party agreement.  The Party utilizing the services of a Third

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Party service provider will be solely responsible for direction of and communications with such Third Party.

9.LICENSES

9.1.Regional Target Pairs.

9.1.1.License Grants to Novartis.

9.1.1.1.Subject to the terms and conditions of this Agreement, on a Regional Target Pair-by-Regional Target Pair basis, effective upon the Effective Date, Xencor hereby grants to Novartis and its Affiliates a non-transferable (except as provided in Section 16.12), sublicensable (in accordance with Section 9.1.1.2), royalty-bearing, exclusive license under the Xencor Technology to (a) Research, Develop and Manufacture Regional Licensed Antibodies and Regional Licensed Products in the Field anywhere in the world for Commercialization in the Field in the Novartis Territory, and (b) Commercialize Regional Licensed Antibodies and Regional Licensed Products in the Field solely in the Novartis Territory.  Notwithstanding the foregoing, Xencor retains the right under the Xencor Technology, with the right to grant licenses through multiple tiers, to perform its obligations and exercise its rights under this Agreement.

9.1.1.2.Sublicensing Terms.

(a)Novartis will have the right to sublicense any of its rights under Section 9.1.1.1 to any of its Affiliates or to any Third Party (which sublicensed rights may be further sublicensable through multiple tiers) without the prior consent of Xencor, subject to the requirements of this Section 9.1.1.2.

(b)Each sublicense granted by Novartis pursuant to Section 9.1.1.2(a) will be subject and subordinate to this Agreement and will contain provisions consistent with the terms and conditions of this Agreement.  Novartis will, within [...***...] thereafter, provide Xencor with a copy of any executed sublicense agreement covering a material sublicense granted hereunder (which copy may be redacted to remove provisions which are not related to Novartis’ obligations under this Agreement), and each such sublicense agreement will contain the following provisions, (i) a requirement that the Sublicensee comply with the confidentiality and non-use provisions of Section 11.1, (ii) a requirement that the Sublicensee submit applicable sales or other reports to Novartis to the extent necessary or relevant to the reports required to be made or records required to be maintained under this Agreement, (iii) the audit requirement set forth in Section 10.10, and (iv) a requirement that the Sublicensee comply with the applicable provisions under any Xencor In-License.  For clarity, the obligation to provide a copy of each sublicense agreement includes the agreements granted through multiple tiers.

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(c)Notwithstanding any sublicense, Novartis will remain primarily liable to Xencor for the performance of all of Novartis’ obligations under, and Novartis’ compliance with all provisions of, this Agreement.  Novartis hereby waives any requirement that Xencor exhaust any right, power or remedy, or proceed against such Third Party, for any obligation or performance hereunder prior to proceeding directly against Novartis.

9.1.2.License Grants to Xencor.

9.1.2.1.Subject to the terms and conditions of this Agreement, on a Regional Target Pair-by-Regional Target Pair basis, effective upon the Effective Date, Novartis hereby grants to Xencor and its Affiliates a non-transferable (except as provided in Section 16.12), sublicensable (in accordance with Section 9.1.2.2), exclusive license under the Novartis Technology to (a) Research, Develop and, subject to Section 8, Manufacture Regional Licensed Antibodies and Regional Licensed Products in the Field anywhere in the world for Commercialization in the Field in the Xencor Territory, and (b) Commercialize Regional Licensed Antibodies and Regional Licensed Products in the Field solely in the Xencor Territory.  Notwithstanding the foregoing, Novartis retains the right under the Novartis Technology, with the right to grant licenses through multiple tiers, to perform its obligations and exercise its rights under this Agreement.

9.1.2.2.Sublicensing Terms.

(a)Xencor will have the right to sublicense any of its rights under Section 9.1.2.1 to any of its Affiliates or to any Third Party (which sublicensed rights may be further sublicensable through multiple tiers) without the prior consent of Novartis, subject to the requirements of this Section 9.1.2.2.

(b)Each sublicense granted by Xencor pursuant to Section 9.1.2.2(a) will be subject and subordinate to this Agreement and will contain provisions consistent with the terms and conditions of this Agreement.  Xencor will, within [...***...] thereafter, provide Novartis with a copy of any executed sublicense agreement covering a material sublicense granted hereunder (which copy may be redacted to remove provisions which are not related to Xencor’s obligations under this Agreement), and each such sublicense agreement will contain the following provisions:  (i) a requirement that the Sublicensee comply with the confidentiality and non-use provisions of Section 11.1 and (ii) a requirement that the Sublicensee comply with the applicable provisions under any Novartis In-License.  For clarity, the obligation to provide a copy of each sublicense agreement includes the agreements granted through multiple tiers.

(c)Notwithstanding any sublicense, Xencor will remain primarily liable to Novartis for the performance of all of Xencor’s obligations under, and Xencor’s compliance with all provisions of, this Agreement.  Xencor hereby waives any requirement that Novartis exhaust any right, power or remedy, or

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proceed against such Third Party, for any obligation or performance hereunder prior to proceeding directly against Xencor.

(d)Notwithstanding the other provisions of this Section 9.1.2, if Xencor is considering entering a collaborative transaction with a Third Party with respect to the Research, Development, Manufacture or Commercialization of any Regional Licensed Antibodies or Regional Licensed Product, which agreement includes the grant of rights to Commercialize any Regional Licensed Product in the Xencor Territory (any such agreement, a “Proposed Xencor Sublicense”), Xencor will so notify Novartis in writing.  Novartis will have a non-exclusive right of negotiation for a period of [...***...].  For clarity, this Section 9.1.2.2(d) will not apply to (a) any permitted assignment of this Agreement under Section 16.2, or (b) any bona fide agreement with a Third Party contract sales organization, contract research organization or contract manufacturer, under which such Third Party performs contract services on behalf of Xencor or any of its Affiliates for the Research, Development, or Manufacture of any Regional Licensed Antibody or Regional Licensed Product as permitted under this Agreement on a fee-for-services basis.

9.2.Global Target Pairs and Optioned Target Pairs.

9.2.1.License Grants to Novartis.

9.2.1.1.Subject to the terms and conditions of this Agreement, on a Global Target Pair-by-Global Target Pair and Optioned Target Pair-by-Optioned Target Pair basis, effective upon the Effective Date, Xencor hereby grants to Novartis and its Affiliates a non-transferable (except as provided in Section 16.2), sublicensable (in accordance with Section 9.2.1.2), royalty-bearing, exclusive license under the Xencor Technology to Research, Develop, Manufacture and Commercialize Global Licensed Antibodies, Global Licensed Products, Optioned Licensed Antibodies and Optioned Licensed Products in the Field anywhere in the world.  Notwithstanding the foregoing, Xencor retains the right under the Xencor Technology, with the right to grant licenses through multiple tiers, to perform its obligations and exercise its rights under this Agreement.

9.2.1.2.Sublicensing Terms.

(a)Novartis will have the right to sublicense any of its rights under Section 9.2.1.1 to any of its Affiliates or to any Third Party (which sublicensed

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rights may be further sublicensable through multiple tiers) without the prior consent of Xencor, subject to the requirements of this Section 9.2.1.2.

(b)Each sublicense granted by Novartis pursuant to Section 9.2.1.2(a)  will be subject and subordinate to this Agreement and will contain provisions consistent with the terms and conditions of this Agreement.  Novartis will within [...***...] thereafter, provide Xencor with a copy of any executed sublicense agreement covering a material sublicense granted hereunder (which copy may be redacted to remove provisions which are not related to Novartis’ obligations under this Agreement), and each such sublicense agreement will contain the following provisions, (i) a requirement that the Sublicensee comply with the confidentiality and non-use provisions of Section 11.1, (ii) a requirement that the Sublicensee submit applicable sales or other reports to Novartis to the extent necessary or relevant to the reports required to be made or records required to be maintained under this Agreement, (iii) the audit requirement set forth in Section 10.10, and (iv) a requirement that the Sublicensee comply with the applicable provisions under any Xencor In-License.  For clarity, the obligation to provide a copy of each sublicense agreement includes the agreements granted through multiple tiers.

(c)Notwithstanding any sublicense, Novartis will remain primarily liable to Xencor for the performance of all of Novartis’ obligations under, and Novartis’ compliance with all provisions of, this Agreement.  Novartis hereby waives any requirement that Xencor exhaust any right, power or remedy, or proceed against such Third Party, for any obligation or performance hereunder prior to proceeding directly against Novartis.

9.2.2.License Grants to Xencor.

9.2.2.1.Subject to the terms and conditions of this Agreement, on a Global Target Pair-by-Global Target Pair basis, and with respect to the Optioned Target Pair, effective upon the date when Xencor exercises its Opt-in Right, Novartis hereby grants to Xencor and its Affiliates solely during the Research Term a non-transferable (except as provided in Section 16.2), sublicensable (in accordance with Section 9.2.2.2), non-exclusive license under the Novartis Technology to Research Global Licensed Antibodies, Global Licensed Products, Optioned Licensed Antibodies and Optioned Licensed Products in the Field in accordance with the Research Plan.  Notwithstanding the foregoing, Novartis retains the right under the Novartis Technology, with the right to grant licenses through multiple tiers, to perform its obligations and exercise its rights under this Agreement.

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9.2.2.2.Sublicensing Terms.

(a)Xencor will have the right to sublicense any of its rights under Section 9.2.2.1 to any of its Affiliates or to any Third Party without the prior consent of Novartis, subject to the requirements of this Section 9.2.2.2.

(b)Each sublicense granted by Xencor pursuant to this Section 9.2.2.2(a) will be subject and subordinate to this Agreement and will contain provisions consistent with the terms and conditions of this Agreement.  Xencor will, within [...***...] thereafter, provide Novartis with a copy of any executed sublicense agreement covering a material sublicense granted hereunder (which copy may be redacted to remove provisions which are not related to Xencor’s obligations under this Agreement), and each such sublicense agreement will contain the following provisions, (i) a requirement that the Sublicensee comply with the confidentiality and non-use provisions of Section 11.1 and (ii) a requirement that the Sublicensee comply with the applicable provisions under any Novartis In-License.  For clarity, the obligation to provide a copy of each sublicense agreement includes the agreements granted through multiple tiers.

(c)Notwithstanding any sublicense, Xencor will remain primarily liable to Novartis for the performance of all of Xencor’s obligations under, and Xencor’s compliance with all provisions of, this Agreement.  Xencor hereby waives any requirement that Novartis exhaust any right, power or remedy, or proceed against such Third Party, for any obligation or performance hereunder prior to proceeding directly against Xencor.

9.3.Fc Targets.

9.3.1.License Grants to Novartis.

9.3.1.1.Subject to the terms and conditions of this Agreement, on a Fc Target by Fc Target basis, effective upon the date that a given Fc Target passes the Gatekeeper function pursuant to Section 3.2.1.3(a), Xencor hereby grants to Novartis and its Affiliates a non-transferable (except as provided in Section 16.2), sublicensable (in accordance with Section 9.3.1.2), royalty-bearing, non-exclusive license under the Fc Technology to Research, Develop, Commercialize and Manufacture Fc Licensed Antibodies and Fc Licensed Products that Specifically Bind such Fc Target in the Field anywhere in the world.

9.3.1.2.Sublicensing Terms.

(a)Novartis will have the right to sublicense any of its rights under Section 9.3.1.1 to any of its Affiliates or to any Third Party (which sublicensed rights may be further sublicensable through multiple tiers) without the prior consent of Xencor, subject to the requirements of this Section 9.3.1.2.

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(b)Each sublicense granted by Novartis pursuant to Section 9.3.1.2(a) will be subject and subordinate to this Agreement and will contain provisions consistent with the terms and conditions of this Agreement.  Novartis will within [...***...] thereafter, provide Xencor with a copy of any executed sublicense agreement covering a material sublicense granted hereunder (which copy may be redacted to remove provisions which are not related to Novartis’ obligations under this Agreement), and each such sublicense agreement will contain the following provisions, (i) a requirement that the Sublicensee comply with the confidentiality and non-use provisions of Section 11.1, (ii) a requirement that the Sublicensee submit applicable sales or other reports to Novartis to the extent necessary or relevant to the reports required to be made or records required to be maintained under this Agreement, (iii) the audit requirement set forth in Section 10.10, and (iv) a requirement that the Sublicensee comply with the applicable provisions under any Xencor In-License.   For clarity, the obligation to provide a copy of each sublicense agreement includes the agreements granted through multiple tiers.

(c)Notwithstanding any sublicense, Novartis will remain primarily liable to Xencor for the performance of all of Novartis’ obligations under, and Novartis’ compliance with all provisions of, this Agreement.  Novartis hereby waive any requirement that Xencor exhaust any right, power or remedy, or proceed against such Third Party, for any obligation or performance hereunder prior to proceeding directly against Novartis.

9.4.Joint Collaboration IP.  Subject to the rights and licenses granted to, and the obligations (including royalty obligations) of, each Party under this Agreement, including any exclusivity obligations, either Party is entitled to practice Joint Collaboration IP for all purposes on a worldwide basis without consent of and without a duty of accounting to the other Party.  Each Party will grant and hereby does grant all permissions, consents and waivers with respect to, and all licenses under, the Joint Collaboration IP, throughout the world, necessary to provide the other Party with such rights of use and exploitation of the Joint Collaboration IP, and will execute documents as necessary to accomplish the foregoing.

9.5.In-Licenses.

9.5.1.In-Licenses.  The Parties agree that all upfront, milestone, royalty and other payments to any Third Party in respect of any Collaboration In-License, Xencor Existing In-Licenses or Novartis Existing In-License will be deemed a “Third Party Payment” and subject to this Section 0.  Responsibility for Collaboration In-Licenses, Xencor Existing In-Licenses, Novartis Existing In-License and Third Party Payments will be as follows:

9.5.1.1.Xencor will be responsible for Third Party Payments under the Xencor Existing In-Licenses or Novartis Existing In-Licenses in connection with Xencor’s sale of Regional Licensed Products in the Xencor Territory.

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9.5.1.2.Novartis will be responsible for Third Party Payments under the Novartis Existing In-Licenses or Xencor Existing In-Licenses in connection with Novartis’ sale of Licensed Products in the Novartis Territory; provided that, any such payments with respect to an Optioned Licensed Product in the U.S. will be deemed to be Commercialization Costs.

9.5.1.3.Any Development-related milestone, including regulatory milestone, Third Party Payments under the Xencor Existing In-Licenses or the Novartis Existing In-Licenses will be deemed to be Development Costs and shared by the Parties accordingly or borne solely by Novartis, as applicable, depending on which Party(ies) are responsible for the relevant Development Costs hereunder.

9.5.1.4.Potential In-Licenses and Collaboration In-Licenses.

(a)The Parties acknowledge that during the Term, the JSC may determine that Research, Development, Manufacture or Commercialization of any Licensed Antibodies or Licensed Products may require or benefit from a license acquired or entered into after the Effective Date with respect to additional Patents or Know-How of Third Parties (a “Potential In-License”).  If a Party desires to acquire or otherwise enter into any Potential In-License after the Effective Date with respect to the Research, Development, Manufacture, or Commercialization of any Regional Licensed Antibodies, Regional Licensed Products, Optioned Licensed Antibodies, and Optioned Licensed Products, such Party will bring such Potential In-License to the attention of the JSC and the Parties will, through the JSC, discuss in good faith whether such Potential In-License should be obtained and made available for use by the Parties pursuant to this Agreement.  For any Potential In-License that the JSC approves pursuing and for use by the Parties pursuant to this Agreement, (i) the JSC will remain involved throughout the negotiation of such Potential In-License and will approve its final terms prior to execution, (ii) upon execution, if ever, such Potential In-License will be deemed to be a “Collaboration In-License” hereunder, (iii) the Patents and Know-How in-licensed under such Collaboration In-License will be deemed “Controlled” under this Agreement as Xencor Patents or Xencor Know-How (as applicable) or Novartis Patents or Novartis Know-How (as applicable) for purposes of Research, Development, Manufacture, or Commercialization of any Licensed Antibodies or  Licensed Products, (iv) any allocated payments for Regional Licensed Antibodies or Regional Licensed Products that are non-territory specific will be allocated as Development Costs under Section 5.1.4, (v) any allocated payments for Optioned Licensed Antibodies or Optioned Licensed Products that are non-territory specific will be allocated as Development Costs under Section 5.3.4, and (vi) any allocated payments for a Party’s Territory will be borne by the applicable Party.

(b)If the JSC does not approve a Potential In-License, then the applicable Party may proceed to enter into such Potential In-License, provided

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that (i) such Potential In-License will not be deemed to be a Collaboration In-License hereunder, (ii) the Patents and Know-How in-licensed under such Potential In-License will not be deemed Xencor Patents or Xencor Know-How (as applicable) or Novartis Patents or Novartis Know-How (as applicable) and will not be deemed “Controlled” for purposes of this Agreement, (iii) each Party will have the right to enter into such Potential In-License solely with respect to its own Territory and, subject to Section 10.7.3,  shall bear [...***...]% of any Third Party Payment thereunder, and (iv) the other Party will not be entitled to use any Patents or Know-How in-licensed under such Potential In-License in connection with the performance of this Agreement.  For clarity, Novartis has the right to enter into any Potential In-License covering a Global Licensed Antibody or Global Licensed Product without bringing such Potential In-License to the JSC for approval.

(c)Neither Party will negotiate for or agree to economic terms in any such Potential In-License in a manner that [...***...].

9.5.2.Compliance with In-Licenses.  All licenses and other rights granted to Novartis under this Section 9 are subject to the rights and obligations of Xencor under the Xencor In-Licenses.  All licenses and other rights granted to Xencor under this Section 9 are subject to the rights and obligations of Novartis under the Novartis In-Licenses. Each Party will comply with all applicable provisions of the In-Licenses, and will perform and take such actions as may be reasonably required to allow the Party that is party to such In-License to comply with its obligations thereunder, including obligations relating to sublicensing, patent matters, confidentiality, reporting, audit rights, indemnification and diligence.  Without limiting the foregoing, each Party will prepare and deliver to the other Party any additional reports reasonably required under the applicable In-Licenses and reasonably requested by such other Party, in each case sufficiently in advance to enable the Party that is party to such In-License to comply with its obligations under the applicable In-Licenses.  Each Party agrees, upon the other Party’s reasonable request, to provide the other Party with copies of any In-Licenses to which it is a party.  Confidential Information of the providing Party or its counterparty may be redacted from such copies to the extent necessary to comply with such In-Licenses.

9.6.Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by a Party to the other are and will otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the Bankruptcy Code.  The Parties agree that the Parties and their respective Sublicensees, as Sublicensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the Bankruptcy Code and any foreign counterpart thereto.  The Parties further agree that upon

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commencement of a bankruptcy proceeding by or against a Party (the “Bankrupt Party”) under the Bankruptcy Code, the other Party (the “Non-Bankrupt Party”) will be entitled to a complete duplicate of, or complete access to (as the Non-Bankrupt Party deems appropriate), all such intellectual property and all embodiments of such intellectual property.  Such intellectual property and all embodiments of such intellectual property will be promptly delivered to the Non-Bankrupt Party (a) upon any such commencement of a bankruptcy proceeding and upon written request by the Non-Bankrupt Party, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the Bankrupt Party and upon written request by the Non-Bankrupt Party.  The Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) agree not to interfere with the exercise by the Non-Bankrupt Party or its Related Parties of its rights and licenses to such intellectual property and such embodiments of intellectual property in accordance with this Agreement, and agrees to assist the Non-Bankrupt Party and its Related Parties in obtaining such intellectual property and such embodiments of intellectual property in the possession or control of Third Parties as are reasonably necessary or desirable for the Non-Bankrupt Party to exercise such rights and licenses in accordance with this Agreement.  The foregoing provisions are without prejudice to any rights the Non-Bankrupt Party may have arising under the Bankruptcy Code or other Laws.

9.7.No Other Rights.  Except as otherwise expressly provided in this Agreement, under no circumstances will a Party or any of its Affiliates, as a result of this Agreement, obtain any ownership interest, license or other right in or to any Know-How, Patents or other intellectual property rights of the other Party, including tangible or intangible items owned, controlled or developed by the other Party, or provided by the other Party to the receiving Party at any time, pursuant to this Agreement.

10.PAYMENTS

10.1.Initial License Fee.  Novartis will pay to Xencor within [...***...] after receipt of an invoice from Xencor, which invoice shall be substantially in the form of Exhibit D and issued promptly following the Effective Date, a one-time payment of $150,000,000.  Such payment will be non-refundable, non-creditable and not subject to set-off.

10.2.Profit Share Payments.  Following the First Commercial Sale of an Optioned Licensed Product in the United States and throughout the remainder of the Term for such Optioned Licensed Product, Xencor shall be entitled to receive [...***...]% of Gross Profits on sales of such Optioned Licensed Product in the United States in accordance with the procedure set forth in Section 10.3 below.

10.3.Reconciliation and Payment of Profit Share Payments and Costs.

10.3.1.For each Regional Target Pair and the Optioned Target Pair, commencing upon the first Calendar Quarter immediately following the approval of the first applicable Development Plan and continuing thereafter so long as a Party incurs Development Costs under this Agreement for which reconciliation will be provided, Xencor and Novartis will, within [...***...] of such Calendar Quarter submit to a finance officer designated by Xencor and a finance officer designated by Novartis (the “Finance Officers”) a report setting forth the Development Costs it incurred in such Calendar Quarter with respect to each Regional Target Pair, and the

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Optioned Target Pair, if applicable, in accordance with the applicable Development Plan as approved by the JSC.  Following the First Commercial Sale of an Optioned Licensed Product in the United States and throughout the remainder of the Term for such Optioned Licensed Product, such report will also include (i) sales of such Optioned Licensed Product in the United States made by or behalf of Novartis, including a Sales & Profit Share Report for the sales of such Optioned Licensed Products in the United States and (ii) a Commercialization Cost Calculation Report.  Each such report will specify in reasonable detail all applicable sales and costs, and, if requested by Xencor or Novartis, any such invoices or other supporting documentation for any payments to a Third Party or with respect to which documentation is otherwise reasonably requested will be promptly provided.  Within [...***...] after receipt of such reports, the Finance Officers will confer and agree in writing on whether a reconciliation payment is due from Xencor to Novartis or Novartis to Xencor, and if so, the amount of such reconciliation payment, so that Xencor and Novartis share (ii) Development Costs in accordance with Sections 5.1.4 and 5.3.4, (ii) Gross Profits on sales of the Optioned Licensed Product in the United States in accordance with 10.2 and (iii) Commercialization Costs and Medical Affairs Activities Costs in accordance with Sections 6.3.1 and 6.3.4, as applicable.  Xencor or Novartis, as applicable, if required to pay such reconciliation payment, will submit such payment to Novartis or Xencor, respectively, as applicable, within [...***...] of receipt of the other Party’s invoice for such amount, provided however, that in the event of any disagreement with respect to the calculation of such reconciliation payment, any undisputed portion of such reconciliation payment will be paid in accordance with the foregoing timetable and the remaining, disputed portion will be paid within [...***...] after the date on which Xencor and Novartis, using good faith efforts, resolve the dispute.  In addition, each Party will consider in good faith other reasonable procedures proposed by the other Party for sharing financial information in order to permit each Party to close its books periodically in a timely manner.  All payments under this Section 10.3 will be non-refundable, non-creditable and not subject to set-off.

10.3.2.Any expenses incurred by a Party for Development activities related to a Regional Licensed Antibody, Regional Licensed Product, Optioned Licensed Antibody or Optioned Licensed Product, as applicable, that do not fall within the definitions of Development Costs (as the case may be) will be borne solely by such Party unless the JDC determines otherwise.

10.4.Development Milestone Payments. Subject to Section 10.4.5, on a Licensed Target-by-Licensed Target basis, Novartis will make one-time milestone payments to Xencor (each, a “Developmental Milestone Payment”) upon the first achievement of the development and regulatory milestone events set forth in this Section 10.4 (each, a “Developmental Milestone Event”) with respect to a Licensed Target as set forth in the applicable table below for Regional Licensed Products, Global Licensed Products, Optioned Licensed Products or Fc Licensed Products, as applicable.  Such payments will be non-refundable, non-creditable and not subject to set-off.  For clarity, and without limitation, references to Licensed Product include a Combination Product.  Notwithstanding any other provision of this Agreement, each series of Developmental Milestone Payments will be payable only once with respect to the specified Licensed Target Pair, notwithstanding the number of Licensed

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Products (or the number of times a Licensed Product) may achieve the applicable Developmental Milestone Event.

10.4.1.Regional Licensed Products.    On a Regional Target Pair-by-Regional Target Pair basis, Novartis will make the following Developmental Milestone Payments to Xencor upon the first achievement of the corresponding Developmental Milestone Event for each Regional Target Pair:

Developmental Milestone Event	Developmental Milestone Payment
[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]
Total potential Development and Regulatory Milestone Payments per Regional Target Pair	$200,000,000

10.4.2.Global Licensed Products.  On a Global Target Pair-by-Global Target Pair basis, Novartis will make the following Developmental Milestone Payments to Xencor upon the first achievement of the corresponding Developmental Milestone Event for each Global Target Pair:

Developmental Milestone Event	Developmental Milestone Payment
[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]

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[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]
Total potential Development and Regulatory Milestone Payments per Global Target Pair	$150,000,000

10.4.3.Optioned Licensed Products.  Novartis will make the following Developmental Milestone Payments to Xencor upon the first achievement of the corresponding Developmental Milestone Event for the Optioned Target Pair:

Developmental Milestone Event	Developmental Milestone Payment
[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]
Total potential Development and Regulatory Milestone Payments for Optioned Target Pair	$[...***...]

10.4.4.Fc Licensed Products.  On a Fc Target-by-Fc Target basis, with respect to each Fc Target selected by Novartis pursuant to Section 3.2, Novartis will pay to Xencor $[...***...] upon completion of the first GLP Toxicology Study with respect to the first Fc Licensed Product Specifically Binding such Fc Target (each, an “Fc GLP Tox Milestone”).  For clarity, the total potential Fc GLP Tox Milestones

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payable with respect to Fc Targets hereunder shall be $[...***...].  In addition, subject to Section 10.4.5.5, on a Fc Target-by-Fc Target basis, Novartis will make the following Developmental Milestone Payments to Xencor upon the first achievement of the corresponding Developmental Milestone Event for each Fc Target:

Developmental Milestone Event	Developmental Milestone Payment
[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]
Total potential Development and Regulatory Milestone Payments per Fc Licensed Product that Specifically Binds such Fc Target	$46,000,000

10.4.5.Additional Developmental Milestone Terms.  Notwithstanding the foregoing, for the purpose of construing the Developmental Milestone Payments specified in the above tables:

10.4.5.1.For clarity, each Developmental Milestone Payment shall be payable only on the first occurrence of the applicable Developmental Milestone Event for the Licensed Target Pair or Fc Target, as applicable, and none of the Developmental Milestone Payments shall be payable more than once with respect to a Licensed Target Pair or Fc Target, as applicable.

10.4.5.2.If Development of a Licensed Product is terminated after it achieves a Developmental Milestone Event, then the corresponding Developmental Milestone Payment will not be due on any subsequent achievement of the same Developmental Milestone Event by a subsequent Licensed Product for the applicable Licensed Target Pair.

10.4.5.3.[...***...]

***Confidential Treatment Requested

[...***...].

10.4.5.4.Milestone Payments for Regulatory Approval in the EU are payable upon achievement of [...***...].

10.4.5.5.If a Licensed Product is both an Fc Licensed Product and also a Regional Licensed Product, Global Licensed Product or Optioned Licensed Product, then the applicable Developmental Milestone Payments shall be those set forth in Sections 10.4.1, 10.4.2 or 10.4.3, as applicable, and no Developmental Milestone Payment shall be due pursuant to Section 10.4.4.

10.4.6.Payment Terms for Developmental Milestone Payments.  Novartis shall provide Xencor with written notice of achievement of each Developmental Milestone Event within [...***...] after such Developmental Milestone Event is achieved.  After receipt of such notice, Xencor shall submit an invoice to Novartis substantially in the form of Exhibit D for the corresponding Developmental Milestone Payment.  Novartis shall make the corresponding Developmental Milestone Payment within [...***...] after receipt of such invoice.  Novartis’ failure to provide such a notice will not relieve Novartis of its obligation to make the applicable Developmental Milestone Payment.

10.5.Sales Milestone Payments.  Subject to Section 10.5.5, on a Licensed Target Pair-by-Licensed Target Pair or Fc Target-by-Fc Target basis, as applicable, Novartis will make one-time payments of each of the sales milestone payments indicated below (each, a “Sales Milestone Payment” and together with the Developmental Milestone Payments, the “Milestone Payments”) to Xencor when aggregate Annual Net Sales of all Licensed Products Specifically Binding such Licensed Target Pair or Specifically Binding an Fc Target, as applicable, in the Territory in a given Calendar Year first reach the dollar values indicated on each table below for the applicable Licensed Products (each, a “Sales Milestone Event”). Such payments will be non-refundable, non-creditable and not subject to set-off.  Notwithstanding any other provision of this Agreement, each series of Sales Milestone Payments will be payable only once with respect to the specified Licensed Target Pair, notwithstanding the number of Licensed Products (or the number of times a Licensed Product) may achieve the applicable Sales Milestone Event.

10.5.1.Regional Licensed Products.  On a Regional Target Pair-by-Regional Target Pair basis, Novartis will make the following Sales Milestone Payments to Xencor upon achievement of the corresponding Sales Milestone Event for all Regional Licensed Products for such Regional Target Pair in the Novartis Territory:

***Confidential Treatment Requested

Annual Net Sales in the Novartis Territory in a Given Calendar Year for all Regional Licensed Products for a Regional Target Pair	Sales Milestone Payment
$[...***...]	$[...***...]
$[...***...]	$[...***...]
$[...***...]	$[...***...]
Total potential Sales Milestone Payments per Regional Target Pair	$125,000,000

10.5.2.Global Licensed Products.  On a Global Target Pair-by-Global Target Pair basis, Novartis will make the following Sales Milestone Payments to Xencor upon achievement of the corresponding Sales Milestone Event for all Global Licensed Products for such Global Target Pair:

Annual Net Sales in a Given Calendar Year for all Global Licensed Products for a Global Target Pair	Sales Milestone Payment
$[...***...]	$[...***...]
$[...***...]	$[...***...]
$[...***...]	$[...***...]
Total potential Sales Milestone Payments per Global Target Pair	$100,000,000

10.5.3.Optioned Licensed Products.  Novartis will make the following Sales Milestone Payments to Xencor upon achievement of the corresponding Sales Milestone Event for the Optioned Licensed Products for the Optioned Target Pair:

Annual Net Sales in a Given Calendar Year for all Optioned Licensed Products for the Optioned Target Pair	Sales Milestone Payment
$[...***...]	$[...***...]

***Confidential Treatment Requested

$[...***...]	$[...***...]
$[...***...]	$[...***...]
Total potential Sales Milestone Payments for the Optioned Target Pair	$[...***...]

10.5.4.Fc Licensed Products.  Subject to Section 10.5.5.3, on a Fc Target-by-Fc Target basis, Novartis will make the following Sales Milestone Payments to Xencor upon achievement of the corresponding Sales Milestone Event for all Fc Licensed Products that Specifically Bind such Fc Target:

Annual Net Sales in the Novartis Territory in a Given Calendar Year of all Fc Licensed Products that Specifically Bind an Fc Target	Sales Milestone Payment
$[...***...]	$[...***...]
$[...***...]	$[...***...]
Total potential Sales Milestone Payments per Fc Licensed Target	$30,000,000

10.5.5.Additional Sales Milestone Payment Terms.

10.5.5.1.Each Sales Milestone shall be payable only once per Licensed Target Pair or Fc Target, as applicable, the first time Annual Net Sales in the applicable Novartis Territory for all Licensed Products in a Calendar Year for such Licensed Target Pair or Fc Target, as applicable, exceeds the relevant threshold set forth above.

10.5.5.2.The Sales Milestone Payments in this Section 10.5 are [...***...].

10.5.5.3.If a Licensed Product is both an Fc Licensed Product and also a Regional Licensed Product, Global Licensed Product or Optioned Licensed Product, then the applicable Sales Milestone Payments shall be those set forth in Sections 10.5.1, 10.5.2 and 10.5.3, as applicable, and no Sales Milestone Payment shall be due pursuant to Section 10.5.4.

***Confidential Treatment Requested

10.5.6.Each Sales Milestone Payment shall be deemed earned upon achievement of the corresponding Sales Milestone, and shall be notified by Novartis to Xencor within [...***...] after [...***...].  After receipt of such notice, Xencor shall submit an invoice to Novartis substantially in the form of Exhibit D for the corresponding Sales Milestone Payment. Novartis shall make the corresponding Sales Milestone Payment within [...***...] after receipt of such invoice.  Novartis’ failure to provide such a notice will not relieve Novartis of its obligation to make the applicable Developmental Milestone Payment.

10.6.Royalties. During the applicable Royalty Term and subject to Section 10.7, Novartis will make royalty payments to Xencor, on a Licensed Product-by-Licensed Product basis, based on Annual Net Sales of the applicable Licensed Product within the Field in the Novartis Territory by Novartis and its Related Parties at the applicable rates set forth below.  Such payments will be non-refundable, non-creditable and not subject to set-off.

10.6.1.Regional Licensed Products.

10.6.1.1.Subject to Section 10.6.1.2, Novartis will pay to Xencor royalties on a Regional Licensed Product-by-Regional Licensed Product basis on Annual Net Sales for each Regional Licensed Product in the Novartis Territory at the royalty rates set forth below.

Annual Net Sales	Royalty Rate
Portion up to and including $[...***...]	[...***...]%
Portion greater than $[...***...] up to and including $[...***...]	[...***...]%
Portion greater than $[...***...]	[...***...]%

10.6.1.2.In the event that Xencor exercises its Opt-Out Right with respect to a given Regional Target Pair following initiation of a Phase 3 Study for a Licensed Product that Specifically Binds such Regional Target Pair, the royalty rates and tiers set forth in Schedule 10.6.1.2 will apply with respect to such Licensed Target Pair.

The applicable royalty will be calculated by reference to Annual Net Sales of each Regional Licensed Product in the Novartis Territory.  See Exhibit E for an example of such calculation.

10.6.2.Global Licensed Products.  Novartis will pay to Xencor royalties on a Global Licensed Product-by-Global Licensed Product basis on Annual Net Sales for each Global Licensed Product in the Novartis Territory at the royalty rates set forth below.

***Confidential Treatment Requested

Annual Net Sales	Royalty Rate
Portion up to and including $[...***...]	[...***...]%
Portion greater than $[...***...] up to and including $[...***...]	[...***...]%
Portion greater than $[...***...]	[...***...]%

The applicable royalty will be calculated by reference to the Annual Net Sales of each Global Licensed Product in the Novartis Territory.  See Exhibit E for an example of such calculation.

10.6.3.Optioned Licensed Products.  Subject to Section 10.6.1.2, Novartis will pay to Xencor royalties on an Optioned Licensed Product-by-Optioned Licensed Product basis on Annual Net Sales in the Novartis Territory other than the U.S. for each Optioned Licensed Product at the royalty rates set forth below.

Annual Net Sales	Royalty Rate
Portion up to and including $[...***...]	[...***...]%
Portion greater than $[...***...] up to and including $[...***...]	[...***...]%
Portion greater than $[...***...]	[...***...]%

The applicable royalty will be calculated by reference to the Annual Net Sales of each Optioned Licensed Product in the Novartis Territory outside the U.S.  See Exhibit E for an example of such calculation.

10.6.4.Fc Licensed Products.  Novartis will pay to Xencor royalties on an Fc Licensed Product-by-Fc Licensed Product basis on Annual Net Sales for each Fc Licensed Product in the Novartis Territory equal to [...***...]% of Annual Net Sales of each Fc Licensed Product in the Novartis Territory.

10.7.Additional Royalty Terms.

10.7.1.Royalty Term.  Subject to this Section 10.7, on a Licensed Product-by-Licensed Product and country-by-country basis, the royalties due under Section 10.6 will be payable as

***Confidential Treatment Requested

follows (a) for Regional Licensed Products, Global Licensed Products and Optioned Licensed Products, on Annual Net Sales from the First Commercial Sale of such Licensed Product in a country until the later of (i) [...***...], (ii) [...***...], or (iii) [...***...], and (b) for Fc Licensed Products, on Annual Net Sales from the First Commercial Sale of such Fc Licensed Product in a country until the later of (i) [...***...], or (ii) [...***...] (in each case, the “Royalty Term”).

10.7.2.Know How Royalty for Licensed Products.  For any period during the Royalty Term in which the sale of a Licensed Product in a given country is not Covered by a Valid Claim of the Royalty Patents in such country, then the royalty rate applicable to Net Sales of such Licensed Product in such country during such period shall be equal to [...***...]% of the weighted average royalty rate described above on worldwide Net Sales.  See Exhibit E for an example of such calculation.

10.7.3.Reduction for Third Party Obligations. In the event that intellectual property owned or controlled by a Third Party would be infringed or misappropriated [...***...], Novartis shall have the right to negotiate and acquire rights to such intellectual property through a license or otherwise (including pursuant to any settlement agreement) and to deduct from [...***...] on such Licensed Product due to Xencor with respect to a given Calendar Quarter [...***...]% of the [...***...] paid by Novartis to such Third Party with respect to such Licensed Product, subject to the limitation set forth in Section 10.7.6.  [...***...].

10.7.4.Only One Royalty.  Only one royalty will be due (a) with respect to the sale of the same unit of Licensed Product and (b) hereunder on the sale of a Licensed Product even if the manufacture, use, sale, offer for sale or importation of such Licensed Product infringes more than one claim of the Royalty Patents or Fc Patents, as applicable.

10.7.5.Reduction for Loss of Market Exclusivity.  Notwithstanding the foregoing, on a country-by-country basis, in the event of Loss of Market Exclusivity with respect to a Licensed Product in a country, the applicable royalty rates for Annual Net Sales of such Licensed Product set forth in Section 10.6 will be reduced by [...***...]%.

10.7.6.Royalty Minimum.  Notwithstanding the foregoing in this Section 10.7, in no event will the applicable [...***...] otherwise due to Xencor in a Calendar Quarter be reduced by more than [...***...]% due to the deductions contemplated by Sections 10.7.2, 10.7.3 and 10.7.5, except

***Confidential Treatment Requested

that (a) in the case where there is at any time during the Royalty Term [...***...], no Valid Claim of the Royalty Patents that Covers such Regional Licensed Product in the Novartis Territory, then the applicable [...***...] otherwise due to Xencor in a Calendar Quarter for such Regional Licensed Product may be reduced by up to [...***...]% due to the deductions contemplated by Sections 10.7.2, 10.7.3 and 10.7.5 of the amount that would otherwise be due hereunder, and (b) in the case where Novartis takes a [...***...]% reduction under Section 14.4.2.1 or Section 14.4.2.2, there shall be no limit to such deductions; provided that, in each of the foregoing circumstances, any such reduction not fully taken as a result of the application of this Section 10.7.6, may be carried forward and applied against future [ ...***...] otherwise owed.

10.8.Other Amounts Payable.  With respect to any amounts owed under this Agreement by one Party to the other for which no other invoicing and payment procedure is specified in this Section 10, within [...***...] after the end of each Calendar Quarter, each Party will provide an invoice, together with reasonable supporting documentation, to the other Party for such amounts owed in respect of such Calendar Quarter.  The owing Party will pay any undisputed amounts within [...***...] of receipt of the invoice, and any disputed amounts owed by a Party will be paid within [...***...] of resolution of the dispute.

10.9.Payment Terms.

10.9.1.Manner of Payment.  All payments to be made by a Party hereunder will be made in Dollars by wire transfer to such bank account as the other Party may designate.

10.9.2.Reports and Royalty Payments.  For as long as royalties are due under Section 10.6, Novartis will furnish to Xencor a written report, within [...***...] after the end of each Calendar Quarter, showing in Dollars, the amount of Annual Net Sales of Licensed Products and royalty due for such Calendar Quarter.  Upon receipt of such written report, Xencor shall issue an invoice to Novartis.  Royalty payments for each Calendar Quarter will be due within [...***...] of receipt of such written invoice for the Calendar Quarter.  The report will include, at a minimum, the following information for the applicable Calendar Quarter, each listed by product and by country of sale [...***...].  All such reports will be treated as Confidential Information of Novartis.

10.9.3.Currency Exchange.  With respect to Annual Net Sales invoiced in Dollars, the Annual Net Sales and the amounts due to Xencor hereunder will be expressed in Dollars.  When conversion of payments from any foreign currency is required to be undertaken by Novartis, the Dollar equivalent shall be calculated using Novartis’ then-current standard exchange rate methodology as applied in its external reporting for the conversion of foreign currency sales into Dollars.

***Confidential Treatment Requested

10.9.4.Taxes.  Either Party (a “Withholding Party”) may withhold from payments due to the other Party (a “Non-Withholding Party”) amounts for payment of any withholding tax that is required by Law to be paid to any taxing authority with respect to such payments, which shall be remitted in accordance with Law.  The Withholding Party will provide to the Non-Withholding Party all relevant documents and correspondence, and will also provide to the Non-Withholding Party any other cooperation or assistance on a reasonable basis as may be necessary to enable the Non-Withholding Party to claim exemption from such withholding taxes and to receive a refund of such withholding tax or claim a foreign tax credit.  The Withholding Party will give proper evidence from time to time as to the payment of any such tax.  The Parties will cooperate with each other in seeking deductions under any double taxation or other similar treaty or agreement from time to time in force.  Such cooperation may include the Withholding Party making payments from a single source in the U.S., where possible.

10.9.5.Interest Due.  Each paying Party will pay the other Party interest on any undisputed payments that are not paid on or before the date such payments are due under this Agreement at the prime rate as reported by Citibank N.A., plus [...***...]% per annum or the maximum applicable legal rate, if less, calculated on the total number of days that the payment is delinquent.

10.10.Records and Audits.   Each Party shall keep complete, true and accurate books and records in accordance with its Accounting Standards in relation to this Agreement, including in relation to Development Costs, Commercialization Costs, COGS, Net Sales and royalties.  Each Party will keep such books and records for at least [...***...] following the Calendar Year to which they pertain.  Each Party (the “Auditing Party”) may, upon written request, cause an internationally-recognized independent accounting firm (the “Auditor”), which is reasonably acceptable to the other Party (the “Audited Party”), to inspect the relevant records of such Audited Party and its Affiliates to verify the payments made and amounts reported by the Audited Party and the related reports, statements and books of accounts, as applicable.  Before beginning its audit, the Auditor shall execute an undertaking acceptable to the Audited Party by which the Auditor agrees to keep confidential all information reviewed during the audit.  The Auditor shall have the right to disclose to Auditing Party only its conclusions regarding any payments owed under this Agreement. Each Party and its Affiliates shall make their records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from the Auditing Partner.  The records shall be reviewed solely to verify the accuracy of the Audited Party’s royalties and other payment obligations and compliance with the financial terms of this Agreement. Such inspection right shall not be exercised more than [ ...***...] without cause in any Calendar Year and not more frequently than [...***...] without cause with respect to records covering any specific period of time.  In addition, Auditing Party shall only be entitled to audit the books and records of Audited Party from the [...***...] Calendar Years prior to the Calendar Year in which the audit request is made.  The Auditing Party agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any Law or judicial order. The Auditor shall provide its audit report and basis for any determination to the Audited Party at the time

***Confidential Treatment Requested

such report is provided to the Auditing Party before it is considered final.  In the event that the final result of the inspection reveals an underpayment or overpayment by either Party, the underpaid or overpaid amount shall be settled promptly. The Auditing Party shall pay for such inspections, as well as its expenses associated with enforcing its rights with respect to any payments hereunder; provided that, if an underpayment of more than [...***...]% of the total payments due hereunder for the applicable year is discovered, the fees and expenses charged by the Auditor shall be paid by Audited Party.

11.CONFIDENTIALITY AND PUBLICATION

11.1.Nondisclosure Obligation.

11.1.1.All Confidential Information disclosed by or on behalf of one Party to the other Party or its representative under this Agreement will be maintained in confidence by the receiving Party and will not be disclosed to a Third Party or used for any purpose except to exercise its licenses and other rights, to perform its obligations, or as otherwise set forth herein, without the prior written consent of the disclosing Party, except to the extent that such Confidential Information:

11.1.1.1.is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records,

11.1.1.2.is known to the public before its receipt from the disclosing Party, or thereafter becomes generally known to the public through no breach of this Agreement by the receiving Party,

11.1.1.3.is subsequently disclosed to the receiving Party by a Third Party who is not under an obligation of confidentiality to the disclosing Party, or

11.1.1.4.is developed by the receiving Party independently, and without use or application, of Confidential Information received from the disclosing Party, as documented by the receiving Party’s business records.

Specific aspects or details of Confidential Information will not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party.  Further, any combination of Confidential Information will not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

11.1.2.Notwithstanding the obligations of confidentiality and non-use set forth in this Agreement, a receiving Party may provide Confidential Information disclosed to it, and disclose the existence and terms of this Agreement, as may be reasonably required in order to perform its

***Confidential Treatment Requested

obligations and to exploit its licenses and other rights under this Agreement, and specifically to (a) Related Parties, and the receiving Party’s employees, directors, agents, consultants, or advisors to the extent necessary for the potential or actual performance of its obligations or exercise of its licenses and other rights under this Agreement in each case who are under an obligation of confidentiality and non-use with respect to such information that is no less stringent than the terms of this Section 11.1, (b) governmental or other Regulatory Authorities in order to obtain patents or perform its obligations or exploit its rights under this Agreement, provided that such Confidential Information will be disclosed only to the extent reasonably necessary to do so, and where permitted, subject to confidential treatment, (c) the extent required by Law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity, (d) with respect to the terms of this Agreement only, any bona fide actual or prospective acquirers, underwriters, investors, lenders or other financing sources and any bona fide actual or prospective collaborators, licensors, Sublicensees, licensees or strategic partners and to employees, directors, agents, consultants and advisers of such Third Party, in each case who are under an obligation or confidentiality with respect to such information that is no less stringent than the terms of this Section 11.1 (but of duration customary in confidentiality agreements entered into for a similar purpose), and (e) Third Parties to the extent a Party is required to do so pursuant to the terms of an In-License, provided that such Confidential Information will be disclosed only to the extent reasonably necessary to do so.  If a Party is required by Law to disclose Confidential Information of the other Party that is subject to the non-disclosure provisions of this Section 11.1, such Party will promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure and will reasonably assist in obtaining such treatment at the other Party’s reasonable cost.  Notwithstanding this Section 11.1.1, Confidential Information that is permitted or required to be disclosed will remain otherwise subject to the confidentiality and non-use provisions of this Section 11.1.  If either Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, such Party will, a reasonable time prior to any such filing, provide the other Party with a copy of such agreement showing any provisions hereof as to which the Party proposes to request confidential treatment, will provide the other Party with an opportunity to comment on any such proposed redactions and to suggest additional redactions, and will take such Party’s reasonable comments into consideration before filing such agreement and use Commercially Reasonable Efforts to have terms identified by such other Party afforded confidential treatment by the applicable regulatory agency.

11.2.Publication and Publicity.

11.2.1.Publication.  Except for disclosures permitted pursuant to Section 11.1 and 11.2.2, either Party wishing to make a publication or public presentation that contains the Confidential Information of the other Party or any results of Research and Development activities under the Collaboration will deliver to the other Party a copy of the proposed written publication or presentation at least [...***...] prior to submission for publication or presentation. The reviewing Party will have the right (a) to propose modifications to the publication or

***Confidential Treatment Requested

presentation for patent reasons or trade secret reasons or to remove Confidential Information of the reviewing Party or its Related Parties, and the publishing Party will remove all Confidential Information of the other Party if requested by the reviewing Party and otherwise take such Party’s reasonable comments into consideration, or (b) to request a reasonable delay in publication or presentation in order to protect patentable information.  If the reviewing Party requests such a delay, the publishing Party will delay submission or presentation for a period of [...***...] (or such shorter period as may be mutually agreed by the Parties) to enable the non-publishing Party to file patent applications protecting such Party’s rights in such information.  With respect to any proposed publications or disclosures by investigators or academic or non-profit collaborators, such materials will be subject to review under this Section 11.2.1 to the extent that Novartis or Xencor, as the case may be, has the right and ability (after using Commercially Reasonable Efforts to obtain such right and ability) to do so.  Notwithstanding the foregoing, (i) in no event will Xencor, its Affiliates or Sublicensees make a publication or public presentation or any other public disclosure with respect to any Regional Licensed Target Pair, Regional Licensed Product, Regional Licensed Antibody, Global Licensed Target Pair, Global Licensed Product, Global Licensed Antibody, Optioned Target Pair, Optioned Licensed Product or Optioned Antibody without the prior written consent of Novartis, and (ii) in no event will Novartis, its Affiliates or Sublicensees make a publication or public presentation or any other public disclosure with respect to any Regional Target Pair, Regional Licensed Product or Regional Licensed Antibody without the prior written consent of Xencor.  Further, Xencor shall not submit or publish any article or other publication to or with any scientific journal or other publisher that requires, as a condition of publication, that Xencor agree to make available to the publisher or Third Parties any Antibodies or other Materials which are the subject of the publication.

11.2.2.Publicity.  Except as set forth in Section 11.1, 11.2.1 and 11.3, the existence of and terms of this Agreement may not be disclosed by either Party, and neither Party will use the name, Trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement, its subject matter, or the activities of the Parties hereunder without the prior express written permission of the other Party except (a) as may be required by Law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in any country other than the United States or of any stock exchange or listing entity, provided that the Party issuing such press release gives reasonable notice prior to use of such name, Trademark, trade name or logo of the other Party, and otherwise complies with Section 11.1.2, or (b) as expressly permitted by the terms hereof.

11.3.Press Release.

11.3.1.Except as provided in Section 11.3.2, neither Party will issue a press release or public announcement relating to this Agreement without the prior written approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed), except that a Party may (a) once a press release or other public statement is approved in writing by both Parties, make subsequent public disclosure of the information contained in such press release or

***Confidential Treatment Requested

other written statement without the further approval of the other Party, and (b) issue a press release or public announcement as required by Law based on the advice of counsel (including a press release corresponding to any securities disclosure, such as pursuant to a Form 8-K or with respect to the achievement of a Development Milestone Event or Sales Milestone Event and the amount of, and receipt of, any Milestone Payment), including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity, provided that, with respect to clauses (a) and (b), the Party issuing such press release gives reasonable prior notice to the other Party of and the opportunity to comment on the press release or public announcement, and otherwise complies with this Section 11.  In addition, Xencor may with Novartis’ prior written approval, such approval not to be unreasonably withheld, conditioned or delayed, issue a press release regarding the payment or receipt of any milestone payments under this Agreement with respect to any Licensed Products, provided that (i) such press release does not identify the Licensed Antibody or Licensed Target, and (ii) otherwise complies with this Section 11.3.1.

11.3.2.Notwithstanding anything in this Section 11.3 to the contrary, (a) either Party may issue a press release or make a public disclosure relating to such Party’s Development, Manufacturing or Commercialization activities under this Agreement with respect to the Regional Target Pairs or Regional Licensed Products in such Party’s Territory, and (b) notwithstanding (a) above, Novartis may issue a press release or make a public disclosure relating to the Research, Development, Manufacturing or Commercialization activities under this Agreement with respect to Licensed Target Pairs or Licensed Products other than the Regional Licensed Target Pairs and Regional Licensed Products, provided that such press release or public disclosure pursuant to clause (a) or (b) does not disclose Confidential Information of the other Party.  Prior to making any such disclosure under clause (a) of this Section 11.3.2, however, the Party making the disclosure will provide the other Party with a draft of such proposed disclosure within a reasonable time (but at least [...***...]) prior to disclosure for the other Party’s review and comment, and the disclosing Party will consider in good faith any timely comments provided by the other Party.

12.REPRESENTATIONS, WARRANTIES AND COVENANTS

12.1.Mutual Representations and Warranties as of the Effective Date.  Each Party represents and warrants to the other Party that, as of the Effective Date:

12.1.1.such Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation,

12.1.2.such Party has all requisite corporate power and corporate authority to enter into this Agreement and to carry out its obligations under this Agreement,

12.1.3.all requisite corporate action on the part of such Party, its directors and stockholders required by Law for the authorization, execution and delivery by such Party of this

***Confidential Treatment Requested

Agreement, and the performance of all obligations of such Party under this Agreement, has been taken, and

12.1.4.the execution, delivery and performance of this Agreement, and compliance with the provisions of this Agreement, by such Party do not and will not (a) violate any provision of Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which such Party or any of its assets are bound, or (c) violate or conflict with any of the provisions of such Party’s organizational documents (including any articles or memoranda of organization or association, charter, bylaws or similar documents), and

12.1.5.no consent, approval, authorization or other order of, or filing with, or notice to, any Governmental Authority or other Third Party is required to be obtained or made by such Party in connection with the authorization, execution and delivery by the Company of this Agreement, provided that no representation or warranty is made under this Section 12.1.5 with respect whether any required filing pursuant to the HSR Act.

12.2.Representations and Warranties by Xencor.  Xencor represents and warrants to Novartis as of the Effective Date that:

12.2.1.Exhibit A-2 forth a complete and accurate list of (a) all Xencor Patents in existence as of the Effective Date, all of which are owned by Xencor,

12.2.2.Exhibit A-3 sets forth a complete and accurate list of all agreements pursuant to which Xencor Controls any Know-How or Patents that are included within the Xencor Technology,

12.2.3.to Xencor’s knowledge, the Xencor Technology in existence as of the Effective Date comprises all of the intellectual property rights used by or on behalf of Xencor and its Affiliates in the Research, Development and Manufacturing of the Licensed Antibodies and Licensed Products that are in existence as of the Effective Date,

12.2.4.Xencor (a) owns or has a valid license to, or has a valid option to license, all Xencor Technology in existence as of the Effective Date, including those Licensed Antibodies and Licensed Products in existence as of the Effective Date, and (b) has the right, or an option to obtain the right, and authority to (i) grant to Novartis and its Related Parties, the licenses under the Xencor Technology in existence as of the Effective Date hereunder, and (ii) use, disclose, and commercially exploit, and to enable Novartis and its Related Parties to use, disclose, and commercially exploit (in each case under appropriate conditions of confidentiality) the Xencor Technology in existence as of the Effective Date in the Field and in accordance with the terms and conditions of this Agreement,

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12.2.5.Xencor has not granted its Affiliates or any Third Party, including any academic organization or agency, rights that would interfere with Novartis’ rights hereunder, and there are no agreements or arrangements other than as set forth in Exhibit A-2 to which Xencor or any of its Affiliates is a party relating to Xencor Technology, Licensed Antibodies, or Licensed Product(s), that would (a) limit the rights granted to Novartis under this Agreement or (b) that restrict or result in a restriction on Novartis’ ability to Research, Develop, Manufacture, use or Commercialize the Licensed Antibodies and Licensed Product(s) in the Novartis Territory, in accordance with this Agreement,

12.2.6.with respect to any Xencor Technology owned by Xencor, (a) Xencor and its Affiliates have obtained from all individuals who participated in any respect in the invention or authorship thereof, effective, to Xencor’s knowledge, assignments of all ownership rights of such individuals in such Xencor Technology, either pursuant to written agreement or by operation of law, and (b) all of its employees, officers, and consultants have executed agreements or have existing obligations under Law requiring assignment to Xencor or its Affiliate, as applicable, of all inventions made during the course of and as the result of the Collaboration, and, to Xencor’s knowledge, no officer or employee of Xencor or its Affiliate is subject to any agreement with any other Third Party that requires such officer or employee to assign any interest in any Xencor Technology to any Third Party,

12.2.7.all employees, officers, and consultants of Xencor and its Affiliates have executed agreements or have existing obligations under applicable Law obligating the individual to maintain as confidential Xencor’s Confidential Information as well as confidential information of other parties (including of Novartis and its Affiliates) that such individual may receive in the conduct of the Collaboration, to the extent required to support Xencor’s obligations under this Agreement, and Xencor and its Affiliates have taken commercially reasonable precautions to preserve the confidentiality of Xencor Know-How that is not claimed in a published Xencor Patent or that was not publicly disclosed prior to the Effective Date,

12.2.8.neither Xencor nor any Affiliate has initiated or been involved in any proceedings or other claims in which such Person alleges that any Third Party is or was infringing or misappropriating any Xencor Technology, nor have any such proceedings been threatened in writing by Xencor or its Affiliates,

12.2.9.neither Xencor nor its Affiliates have entered into a government funding relationship that would result in rights to any Licensed Antibody or Licensed Product residing in the US Government, National Institutes of Health, National Institute for Drug Abuse or other agency, and the licenses granted hereunder are not subject to overriding obligations to the US Government as set forth in Public Law 96 517 (35 U.S.C. 200 204), as amended, or any similar obligations under the laws of any other country,

12.2.10.to Xencor’s knowledge, the Research, Development, Manufacture, use or Commercialization of the Licensed Antibodies and Licensed Products that exist as of the Effective Date in accordance with the terms and conditions of this Agreement does not infringe or misappropriate the intellectual property rights of any Third Party, nor has Xencor or any Affiliate received in writing any notice alleging such infringement or misappropriation, and

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to the knowledge of Xencor, (a) the issued patents in the Xencor Patents as of the Effective Date are valid and enforceable without any claims, challenges, oppositions, nullity actions, interferences, inter-partes reexaminations, inter-partes reviews, post-grant reviews, derivation proceedings, or other proceedings pending or threatened and Xencor has filed and prosecuted patent applications within the Xencor Patents owned by Xencor in good faith and complied with all duties of disclosure with respect thereto, (b) Xencor has not committed any act, or omitted to commit any act, that may cause the Xencor Patents to expire prematurely or be declared invalid or unenforceable, and (c) all application, registration, maintenance and renewal fees in respect of the Xencor Patents as of the Effective Date have been paid and all necessary documents and certificates have been filed with the relevant agencies for the purpose of maintaining the Xencor Patents.

12.3.Representations and Warranties by Novartis.  Novartis represents and warrants to Xencor as of the Effective Date that:

12.3.1.Novartis has not identified any Novartis Technology or Existing Novartis In-Licenses as of the Effective Date; and

12.3.2.no premerger notification filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder in connection with the execution and delivery by Novartis of this Agreement; and

12.3.3.all employees, officers, and consultants of Novartis and its Affiliates have executed agreements or have existing obligations under applicable Law obligating the individual to maintain as confidential Novartis’s Confidential Information as well as confidential information of other parties (including of Xencor and its Affiliates) that such individual may receive in the conduct of the Collaboration, to the extent required to support Novartis’s obligations under this Agreement.

12.4.Warranty Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY PATENTS, KNOW-HOW, MATERIALS, LICENSED ANTIBODY, LICENSED PRODUCT, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY AND ALL OF THE FOREGOING.  WITHOUT EXCUSING EITHER PARTY’S PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE RESEARCH, DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY LICENSED ANTIBODY OR LICENSED PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL.

12.5.Certain Covenants.

12.5.1.Compliance.

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12.5.1.1.Each Party and its Related Parties will conduct the Collaboration and the Development, Manufacture and Commercialization of the Licensed Products in accordance with all Laws, including governmental regulations concerning, to the extent applicable to a given activity, cGLP, cGCP and cGMP.  In addition, if either Party is or becomes subject to a legal obligation to a Regulatory Authority or other Governmental Authority (such as a corporate integrity agreement or settlement agreement with a Governmental Authority), then the other Party will perform such activities as may be reasonably requested by the obligated Party, at the obligated Party’s sole expense, to enable the obligated Party to comply with its legal obligation to such Regulatory Authority with respect to the Licensed Products.

12.5.1.2.During the Term, each Party covenants to the other Party that it and its Affiliates’ employees and contractors, shall not, in connection with the performance of their respective obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a Public Official or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including either Party (it being understood that, without any limitation to the foregoing, such Party, and to its knowledge, its and its Affiliates’ employees and contractors, has not directly or indirectly promised, offered or provided any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a Public Official or any other Person in connection with the performance of such Party’s obligations under this Agreement, and shall not, directly or indirectly, engage in any of the foregoing). .

12.5.2.Conflicting Transactions.  During the Term, each of Novartis and Xencor will not, and will cause their Affiliates not to, enter into any agreement granting a license or other right under the Novartis Technology or Xencor Technology, respectively, that is inconsistent with this Agreement.

12.5.3.In-Licenses.  Each Party will use Commercially Reasonable Efforts to maintain Control of all Patents and Know-How licensed to such Party under the In-Licenses to which such Party is the contracting party.  Each Party will use Commercially Reasonable Efforts not to materially breach or be in material default under any of its obligations under any In-License to which such Party is the contracting party that would be necessary or useful for the other Party to Research, Develop, Manufacture and Commercialize any Licensed Antibodies or Licensed Products in the Field in such Party’s Territory pursuant to this Agreement.  Each Party will not terminate any In-License to which such Party is the contracting party in a manner that would terminate rights that are sublicensed to the other Party.  In the event that a Party receives notice of an alleged breach by such Party under an In-License to which it is a party and for which termination of such In-License is being sought by the counterparty, then such Party will

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promptly, but in no event less than [...***...] thereafter, provide written notice thereof to the other Party and, if possible, grant the other Party the right (but not the obligation) to cure such alleged breach.  In the event that a Party intends to materially amend an In-License to which it is a party, then such Party will promptly, but in no event less than [...***...] before, provide written notice thereof to the other Party and grant the other Party the right (but not the obligation), acting reasonably, to reject any amendment that would either materially increase the other (i.e., non-party to the In-License) Party’s obligations under this Agreement, including any financial obligations or materially decrease the other Party’s rights under this Agreement.

12.5.4.No Debarment.  Each Party will use reasonable efforts to not use, in any capacity in connection with the Collaboration or the performance of its obligations under this Agreement, any Person that has been debarred pursuant to Section 306 of the FD&C Act, as amended, or that is the subject of a conviction described in such section.    Each Party agrees to inform the other Party in writing immediately if it or any Person that is performing activities in the Collaboration or under this Agreement, is debarred or is subject to debarment or is the subject of a conviction described in Section 306 of the FD&C Act, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of the notifying Party’s knowledge, is threatened, relating to the debarment or conviction of the notifying Party or any Person or entity used in any capacity by such Party or any of its Affiliates in connection with the Collaboration or the performance of its other obligations under this Agreement.

12.6.Exclusivity.

12.6.1.Exclusivity.

12.6.1.1.On a Licensed Target Pair-by-Licensed Target Pair basis, subject to Section 12.6.2.1, during the Exclusivity Period for a Licensed Target Pair, Xencor and its Affiliates will not, alone or with any Third Parties (including through licensing any Third Party), Research, Develop or Commercialize anywhere in the world any Antibody (other than one or more Licensed Antibodies or Licensed Products that [...***...] in accordance with the terms and conditions of this Agreement) that [...***...].  For clarity, this Section 12.6.1.1 shall not apply to the Research, Development or Commercialization of an Antibody that [...***...].

12.6.1.2.On a Licensed Target Pair-by-Licensed Target Pair basis, subject to Section 12.6.2.2, during the Exclusivity Period for a Licensed Target Pair, Novartis and its Affiliates will not, alone or with any Third Parties (including through licensing any Third Party), Research, Develop or Commercialize anywhere in the world any Antibody (other than one or more Licensed Antibodies or Licensed Products that [...***...] in accordance with the terms and conditions of this Agreement) that [...***...].  For clarity, it is understood that this Section 12.6.1.2 does not restrict the Research, Development or Commercialization by Novartis, its Affiliates or Sublicensees of an Antibody that

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[...***...], and provided further, for clarity, that this Section 12.6.1.2 shall not permit Novartis to utilize Xencor Technology not otherwise licensed to it under this Agreement.

12.6.1.3.For clarity, this Section 12.6.1 shall not apply to the Research, Development or Commercialization of an Antibody that [...***...] to only one of the Targets included in a Licensed Target Pair.  For clarity, the exercise by Xencor of its Opt-In Right or an Opt-Out Right with respect to a Licensed Target Pair shall not affect the Parties’ obligations with respect to such Licensed Target Pair pursuant to Section 12.6.

12.6.2.Other Programs.

12.6.2.1.Xencor.

(a)Notwithstanding Section 12.6.1, in the event that Xencor or its Affiliates acquire a Third Party or a portion of the business of a Third Party (whether by merger, stock purchase, purchase of assets, in-license or other means) (a “Third Party Acquisition”) that is, prior to such acquisition, conducting a research, development or commercialization program that, if conducted by Xencor at such time, would be a breach of Xencor’s exclusivity obligation in Section 12.6.1 (a “Xencor Competing Program”), Xencor will use Commercially Reasonable Efforts to divest such Xencor Competing Program promptly following the closing of such acquisition, and in any event will complete such divestment [...***...], provided that (i) [...***...] will be extended if, at the expiration of such time period (and any extensions thereto), Xencor provides competent evidence of reasonable on-going efforts to divest such Xencor Competing Program, (ii) Xencor may conduct the Xencor Competing Program independently of Xencor’s activities under this Agreement during such time period and without any use of any Restricted Technology, and (iii) Xencor will cease all research, development and commercialization activities with respect to such Xencor Competing Program if Xencor has not completed such divestment within one year after the closing of such acquisition (it being understood that Xencor may thereafter continue its efforts to divest such asset). Xencor will not be deemed in breach of Section 12.6.1 with respect to such Xencor Competing Program so long as Xencor complies with the terms of this Section 12.6.2.1.

(b)In the event of a Change of Control of Xencor, the exclusivity obligations of Xencor set forth in Section 12.6.1.1 will apply to and bind the Third Party referred to in the definition of Change of Control and its Affiliates. Notwithstanding the foregoing, if any activities of the Third Party or its Affiliates as of the date of the closing of such Change of Control would

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constitute a Xencor Competing Program with respect to any Regional Target Pair, Regional Licensed Antibody or Regional Licensed Product, Optioned Target Pair, Optioned Licensed Antibody or Optioned Licensed Product, the provisions of Section 12.6.2.1 shall apply mutatis mutandis, unless:

(i)in the case of a Xencor Competing Program with respect to an Optioned Target Pair, Optioned Licensed Antibody or Optioned Licensed Product, Xencor elects by written notice to Novartis [...***...], or

(ii)in the case of a Xencor Competing Program with respect to a Regional Target Pair, Regional Licensed Antibody or Regional Licensed Product, Xencor elects by written notice to Novartis [...***...] such Change of Control to (A) exercise its Opt-Out Right with respect to such Regional Target, (B) maintain such Competing Program outside the Collaboration but cede all decision-making at the JSC to Novartis with respect to the applicable Regional Target Pair, Regional Licensed Antibodies and Regional Licensed Products, in which case, (x) notwithstanding the provisions of Section 2.5.4, if the Parties’ Executive Officers are unable to reach unanimous agreement in accordance with Section 2.5.3 with respect to any disputed matter, such matter will be decided by Novartis’ Executive Officer, and (y) the provisions of Section 12.6.1.2 shall no longer apply to Novartis with respect to the applicable Regional Target Pair or (C) submit the Competing Program to be part of the Collaboration subject to the Parties negotiating in good faith for up to 90 days any unique terms and conditions that should apply to such contributed program; provided, [...***....].

[...***....].

If any activities of such Third Party or its Affiliates as of the date of the closing of such Change of Control would constitute a Xencor Competing Program with respect to any Global Target Pair, Global Licensed Antibody or Global Licensed Product then, notwithstanding the first sentence of this Section 12.6.2.1(b), such Xencor Competing Program may continue, provided that such Xencor Competing Program is conducted completely independently of Xencor’s activities under this Agreement, including without any use of any Restricted Technology.

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(c)With respect to Sections 12.6.2.1(a) and 12.6.2.1(b), Xencor and its Affiliates (including such Third Party and its Affiliates under Sections 12.6.2.1(a) and 12.6.2.1(b)) will adopt reasonable procedures (which include appropriate administrative, physical and technical safeguards, including underlying operating system and network security controls and other firewalls) to prevent the use of and access to any Restricted Technology in a manner that is in violation of this Agreement.

12.6.2.2.Novartis.

(a) (a)Notwithstanding Section 12.6.1, in the event that Novartis or its Affiliates make a Third Party Acquisition where the applicable Third Party or portion of such Third Party’s business, prior to such acquisition, is conducting a research, development or commercialization program that, if conducted by Novartis at such time, would be a breach of Novartis’ exclusivity obligations in Section 12.6.1 (a “Novartis Competing Program”), Novartis will use Commercially Reasonable Efforts to divest such Novartis Competing Program promptly following the closing of such acquisition, unless Novartis has exercised its right to terminate this Agreement pursuant to Section 15.2 with respect to the Target of the Novartis Competing Program, and in any event will complete such divestment [...***...], provided that (i) [...***...] will be extended if, at the expiration of such time period (and any extensions thereto), Novartis provides competent evidence of reasonable on-going efforts to divest such Novartis Competing Program, (ii) Novartis may conduct the Novartis Competing Program independently of Novartis’ activities under this Agreement during such time period and without any use of any Restricted Technology, and (iii) Novartis will cease all research, development and commercialization activities with respect to such Novartis Competing Program if Novartis has not completed such divestment within one year after the closing of such acquisition (it being understood that Novartis may thereafter continue its efforts to divest such asset).  Novartis will not be deemed in breach of Section 12.6.1 with respect to such Novartis Competing Program so long as Novartis complies with the terms of this Section 12.6.2.1(c).

(b) (b)In the event of a Change of Control of Novartis, the exclusivity obligations of Novartis set forth in Section 12.6.1.2 will apply to and bind the Third Party referred to in the definition of Change of Control and its Affiliates. Notwithstanding the foregoing, if any activities of the Third Party or its Affiliates as of the date of the closing of such Change of Control would constitute a Novartis Competing Program with respect to any Regional Target Pair, Regional Licensed Antibody or Regional Licensed Product, Optioned Target Pair, Optioned Licensed Antibody or Optioned Licensed Product, the provisions of Section 12.6.2.1 shall apply mutatis mutandis, unless:

(i) Novartis provides written notice of its intent to exercise its termination rights with respect to the applicable Regional Target Pair or the Optioned Target Pair [...***....].
(ii) in the case of a Novartis Competing Program with respect to a Regional Target Pair, Regional Licensed Antibody or Regional Licensed Product,

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Novartis elects by written notice to Xencor [...***....] such Change of Control to (A) maintain such Competing Program outside the Collaboration but cede all decision-making at the JSC to Xencor with respect to the applicable Regional Target Pair, Regional Licensed Antibodies and Regional Licensed Products, in which case, (x) notwithstanding the provisions of Section 2.5.4, if the Parties’ Executive Officers are unable to reach unanimous agreement in accordance with Section 2.5.3 with respect to any disputed matter, such matter will be decided by Xencor’s Executive Officer, and (x) the provisions of Section 12.6.1.2 shall no longer apply to Xencor with respect to the applicable Regional Target Pair or (B) submit the Competing Program to be part of the Collaboration subject to the Parties negotiating any good faith for up to 90 days any unique terms and conditions that should apply to such contributed program; provided, [...***....].

[...***....].

If any activities of such Third Party or its Affiliates as of the date of the closing of such Change of Control would constitute a Novartis Competing Program with respect to any Global Target Pair, Global Licensed Antibody or Global Licensed Product then, notwithstanding the first sentence of this Section 12.6.2.1(b), such Novartis Competing Program may continue, provided that such Novartis Competing Program is conducted completely independently of Novartis’ activities under this Agreement, including without any use of any Restricted Technology.

(c)With respect to Sections 12.6.2.2(a) and 12.6.2.1(a) , Novartis and its Affiliates (including such Third Party and its Affiliates under Sections 12.6.2.2(a) and 12.6.2.1(a)) will adopt reasonable procedures (which include appropriate administrative, physical and technical safeguards, including underlying operating system and network security controls and other firewalls) to prevent the use of and access to any Restricted Technology in a manner that is in violation of this Agreement.

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13.INDEMNIFICATION, LIMITATION OF LIABILITY, INSURANCE

13.1.General Indemnification by Novartis.  Novartis will indemnify, hold harmless and defend Xencor, its Related Parties, and their respective directors, officers, employees and agents (“Xencor Indemnitees”) from and against any and all Third Party claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys’ fees and litigation expenses) (collectively, “Losses”) arising out of or resulting from, directly or indirectly, (a) any breach of, or inaccuracy in, any representation or warranty made by Novartis in this Agreement, or any breach or violation of any covenant or agreement of Novartis, or in the performance of, this Agreement, (b) the negligence or willful misconduct by or of Novartis or its Related Parties (for clarity, excluding Xencor and its Related Parties), and their respective directors, officers, employees and agents in the performance of Novartis’ obligations under this Agreement, or (c) subject to Section 13.3, to the extent such Losses arise out of the Research, Development, Manufacturing or Commercialization of Licensed Antibodies or Licensed Products by or on behalf of Novartis or its Related Parties, subject, in the case of Manufacturing, to the terms of any Supply Agreement.  Novartis will have no obligation to indemnify the Xencor Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty made by Xencor in this Agreement, or any breach or violation of any covenant or agreement of Xencor in, or in the performance of, this Agreement, or the negligence or willful misconduct by or of any of the Xencor Indemnitees, or matters for which Xencor is obligated to indemnify Novartis under Section 13.2.

13.2.General Indemnification by Xencor.  Xencor will indemnify, hold harmless, and defend Novartis, its Related Parties and their respective directors, officers, employees and agents (“Novartis Indemnitees”) from and against any and all Third Party Losses arising out of or resulting from, directly or indirectly, (a) any breach of, or inaccuracy in, any representation or warranty made by Xencor in this Agreement, or any breach or violation of any covenant or agreement of Xencor, or in the performance of, this Agreement, (b) the negligence or willful misconduct by or of Xencor or its Related Parties (for clarity, excluding Novartis and its Related Parties), and their respective directors, officers, employees and agents in the performance of Xencor’s obligations under this Agreement, or (c) subject to Section 13.3, to the extent such Losses arise out of the Research, Development, Manufacturing or Commercialization of Licensed Antibodies or Licensed Products by or on behalf of Xencor and its Related Parties.  Xencor will have no obligation to indemnify the Novartis Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty made by Novartis in this Agreement, or any breach or violation of any covenant or agreement of Novartis in or in the performance of this Agreement, or the negligence or willful misconduct by or of any of the Novartis Indemnitees, or matters for which Novartis is obligated to indemnify Xencor under Section 13.1.

13.3.Product Liability.

13.3.1.Any Losses arising out of Third Party product liability claims arising from the Development, Manufacture or Commercialization of Licensed Products will be (a) borne by Novartis, to the extent such Losses arise out of or relate to (i) the Manufacture or Commercialization in or for the Novartis Territory by or on behalf of Novartis or its Related Parties of a Regional Licensed Product, or (ii) a Global Licensed Product or Fc Licensed

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Product anywhere in or for the world by or on behalf of Novartis or its Related Parties, and (b) borne by Xencor, to the extent such Losses arise out of or relate to the Manufacture or Commercialization in or for the Xencor Territory by or on behalf of Xencor or its Related Parties of a Regional Licensed Product.

13.3.2.Any Losses arising out of Third Party product liability claims arising from the Development of Regional Licensed Products or any Optioned Licensed Product will be treated as Development Costs in accordance with Section 5.1.4, provided that (x) with respect to any Additional Development Activities, the Proposing Party will be solely responsible for any such liability claims unless and until the Non-Proposing Party delivers an Additional Development Opt-In Notice with respect to such Additional Development Activity, (y) after Xencor exercises its Opt-Out Right, Xencor will remain responsible for its portion of any such liability claims with respect to Development activities occurring up to and through the [...***...] period following Novartis’ receipt of Xencor’s notice exercising the applicable Opt-Out Right, and (z) after termination of this Agreement with respect to any Licensed Target by Novartis pursuant to Section 15.2 or by Xencor pursuant to Section 15.3.1.1 or 15.4, (i) Novartis will remain responsible for its portion of any such liability claims with respect to any ongoing Clinical Studies that Xencor elects to wind down under Section 15.7.1(b) until such wind-down process is complete, and (ii) Xencor will be responsible for any liability claims with respect to any ongoing Clinical Studies that Xencor elects to continue.  Any Losses arising out of Third Party product liability claims arising from the Commercialization of Optioned Licensed Products will be treated as Commercialization Costs in accordance with Section 6.1.3.  The Party bearing such Losses in accordance with the immediately preceding two sentences will indemnify, hold harmless and defend the other Party and its Related Parties and their respective directors, officers, employees and agents from and against such Losses.

13.4.Indemnification Procedure.  The Party entitled to indemnification under Section 13 (an “Indemnified Party”) shall notify the Party potentially responsible for such indemnification (the “Indemnifying Party”) in writing promptly upon being notified of or gaining knowledge of any claim or claims asserted or threatened against the Indemnified Party which could give rise to a right of indemnification under this Agreement, provided that the failure to give such notice shall not relieve the Indemnifying Party of its indemnity obligation hereunder except to the extent that such failure materially prejudices the Indemnifying Party.  If the Indemnifying Party has acknowledged in writing to the Indemnified Party the Indemnifying Party’s responsibility for defending a claim, the Indemnifying Party shall have the right to defend, at its sole cost and expense, such claim by all appropriate proceedings, provided that the Indemnifying Party may not enter into any compromise or settlement unless (a) such compromise or settlement imposes only a monetary obligation on the Indemnifying Party and which includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim, or (b) the Indemnified Party consents to such compromise or settlement, which consent shall not be unreasonably withheld, conditioned or delayed unless such compromise or settlement involves (i) any admission of legal wrongdoing by the Indemnified Party, (ii) any payment by the Indemnified Party that is not indemnified hereunder or (iii) the imposition of any equitable relief against the Indemnified Party.  If the Indemnifying Party does not elect to assume control of the defense of a claim,  the Indemnified

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Party shall have the right, at the expense of the Indemnifying Party, upon at least [...***...] prior written notice to the Indemnifying Party of its intent to do so, to undertake the defense of such claim for the account of the Indemnifying Party (with counsel reasonably selected by the Indemnified Party and approved by the Indemnifying Party, such approval not to be unreasonably withheld, conditioned or delayed), provided that the Indemnified Party shall keep the Indemnifying Party apprised of all material developments with respect to such claim.  The Indemnified Party may not enter into any compromise or settlement without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.  The Indemnified Party will cooperate with the Indemnifying Party and may participate in, but not control, any defense or settlement of any claim controlled by the Indemnifying Party pursuant to this Section 13.4 and shall bear its own costs and expenses with respect to such participation, provided that the Indemnifying Party shall bear such costs and expenses if counsel for the Indemnifying Party shall have reasonably determined that such counsel may not properly represent both the Indemnifying Party and the Indemnified Party.

13.5.Limitation of Liability.  NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT, OR THE EXERCISE OF ITS RIGHTS OR THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF [...***...].  NOTHING IN THIS SECTION 13.5 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

13.6.Insurance.  Each Party will obtain and maintain insurance during the Term and for a period of at least [...***...] after the last commercial sale of any Licensed Product for which it is responsible, with a reputable, solvent insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement.  Specifically, each Party will maintain product liability insurance and clinical trial liability insurance with limits of at least $[...***...] per occurrence and in annual aggregate.  Upon request, each Party will provide the other Party with evidence of the existence and maintenance of such insurance coverage. Notwithstanding the foregoing, in the case of Novartis, such obligation may be satisfied by a program of self-insurance.

13.7.Disclaimer. The Parties each acknowledge and agree, that (a) Research, Development, and Commercialization is inherently uncertain, (b) no outcome or success of any Licensed Antibodies or Licensed Products is or can be assured and (c) failure to achieve Development and Commercialization of Licensed Products will not in and of itself constitute a breach or default of any obligation in this Agreement.

14.INTELLECTUAL PROPERTY

14.1.Inventorship.

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14.1.1.Inventorship for inventions and discoveries (including Know-How) first made during the course of the performance of activities pursuant to the Collaboration will be determined in accordance with United States patent Laws for determining inventorship.

14.1.2.Notwithstanding anything to the contrary in this Agreement, each Party will have the right to invoke the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. § 103(c)(2)-(c)(3) (the “CREATE Act”) when exercising its rights under this Agreement, but with respect to any Xencor Patents, only with the prior written consent of Xencor in its sole discretion, and with respect to any Patents within Novartis Technology, only with the prior written consent of Novartis in its sole discretion.  In the event that a Party intends to invoke the CREATE Act, once agreed to by the other Party if required by the preceding sentence, it will notify the other Party and the other Party will cooperate and coordinate its activities with such Party with respect to any filings or other activities in support thereof.  The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act

14.2.Ownership14.2.1.

14.2.1.Xencor.  Excluding Novartis Core Inventions, Xencor will own the entire right, title and interest in and to (a) all Know-How (and Patents claiming inventions therein) first developed or conceived solely by employee(s), agent(s) or consultant(s) of Xencor or its Affiliates in the conduct of the Collaboration and (b) Xencor Core Inventions (collectively, “Xencor Collaboration IP”). Novartis, on behalf of itself, its Affiliates and Third Party contractors, hereby assigns to Xencor, any and all right, title and interest in and to any such Xencor Core Inventions developed by them, including all Intellectual Property and proprietary rights therein and all rights of action and claims for damages and benefits arising due to past and present infringement of said rights.

14.2.2.Novartis.  Excluding Xencor Core Inventions, Novartis will own the entire right, title and interest in and to (a) all Know-How (and Patents claiming inventions therein) first developed or conceived solely by employee(s), agent(s) or consultant(s) of Novartis or its Affiliates in the conduct of the Collaboration; and (b) Novartis Core Inventions (collectively, “Novartis Collaboration IP”).  Xencor, on behalf of itself, its Affiliates and Third Party contractors, hereby assigns to Novartis, any and all right, title and interest in and to any such Novartis Core Inventions developed by them, including all Intellectual Property and proprietary rights therein and all rights of action and claims for damages and benefits arising due to past and present infringement of said rights.

14.2.3.Joint Ownership.  Excluding Xencor Core Inventions and Novartis Core Inventions, the Parties will jointly own the entire right, title and interest in and to all Know-How (and Patents claiming inventions therein) first developed or conceived jointly by employee(s), agent(s) or consultant(s) acting on behalf of Xencor or its Affiliates, on the one hand, and employee(s), agent(s) or consultant(s) acting on behalf of Novartis or its Affiliates, on the other hand, in the conduct of the Collaboration (“Joint Collaboration IP”).

***Confidential Treatment Requested

14.2.4.Current ex-US RLP Patents.  Within [...***...] of the Effective Date, the Parties will meet to cooperate to bifurcate any Xencor Patents into Patents that (a) solely and specifically Cover the sale, offer for sale, manufacture, use or import of any Regional Licensed Product in the Novartis Territory, which shall be deemed a Current ex-US RLP Patent, and (b) primarily Cover Xencor Know-How in existence as of the Effective Date, which shall be deemed a Patent owned by Xencor.

14.3.Prosecution and Maintenance of Patents.

14.3.1.IP Committee.

14.3.1.1.Composition.  The IP Committee will be comprised of at least one representative of each Party, which representative shall be either an employee or an outside legal counsel for such Party, provided further that any such outside counsel is bound by confidentiality obligations no less stringent than the requirements of Section 11.1.  Each Party will appoint its respective representatives to the IP Committee within [...***...] of the Effective Date, and from time to time, may substitute one or more of its representatives, in its sole discretion, but subject to the terms of this Section 14.3.1.1, effective upon notice to the other Party of such change.  All IP Committee representatives will have appropriate expertise, seniority, decision-making authority and ongoing familiarity with the Collaboration and each Party’s representatives collectively will have relevant expertise in intellectual property portfolio management and licensing matters.  Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend IP Committee meetings, subject to such representatives and consultants (or the representative’s or consultant’s employer) undertaking confidentiality obligations, whether in a written agreement or by operation of law, no less stringent than the requirements of Section 11.1.

14.3.1.2.Meetings.  The IP Committee will meet as necessary to carry out its duties under Section 14.3.1.3, but no more often than once per Calendar Quarter, unless otherwise agreed by its members.  The IP Committee will meet in-person at Xencor or Novartis or, alternatively, by means of teleconference, videoconference or other similar communications equipment.

14.3.1.3.IP Committee Responsibilities.  The IP Committee will provide input regarding the following solely with respect to Licensed Products (except for Fc Licensed Products):

(a)strategies for Prosecuting and Maintaining Patents within Novartis Technology and Xencor Technology (excluding Xencor Core Inventions, [...***...]),

***Confidential Treatment Requested

(b)Novartis Collaboration IP (excluding Novartis Biological Material Inventions), Xencor Collaboration IP and the Joint Collaboration IP, and

(c)such other matters as the Parties agree in writing will be the responsibility of the IP Committee.

In furtherance of the foregoing, each Party will provide appropriate updates to the IP Committee regarding Collaboration IP and other Patents and Know-How licensed hereunder, including with respect to anticipated filing strategies and new inventions.

14.3.1.4.Decision-Making.  The IP Committee will be an advisory committee for the Collaboration and to the Parties and will make recommendations by consensus.  The IP Committee will not have any final decision-making power; provided that, the Parties will work together in good faith to enable Novartis to file Patents in the Novartis Territory that solely and specifically Cover Licensed Target Pairs, Licensed Antibodies and Licensed Products.

14.3.1.5.Term.  Either Party will have the right to terminate the IP Committee upon 30 days advance written notice to the other Party.  Notwithstanding the foregoing, on a Regional Licensed Product-by-Regional Licensed Product basis during the Term for such Regional Licensed Product, Xencor will have the right (but not the obligation) to continue to participate in the IP Committee in relation to any such Licensed Product until the twelfth anniversary of the First Commercial Sale of such Regional Licensed Product in the Novartis Territory.

14.3.2.Cooperation.  Neither Party will (a) file or assist any Third Party in the filing of any Patents arising from the Collaboration, that in the case of Xencor, claims a Licensed Product, and in the case of Novartis, claims Xencor Know-How, or (b) amend any claims in a Patent arising from the Collaboration, that in the case of Xencor, relates to a Licensed Product, and in the case of Novartis, relates to Xencor Know-How, in each of (a) and (b), without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed, or conditioned.

14.3.3.Novartis Technology.

14.3.3.1.General.  Subject to remainder of this Section 14.3.3, as between the Parties, Novartis will have the sole right to, at Novartis’ sole discretion, and sole responsibility for all applicable Patents Costs, Prosecute and Maintain all Patents within Novartis Technology (other than within Joint Collaboration IP), in Novartis’ name.

14.3.3.2.Step-In Rights to Novartis Technology.  In the event that Novartis elects not to Prosecute and Maintain (or not to continue to Prosecute and Maintain, including filing a Patent claiming priority to a Patent prior to its issuance, or, in the case of foreign deadlines for filing divisionals, prior to such deadline), any Patent within the

***Confidential Treatment Requested

Novartis Technology (other than within Joint Collaboration IP, Novartis Biological Material IP or Novartis Biological Material Inventions) that Covers the sale, offer for sale, manufacture, use or import of any Licensed Product, Novartis will notify Xencor at least [...***...] before any such Patent would become abandoned, no longer available or otherwise forfeited, and subject to the provisions of any applicable Novartis In-License, Xencor will have the right (but not the obligation), at Xencor’s sole discretion, and sole responsibility for all applicable Patent Costs, to Prosecute and Maintain such Patent in the name of Novartis (which right will include the right to file additional Patents claiming priority to such Patent).  In such event, Xencor will, upon Novartis’ reasonable request, consult with Novartis, through the IP Committee, on the status of its Prosecution and Maintenance activities, and furnish Novartis, copies of documents related to the Prosecution and Maintenance of such Patents.

14.3.4.Xencor Technology.

14.3.4.1.General.  Subject to remainder of this Section 14.3.4, as between the Parties, (a) Xencor will have the sole right to, at Xencor’s sole discretion, and sole responsibility for all applicable Patents Costs, to Prosecute and Maintain all Patents within Xencor Technology (excluding RLP Patents and Patents within Joint Collaboration IP) and Fc Patents in Xencor’s name, and (b) subject to the provisions of any applicable Xencor In-License, Novartis will have the sole right, at Novartis’ sole discretion, and sole responsibility for all applicable Patents Costs, to Prosecute and Maintain all Patents within RLP Patents in Xencor’s name.

14.3.4.2.RLP Patents.  In the event that Novartis elects not to Prosecute and Maintain (or not to continue to Prosecute and Maintain, including filing a Patent claiming priority to a Patent prior to its issuance, or, in the case of foreign deadlines for filing divisionals, prior to such deadline), any RLP Patent, Novartis will notify Xencor at least [...***...] before any such Patent would become abandoned, no longer available or otherwise forfeited, and the right (but not the obligation), at Xencor’s sole discretion, and sole responsibility for all applicable Patent Costs, to Prosecute and Maintain such RLP Patent will revert to Xencor.  In such event, Xencor will, upon Novartis’ reasonable request, consult with Novartis, through the IP Committee, on the status of its Prosecution and Maintenance activities, and furnish Novartis, copies of documents related to the Prosecution and Maintenance of such RLP Patent.

14.3.5.Joint Collaboration IP.

14.3.5.1.Subject to remainder of this Section 14.3.5, as between the Parties, Novartis will have the right (but not the obligation), at Novartis’ sole discretion, and sole responsibility for all applicable Patents Costs, to Prosecute and Maintain all Patents within Joint Collaboration IP, in the names of both Novartis and Xencor.

14.3.5.2.In the event that Novartis elects not to Prosecute and Maintain (or not to continue to Prosecute and Maintain, including filing a Patent claiming priority to a

***Confidential Treatment Requested

Patent prior to its issuance, or, in the case of foreign deadlines for filing divisionals, prior to such deadline), any Patent within Joint Collaboration IP anywhere in the world, Novartis will notify Xencor at least [...***...] before any such Patent within Joint Collaboration IP would become abandoned, no longer available or otherwise forfeited, Xencor will have the right (but not the obligation), at Xencor’s sole discretion, and sole responsibility for all applicable Patents Costs, to Prosecute and Maintain such Patent, in the names of both Novartis and Xencor.

14.3.5.3.Each Party when controlling Prosecution and Maintenance of Patents within Joint Collaboration IP will (a) furnish the other Party, via electronic mail or such other method as mutually agreed by the Parties, (i) copies of substantive proposed filings and documents received from outside counsel or generated internally in the course of Prosecuting and Maintaining such Patents within Joint Collaboration IP, and (ii) copies of documents filed with the relevant patent offices and other Governmental Authorities with respect to such Patents within Joint Collaboration IP, and (iii) such other substantive documents related to the Prosecution and Maintenance of such Patents within Joint Collaboration IP, and as applicable in sufficient time prior to filing such document or making any payment due thereunder to allow for review and comment by the other Party and (b) consider in good faith timely comments from the other Party with respect thereon.  Each Party will furnish the other Party, via electronic mail or such other method as mutually agreed by the Parties, copies of documents filed with the relevant national patent offices and other Governmental Authorities with respect to such Patents within Joint Collaboration IP.

14.3.6.Patent Cooperation.  Each Party will (a) use Commercially Reasonable Efforts to make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable such other Party in exercising its Prosecution and Maintenance rights described herein, and (b) reasonably cooperate in any such Prosecution and Maintenance by the other Party, including signing or having signed all legal documents as are reasonably necessary to Prosecute and Maintain Patents.

14.4.Third Party Infringement and Defense.

14.4.1.Notices.  Each Party will promptly report in writing to the other Party of any Infringement of which such Party (or any of its Affiliates or Sublicensees) becomes aware, and will provide the other Party with all available evidence of such Infringement in such Party’s Control.  Subject to the terms of this Section 14.4, the JSC will discuss in good faith strategies for abating such Infringement of any Regional Licensed Product within each of the Party’s respective Territory.

14.4.2.Rights to Enforce.

14.4.2.1.Novartis GLP and OLP Infringement.  Subject to the terms of this Section 14.4, as between the Parties, Novartis will have the first right (but not the

***Confidential Treatment Requested

obligation), at Novartis’ sole discretion, through counsel of its choosing which is reasonably acceptable to Xencor, to seek to abate any Novartis GLP and OLP Infringement by enforcing (including deciding on any litigation strategy) any Patents within the Novartis Patents or Joint Patents in the Novartis Territory.  If Novartis does not take steps to abate such Infringement, within [...***...] after receipt of written notice of such Infringement (or such shorter period of time as is required to comply with the provisions of Section 14.4.2.4 or any other Law in the United States or any other country in the Territory to not waive any statutory rights), Novartis will provide Xencor with notice of such decision and, subject to the terms of any In-Licenses, [...***...], then Xencor shall have the right (but not the obligation) to assume such enforcement (excluding any enforcement of any Patents covering [...***...]); and if Novartis’ failure to take such steps to abate such Infringement is, [...***...]. Novartis will pay all Patent Costs incurred by Novartis for such enforcement, and Xencor will pay all Patent Costs incurred by Xencor if it assumes such enforcement.  [...***...].

14.4.2.2.Novartis RLP Product Infringement.  Subject to the terms of this Section 14.4, as between the Parties, Novartis will have the first right (but not the obligation), at Novartis’ sole discretion, through counsel of its choosing which is reasonably acceptable to Xencor, to seek to abate any Novartis RLP Product Infringement by enforcing (including deciding on any litigation strategy) any Patents within the RLP Patents, Novartis Patents or Joint Patents in the Novartis Territory[...***...].  If Novartis does not take steps to abate such Infringement, within [...***...] after receipt of written notice of such Infringement, Novartis will provide Xencor with notice of such decision and, subject to

***Confidential Treatment Requested

the terms of any In-Licenses, and if Novartis’ failure to take such steps to abate such Infringement is, [...***...], then    Xencor shall have the right (but not the obligation) to assume such enforcement (excluding any enforcement of any Patents covering [...***...]).  Novartis will pay all Patent Costs incurred by Novartis for such enforcement, and Xencor will pay all Patent Costs incurred by Xencor if it assumes such enforcement.

14.4.2.3.Xencor RLP Product Infringement.  Subject to the terms of this Section 14.4, as between the Parties, Xencor will have the exclusive right (but not the obligation), at Xencor’s sole discretion, through counsel of its choosing which is reasonably acceptable to Novartis, to seek to abate any Xencor RLP Product Infringement by enforcing (including deciding on any litigation strategy) any Patents within the Xencor Patents or Joint Patents in the Xencor Territory.  If Xencor does not take steps to abate such Xencor RLP Product Infringement, within [...***...] after receipt of written notice of such Infringement, Xencor will provide Novartis with notice of such decision. Xencor will pay all Patent Costs incurred by such Xencor for such enforcement.

14.4.2.4.Biosimilar Application.  Notwithstanding Sections 14.4.2.1 or 14.4.2.3, if either Party (or any of their Related Parties) receives a copy of a Biosimilar Application naming a Licensed Product as a reference product or otherwise becomes aware that such a Biosimilar Application has been filed (such as in an instance described in Section 351(1)(9)(C) of the PHSA), such Party will promptly  notify the other Party.  If either Party receives any equivalent or similar certification or notice in the United States or any other jurisdiction, either Party will, promptly, notify and provide the other Party copies of such communication.  Regardless of the Party that is the “reference product sponsor” for purposes of such Biosimilar Application:

(a)The Party with the enforcement rights under Sections 14.4.2.1 or 14.4.2.3 (the “Lead Party” for the remainder of this Section 14.4.2.4) will designate pursuant to Section 351(l)(1)(B)(ii) of the PHSA the outside counsel and in-house counsel who will receive confidential access to the Biosimilar Application.  The Lead Party will pay all Patent Costs incurred by such Party for such enforcement under this Section 14.4.2.4.

(b)The Lead Party will have the right, after consulting with the other Party, to list any Patents for which the enforcement rights in Sections 14.4.2.1 and 14.4.2.3 are applicable, insofar as they meet the statutory requirements pursuant to Section 351(l)(1)(3)(A), Section 351(l)(5)(b)(i)(II), or Section 351(l)(7) of the PHSA, to respond to any communications with respect to such lists from the filer of the Biosimilar Application, and to negotiate with the filer of the Biosimilar Application as to whether to utilize a different mechanism for information exchange other than that specified in Section 351(l) of the PHSA.

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(c)The Lead Party will have the right, after consulting with the other Party, to identify Patents for which the enforcement rights in Sections 14.4.2.1 and 14.4.2.3 are applicable, or respond to relevant communications under any equivalent or similar listing to those described in the preceding Section 14.4.2.4(b) in any other jurisdiction outside of the United States.  If required pursuant to Law, upon the Lead Party’s request, the other Party will assist in the preparation of such list and make such response after consulting with the Lead Party.

(d)The other Party will (1) within [...***...] after the Lead Party’s written request, provide to the Lead Party all information, including a list of Patents Controlled by such other Party and for which the enforcement rights in Sections 14.4.2.1 and 14.4.2.3 are applicable, that is necessary or reasonably useful to enable the Lead Party to make any lists or communications with respect to such Patents that are described in the foregoing Sections 14.4.2.4(b) or 14.4.2.4(c), and (2) cooperate with the Lead Party’s reasonable requests in connection therewith to the extent required or not prohibited  by Law.  The Lead Party will consult with the other Party prior to identifying any Patents controlled by such other Party as contemplated by this Section 14.4.2.4.  The Lead Party will consider in good faith advice and suggestions with respect thereto received from the other Party, and will notify the other Party of any such lists or communications promptly after they are made.

(e)The Parties recognize that procedures other than those set forth above in this Section 14.4.2.4 may be applicable to Biosimilar Applications that are not governed by the PHSA.  As a result, in the event that the Parties acting in good faith mutually determine that certain provisions of Law in the United States or in any other country in the Territory are applicable to actions taken by the Parties with respect to Biosimilar Applications under this Section 14.4.2.4 in such country, the Parties will comply with any such Law in such country (and any relevant and reasonable procedures established by the applicable governing body in such country) in exercising their rights and obligations with respect to Biosimilar Applications under this Section 14.4.2.4.

14.4.3.Defense.  As between the Parties, the Party controlling the Prosecution and Maintenance of any Patent under Section 14.3 (i.e., initially, Novartis for Patents contained in Novartis Technology, RLP Patents, and Joint Collaboration IP and Xencor for other Patents contained within Xencor Technology), will have the right (but not the obligation), at its sole discretion, to defend (including deciding on any litigation strategy) against a declaratory judgment action or other action challenging any such Patent, other than with respect to (a) any counter-claims in any enforcement action brought by the other Party pursuant to Section 14.4.2 or (b) any action by a Third Party in response to an enforcement action brought by the other Party, which in both cases ((a) and (b)) will be controlled by such other Party. If the Party controlling such Prosecution and Maintenance of Patents under Section 14.3 is Novartis, and

***Confidential Treatment Requested

Novartis does not defend such Patent under this Section 14.4.3 within [...***...] (or such shorter period of time as is required to comply with the provisions of Section 14.4.2.4 or any other Law in the United States or any other country in the Territory to not waive any statutory rights), or elects not to continue any such defense (in which case it will promptly provide notice thereof to Xencor), then Xencor will have the right (but not the obligation), at its sole discretion, to defend any such Patent (excluding any Patents covering Novartis Biological Material IP or Novartis Biological Material Inventions).  For clarity, only Xencor has a step-in defense right under this Section 14.4.3.

14.4.4.Withdrawal, Cooperation and Participation.  With respect to any infringement or defensive action identified above in this Section 14.4 and subject to the terms of this Section:

14.4.4.1.If the controlling Party ceases to pursue or withdraws from such action, it will promptly notify the other Party (in sufficient time to enable the other Party to meet any deadlines by which any action must be taken to preserve any rights in such infringement or defensive action (including any such period of time as is required to comply with the provisions of Section 14.4.2.4)) and, if permitted under Section 14.4.3, such other Party may substitute itself for the withdrawing Party and proceed under the terms and conditions of this Section 14.4.

14.4.4.2.The non-controlling Party will cooperate with the Party controlling any such action (as may be reasonably requested by the controlling Party), including, at the controlling Party’s sole cost and expense, (1) providing access to relevant documents and other evidence, (2) using reasonable efforts to make its and its Affiliates and licensees and Sublicensees and all of their respective employees, subcontractors, consultants and agents available at reasonable business hours and for reasonable periods of time, but only to the extent relevant to such action, and (3) if reasonably necessary, by being joined as a party, subject for this clause (3) to the controlling Party agreeing to indemnify such non-controlling Party for its involvement as a named party in such action and paying those Patent Costs incurred by such non-controlling Party in connection with such joinder.  The Party controlling any such action will keep the other Party reasonably updated with respect to any such action, including providing copies of all materials documents received or filed in connection with any such action.

14.4.4.3.Each Party will have the right to consult with the other Party regarding any such action controlled by such other Party, in each case at such first Party’s sole cost and expense.  If a Party elects to so be involved, the controlling Party will provide the other Party and its counsel with an opportunity to consult with the controlling Party and its counsel regarding the prosecution of such action (including reviewing the contents of any correspondence, legal papers or other documents related thereto), and the controlling Party will take into account reasonable and timely requests of the other Party regarding such enforcement or defense.  Nothing in this Section 14.4.4.3 will limit the controlling Party’s ability to prosecute any such action.

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14.4.5.Settlement.  With respect to any infringement or defensive action identified above in this Section 14.4, the Party controlling such action will have the right to settle or otherwise dispose of such action on such terms as such Party will determine in its sole discretion, including by granting a license or sublicense to a Third Party under the rights granted to such Party in Section 9, provided that, notwithstanding the foregoing, any such settlement that results in a sublicense will be subject to the terms and conditions of this Agreement pertaining to sublicenses and no such settlement or other disposition will (a) impose any monetary restriction or obligation on or admit fault of the other Party and (b) adversely affect the other Party’s rights under this Agreement to any such Patent then being enforced or defended, including by amending, invalidating, or otherwise affecting the claims of any Patents licensed to the other Party hereunder, in each case ((a) and (b) without the prior written consent of the other Party, not to be unreasonably withheld, delayed, or conditioned.)

14.4.6.Damages.  Unless otherwise agreed by the Parties, all monies recovered upon the final judgment or settlement of any action described in Section 14.4 will be used:

14.4.6.1.[...***...],

14.4.6.2.[...***...]

14.4.6.3.[...***...];

14.4.6.4.[...***...];

14.4.6.5.[...***...];

14.4.6.6.[...***...];

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14.4.6.7.[...***...];

14.4.6.8.[...***...]; and

14.4.6.9.[...***...].

14.5.Patent Extensions.  For clarity, the Party controlling the Prosecution and Maintenance of any Patent under Section 14.3 (i.e., initially, Novartis for Patents contained in Novartis Technology, RLP Patents, and Joint Collaboration IP and Xencor for other Patents contained within Xencor Technology), will have the right to elect and file for patent term restoration or extension, supplemental protection certificate or any of their equivalents with respect to such Patents with respect to any Licensed Product in their respective Territories provided that, Xencor shall take into account reasonable and timely requests by Novartis to make any such elections or filings with respect to any such other Patents contained within Xencor Technology if Xencor’s failure to so act in such country would impair Novartis’ ability to obtain any such restoration, extension, supplemental protection certificate or any of their equivalents for the same relating to any Patents for which Novartis controls the Prosecution and Maintenance thereof.  The Parties will cooperate and shall take the other Party’s reasonable input into account in determining whether to obtain such Patent term restoration, extension, supplemental protection certificate or equivalent thereof.  Upon the request by a Party, such other Party will reasonably cooperate in the implementation of such requesting Party’s decisions made in a manner with this Section 14.5.

14.6.Patent Listings.  With respect to any filings made to Regulatory Authorities with respect to any Patents within the Novartis Technology or the Xencor Technology for any Licensed Product within such Party’s Territory, including as required or allowed in connection with in the United States, the FDA’s Orange or Purple Book, if applicable, or outside the United States, other international equivalents, but subject to Section 14.4.2.4, (a) the Parties will list any such Patents as may be required by Laws, and (b) otherwise (i) Novartis will have the sole right to make any such decision whether to list for Patents within the Novartis Collaboration IP or Joint Collaboration IP for the Novartis Territory and for any Licensed Product (other than any Regional Licensed Product in the Xencor Territory), (ii) Xencor will have the sole right to make any such decision whether to list for Patents within the Xencor Collaboration IP or Joint Collaboration IP for the Xencor Territory for any Regional Licensed Product, and (iii) each Party will have the sole right to make any such decision whether to list for Patents otherwise within the Novartis Technology for Novartis or the Xencor Technology for Xencor with respect to any Licensed Product, in each case, such consent not to be unreasonably withheld, delayed, or conditioned.  Upon the request by a Party, such other Party will

***Confidential Treatment Requested

reasonably cooperate in the implementation of such requesting Party’s decisions made in a manner with this Section 14.6.

14.7.Common Interest.  All information exchanged between the Parties regarding the Prosecution and Maintenance, and enforcement and defense, of the Patents under this Section 14 will be deemed Confidential Information of the disclosing Party.  In addition, the Parties acknowledge and agree that, with regard to such Prosecution and Maintenance, and enforcement and defense, the interests of the Parties as collaborators and licensor and licensee are aligned and are legal in nature.  The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patents under this Section 14, including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary contained herein, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this Section 14 is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party shall not be required to disclose such information and the Parties shall in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.

14.8.Trademarks.

14.8.1.Regional Licensed Products.

14.8.1.1.Each Party has the right to use any Trademark it owns or controls for Regional Licensed Products in its Territory at its sole discretion, and each Party and its Affiliates will retain all right, title and interest in and to its and their respective corporate names and logos.

14.8.1.2.Pursuant to Section 6.1.5, each Party will develop and propose, and the JSC will review and comment on, one or more RLP Trademark(s) for use throughout the Novartis Territory and Xencor Territory, as applicable.  Such RLP Trademark(s) considered by the JSC may include, in each Party’s sole discretion, the RLP Trademark(s) developed by the other Party with respect to the Commercialization of Regional Licensed Products in such Party’s Territory, but may not include other Trademarks owned or controlled by the other Party.  Any RLP Trademark(s) that are developed and used by Novartis to promote and sell Regional Licensed Products in the Novartis Territory are hereinafter referred to as the “Novartis RLP Trademarks”.  Any RLP Trademark(s) that are developed and used by Xencor to promote and sell Regional Licensed Products in the Xencor Territory are hereinafter referred to as the “Xencor RLP Trademarks”.  As between the Parties, Xencor will own all rights to Xencor RLP Trademarks and all goodwill associated therewith, throughout the Xencor Territory and, if Novartis chooses to use such Xencor RLP Trademarks for the Regional Licensed Products in the Novartis Territory, the Novartis Territory.  As between the Parties, Novartis will own all rights to Novartis RLP Trademarks and all goodwill associated therewith, throughout the Novartis Territory and, if Xencor chooses to use such Novartis RLP Trademarks for the Regional Licensed Products in the Xencor Territory, the Xencor Territory.  Xencor will also own rights to any Internet domain

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names incorporating the applicable Xencor RLP Trademarks or any variation or part of such Xencor RLP Trademarks used as its URL address or any part of such address, and Novartis will also own rights to any Internet domain names incorporating the applicable Novartis RLP Trademarks or any variation or part of such Novartis RLP Trademarks used as its URL address or any part of such address.

14.8.1.3.If a Party determines to use the other Party’s RLP Trademarks to promote and sell any Regional Licensed Product in its Territory, then Xencor and Novartis will enter into a separate trademark license agreement containing commercially reasonable and customary terms pursuant to which the Party owning such RLP Trademark will grant the other Party an exclusive, royalty-free license to use the applicable RLP Trademark(s) to Commercialize Regional Licensed Products in the other Party’s Territory.

14.8.1.4.In the event either Party becomes aware of any infringement of any RLP Trademark by a Third Party, such Party will promptly notify the other Party and the Parties will consult with each other and jointly determine the best way to prevent such infringement, including by the institution of legal proceedings against such Third Party, provided further that the Party owning such RLP Trademark retains the sole right (but not obligation) to seek to abate any such infringement.

14.8.2.Global Licensed Products, Optioned Licensed Products, and Fc Products.

14.8.2.1.As between the Parties, Novartis has the sole and exclusive right to select and develop one or more Product Global Trademark(s) for use throughout the Novartis Territory for all Global Licensed Products, Optioned Licensed Products and Fc Licensed Products.  Such Product Global Trademark(s) may not include Trademarks owned or controlled by Xencor.  Novartis will own all rights to Product Global Trademarks and all goodwill associated therewith, throughout the Novartis Territory.  Novartis will also own rights to any Internet domain names incorporating the applicable Product Global Trademarks or any variation or part of such Product Global Trademarks used as its URL address or any part of such address.

14.8.2.2.In the event that either Party becomes aware of any infringement of any Product Global Trademark by a Third Party, such Party will promptly notify the other Party and the Parties will reasonably consult with each other and jointly determine the best way to prevent such infringement, including by the institution of legal proceedings against such Third Party, provided further that Novartis retains the sole right (but not obligation) to seek to abate any such infringement.

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14.8.3.No Other Trademark Rights.  For the avoidance of doubt, neither Party will have any right to use the other Party’s or the other Party’s Affiliates’ corporate names or logos in connection with Research, Development, Manufacturing and Commercialization of Regional Licensed Products.

15.TERM AND TERMINATION

15.1.Term.  This Agreement will be effective as of the Effective Date and, unless terminated earlier, this Agreement will continue on Licensed Target Pair-by-Licensed Target Pair, or with respect to any given Fc Licensed Antibody/Fc Licensed Product, basis until the expiration of all payment obligations with respect to such Licensed Target Pair or Fc Licensed Antibody/Fc Licensed Product (“Term”).  Upon such expiration (but not any earlier termination), the licenses granted covering such Licensed Target Pair or Fc Licensed Antibody/Fc Licensed Product, as applicable, shall become fully-paid up, non-exclusive, and perpetual.

15.2.Termination by Novartis for Convenience.  Novartis may terminate this Agreement for any reason or no reason on a Licensed Target Pair-by-Licensed Target Pair or Fc Target-by-Fc Target basis at any time upon [...***...] prior written notice.

15.3.Termination for Material Breach.

15.3.1.Material Breach.

15.3.1.1.Subject to Section 15.3.2, Xencor will have the right to terminate this Agreement (a) on a Licensed Target Pair-by-Licensed Target Pair or Fc Target-by-Fc Target basis, upon delivery of written notice to Novartis in the event of any material breach by Novartis of this Agreement with respect to such Licensed Target Pair or Fc Target or (b) in its entirety upon delivery of written notice to Novartis in the event of any material breach of this Agreement as an entirety, provided that such termination will not be effective if such breach has been cured within [...***...] after written notice thereof is given by Xencor to Novartis specifying the nature of the alleged breach (or, if such default cannot be cured within such [...***...] period, within [...***...] after such notice if Novartis commences actions to cure such default within such [...***...] period and thereafter diligently continues such actions, but fails to cure the default by the end of such [...***...]).  Notwithstanding the foregoing, the cure period for a material breach of Novartis’ obligations to make payments to Xencor shall not exceed [...***...].

15.3.1.2.Subject to Section 15.3.2, Novartis will have the right to terminate this Agreement (a) on a Licensed Target Pair-by-Licensed Target Pair or Fc Target-by-Fc Target basis, upon delivery of written notice to Xencor in the event of any material breach by Xencor of this Agreement with respect to such Licensed Target Pair or Fc Target or (b) in its entirety upon delivery of written notice to Xencor in the event of any material breach of this Agreement as an entirety, provided that such termination will not be effective if such breach has been cured within [...***...] after written notice thereof is given by Novartis to Xencor specifying the nature of the alleged breach (or, if such

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default cannot be cured within such [...***...] period, within [...***...] after such notice if Xencor commences actions to cure such default within such [...***...] period and thereafter diligently continues such actions, but fails to cure the default by the end of such [...***...]).  Notwithstanding the foregoing, the cure period for a material breach of Xencor’s obligations to make payments to Novartis shall not exceed [...***...].

15.3.2.Disputed Breach.  If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 15.3.1 and such alleged breaching Party provides the other Party notice of such dispute within such [...***...] or [...***...], as applicable, then the non-breaching Party will not have the right to terminate this Agreement under Section 15.3.1 unless and until the dispute resolution process set forth in Section 16.4 has be completed (including the tolling and cure periods set forth therein).

15.4.Termination for Insolvency.  If, at any time during the Term (a) a case is commenced by or against either Party under Title 11, United States Code, as amended, or analogous provisions of Law outside the United States (the “Bankruptcy Code”) and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within 60 days after the commencement thereof, (b) either Party files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (c) either Party assigns all or a substantial portion of its assets for the benefit of creditors, (d) a receiver or custodian is appointed for either Party’s business, or (e) a substantial portion of either Party’s business is subject to attachment or similar process, then, in any such case ((a), (b), (c), (d) or (e)), the other Party may terminate this Agreement upon written notice to the extent permitted under Law.

15.5.Termination for [...***...].  Xencor shall have the right to terminate this Agreement upon written notice to Novartis if (i) Novartis or any of its Affiliates directly, or indirectly through any Third Party, commences [...***...] or (ii) any Sublicensee directly, or indirectly through any Third Party, commences [...***...], and (A) Novartis does not cause such Sublicensee [...***...] or (B) Novartis does not terminate the [...***...].  Notwithstanding the foregoing, Xencor shall have no such right to terminate this Agreement in the case of (I) [...***...] as a defense in any lawsuit or administrative proceeding brought by Xencor, its Affiliates or licensees for [...***...]; or (II) [...***...].

15.6.Post-Termination [...***...].  Upon termination of this Agreement for any reason

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other than termination by Novartis pursuant to Section 15.3 or Section 15.4 (and as opposed to expiration of this Agreement) with respect to any Restricted Licensed Antibody [...***...], Novartis and its Affiliates will not, alone or with any Third Parties (including through licensing any Third Party), [...***...].

15.7.Effect of Termination by Xencor for Cause or [...***...] or by Novartis for Convenience.  Upon termination of this Agreement with respect to any Licensed Target Pair or Fc Target by Novartis pursuant to Section 15.2 or by Xencor pursuant to Section 15.3.1.1, 15.4 or 15.5:

15.7.1.With respect to terminated Regional Target Pairs or the Optioned Target Pair, Novartis will pay (a) for a period of [...***...] after the effective date of termination for the applicable Licensed Target Pair or Optioned Target Pair, its portion of Development Costs for those Licensed Antibodies or Licensed Products against such Regional Target Pair or the Option Target Pair, as applicable in the budget for the applicable Development Plan, and (b) [...***...] of reasonable costs and expenses (calculated in the same manner as Development Costs) to wind down those then on-going associated Clinical Studies that Xencor identifies, by written notice to Novartis provided no later than [...***...] after the effective date of termination, will not be continued.

15.7.2.Subject to Section 15.7.1, all licenses granted under Section 9 and other rights and obligations under this Agreement with respect to such Licensed Target Pair or Fc Target will terminate.  With respect to terminated Licensed Target Pairs, Novartis shall, at Xencor’s  discretion, (a) transition such activities, if any, (whether Commercial or Development) pursuant to a transition plan to be mutually agreed by the Parties in good faith or (b) wind down any ongoing activities (whether Commercial- or Development-related) of Novartis and its Affiliates and Sublicensees with respect to such Licensed Target Pairs in an orderly fashion and in accordance with all Laws, accepted pharmaceutical industry norms, ethical practices and, with respect to clinical activities, in a manner not adverse to patient safety.

15.7.3.Solely with respect to Regional Licensed Products, Optioned Licensed Products, and Global Licensed Products [...***...], Novartis hereby grants to Xencor [...***...] license (it being understood and agreed that with respect to any [...***...] that is in-licensed by Novartis or any of its Related Parties, Xencor will be responsible for any payments due to a Third Party with respect thereto and Xencor’s rights will be subject to the terms of the applicable Third Party agreement, in each case to the extent that Xencor has been advised in writing regarding any such obligations), with the right to grant sublicenses [...***...], under [...***...], to the extent reasonably necessary to Research, Develop, subject to Section 15.7.7, Manufacture and Commercialize [...***...]

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[...***...],  provided that the Parties agree [...***...] and Xencor will bear the reasonable and documented Out-of-Pocket Costs of [...***...].  In addition, Novartis hereby grants to Xencor a non-exclusive, perpetual, irrevocable, worldwide, royalty-free license (it being understood and agreed that with respect to any [...***...] that is in-licensed by Novartis or any of its Related Parties, Xencor will be responsible for any payments due to a Third Party with respect thereto and Xencor’s rights will be subject to the terms of the applicable Third Party agreement, in each case to the extent that Xencor has been advised in writing regarding any such obligations) under [...***...], to the extent [...***...].

15.7.4.Pursuant to a plan to be established by the Parties working together in good faith, Novartis will as promptly as practicable (a) assign to Xencor or Xencor’s designee possession and ownership of all material governmental or regulatory filings and approvals (including all material Regulatory Approvals, Regulatory Materials, Pricing Approvals) and copies of material correspondence and conversation logs relating [...***...], (b) provide to Xencor or Xencor’s designee copies of all material data, reports, records, and other material sales and marketing related information in Novartis’ possession and Control [...***...]

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[...***...] and (c) at Xencor’s request and discretion, assign or transfer or, if subject to the agreement of a Third Party, use Commercially Reasonable Efforts to assign or transfer, any Third Party agreement to which Novartis is a party [...***...].  In addition, Novartis will [...***...].  In the event of failure to obtain assignment of any of the items required to be assigned under this Section 15.7.4, Novartis hereby consents and grants to Xencor the right to [...***...].

15.7.5.Novartis shall, subject to the obligations of confidentiality and non-use set forth in Section 11.1, disclose to Xencor [...***...].

15.7.6.If the effective date of termination is after the First Commercial Sale of a [...***...] then, to the extent permitted by Laws, Novartis or its Affiliates (or to the extent permitted by the applicable sublicense, its Sublicensees) will appoint Xencor as its exclusive distributor of [...***...] in the Novartis Territory and grant Xencor the right to appoint sub-distributors, until such time as all Regulatory Approvals in the Novartis Territory have been transferred to Xencor or its designee but in no event longer than [...***...] from the effective date of termination; provided, that such [...***...] period shall be extended to the extent Xencor is using Commercially Reasonably Efforts to obtain the approvals necessary to [...***...].

15.7.7.Manufacturing

15.7.7.1.With respect to any [...***...], which, as of the effective date of termination is being Manufactured by Novartis or its Affiliates or a Third Party using Third Party Know-How, including cell lines and Manufacturing processes, Novartis will use Commercially Reasonable Efforts to [...***...].

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15.7.7.2.With respect to any [...***...], which, as of the effective date of termination is being Manufactured by Novartis or its Affiliates (or to the extent permitted by the applicable sublicense, its Sublicensees) using Novartis Biological Material IP or Novartis Biological Material Inventions, then the provisions of Section 8.5.2 shall apply mutatis mutandis to the Manufacturing of such Reversion Product, with the license grant to any such Novartis [...***...] required to Manufacture [...***...] set forth in the Supply Agreement; provided [...***...]; and (b) the Parties will negotiate in good faith to [...***...].

15.8.Effect of Termination by Novartis for Cause.  In the event that Novartis would have the right to terminate this Agreement with respect to a Licensed Target Pair or Fc Target by Novartis pursuant to Sections 15.3.1.2 or 15.4, then, [...***...], (a) if such Licensed Target is an Optioned Target, the Optioned Target will automatically be converted into a Global Target, and Novartis will be deemed granted all rights relating thereto as a Global Target, with Novartis’ obligations to [...***...], (b) if such Licensed Target is a Global Target or an Fc Target, any future Milestone Payments and future royalties applicable to Annual Net Sales of Global Licensed Products or Fc Licensed Products [...***...] will be applicable in accordance with the terms of this Agreement, and (c) Novartis shall have the right to offset the full amount of any Losses it has suffered as a result of Xencor’s breach against any such future Milestone Payments or future royalties.

15.9.Effect of Expiration or Termination, Survival.  The following provisions will survive expiration or termination of this Agreement for any reason: all of Articles 1 (to the extent necessary to give effect to other surviving provisions), 11 and 13 and Sections 6.1.7, 7.1.3, 7.3 and 7.4, , 9.4, 9.6,

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10.9 and 10.10, but in each case of the foregoing Sections only with respect to amounts accrued prior to the effective date of expiration or termination, 14.1, 14.2, 15.1 (second s entence, only upon expiration), 15.6 (to the extent applicable), 15.7 or 15.8, as applicable, 15.9, 16.2, 16.3, 16.4 (other than 16.4.4), 16.5, 16.6, 16.7, 16.8, 16.9, 16.10, 16.11, 16.16 and 16.17.  Expiration or termination of this Agreement for any reason will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity, with respect to any breach of this Agreement.  For the avoidance of doubt, termination of this Agreement will not affect any SDEA, which will continue to survive so long as any Licensed Products thereunder are being Commercialized.  For clarity, the termination of this Agreement with respect to a Licensed Target Pair includes the termination of this Agreement with respect to all Licensed Antibodies and Licensed Products that Specifically Bind such Licensed Target Pair.

16.MISCELLANEOUS

16.1.Effect of a Xencor Change of Control.  In the event of a Change of Control of Xencor, in addition to any other rights of Novartis set forth in this Agreement, each Party shall have the right to initiate the following process by providing [...***...] prior written notice of its desire to do so to the other Party: (a) [...***...] with respect to all Optioned Licensed Products and indications [...***...]; and (b) any unexercised Opt-In Rights shall likewise terminate immediately.

16.2.Assignment.  Except as provided in this Section 16.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the written consent of the other Party.  Notwithstanding the foregoing, either Party may, without the other Party’s written consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate or in whole to a party that acquires, by or otherwise in connection with, merger, sale of assets or otherwise, all or substantially all of the business of the assigning Party to which the subject matter of this Agreement relates.    The assigning Party will remain responsible for the performance by its assignee of any obligation hereunder so assigned.    An assignment to an Affiliate will terminate, and all rights so assigned will revert to the assigning Party, if and when such Affiliate ceases to be an Affiliate of the assigning Party.  Any purported assignment in violation of this Section 16.2 will be void.

16.3.Governing Law.  The Agreement will be construed and the respective rights of the Parties determined in accordance with the substantive Laws of the State of New York, notwithstanding any provisions of New York Law or any other Law governing conflicts of laws to the contrary.

16.4.Arbitration.

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16.4.1. Disputes.  Except as otherwise expressly set forth in this Agreement, including Section 2.5.3, disputes of any nature arising under, relating to, or in connection with this Agreement (“Disputes”) will be resolved pursuant to this Section 16.4.

16.4.2.Dispute Escalation.  In the event of a Dispute between the Parties, the Parties will first attempt to resolve such Dispute by negotiation and consultation between themselves or at the JSC.  In the event that such Dispute is not resolved on an informal basis within [...***...] from receipt of the written notice of a Dispute, any Party may, by written notice to the other, have such Dispute referred to the Executive Officers, who will attempt to resolve such Dispute by negotiation and consultation for a [...***...] period following receipt of such written notice.

16.4.3.Full Arbitration.  Except as otherwise expressly set forth in this Agreement, in the event the Parties have not resolved such Dispute within [...***...] of receipt of the written notice referring such Dispute to the Executive Officers, either Party may at any time after such [...***...] period submit such Dispute to be finally settled by arbitration administered in accordance with the procedural rules of the American Arbitration Association (the “AAA”) in effect at the time of submission, as modified by this Section 16.4. The arbitration will be governed by the Laws of the State of New York.  The arbitration will be heard and determined by three arbitrators who are retired judges or attorneys with at least 20 years of relevant experience in the pharmaceutical and biotechnology industry, each of whom will be impartial and independent and will not have worked for or on behalf of either Party for at least five years.  Each Party will appoint one arbitrator and the third arbitrator will be selected by the two Party-appointed arbitrators, or, failing agreement within [...***...] following appointment of the second arbitrator, by the AAA.  Such arbitration will take place in New York, New York.  The arbitration award so given will, absent manifest error, be a final and binding determination of the Dispute, will be fully enforceable in any court of competent jurisdiction, and will not include any damages expressly prohibited by Section 13.5.  Novartis will pay the fees, costs and expenses for the arbitrator it chooses, Xencor will pay the fees, costs and expenses for the arbitrator it chooses, and the Parties will share payment for the third arbitrator.  Except in a proceeding to enforce the results of the arbitration or as otherwise required by Law or securities exchange, neither Party nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both Parties.

16.4.4.Expedited Arbitration.

16.4.4.1.If a Party exercises its rights under this Agreement to refer a dispute to expedited arbitration (an “Expedited Dispute”), then the Parties will follow the expedited dispute resolution process in this Section 16.4.4 (and not the dispute resolution process in Section 16.4.3 of this Agreement) (“Expedited Arbitration”).  The Parties agree and acknowledge that any good faith dispute under Expedited Arbitration will not be deemed to be a material breach of this Agreement.

16.4.4.2.The Expedited Dispute will be submitted to fast-track, binding arbitration in accordance with the following:

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(a)Arbitration will be conducted in New York, New York under the rules of the AAA for the resolution of commercial disputes in the most expedited manner permitted by such rules.  The Parties will appoint a single arbitrator to be selected by mutual agreement.  If the Parties are unable to agree on an arbitrator, the Parties will request that the AAA select the arbitrator.  The arbitrator will be a professional in business or licensing experienced in the valuation of biopharmaceutical products with at least 10 years of experience in the pharmaceutical and life sciences industries, including the conduct of research, development and commercialization collaborations.  The cost of the arbitration will be borne equally by the Parties.  Except in a proceeding to enforce the results of the arbitration or as otherwise required by Laws, neither Novartis nor Xencor nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written agreement of Novartis and Xencor.

(b)Within [...***...] after such matter is referred to arbitration, each Party will provide the arbitrator with a proposal and written memorandum in support of its position regarding the Expedited Dispute, as well as any documentary evidence it wishes to provide in support thereof (each a “Brief”) and the arbitrator will provide each Party’s Brief to the other Party after it receives it from both Parties.

(c)Within [...***...] after a Party submits its Brief, the other Party will have the right to respond thereto.  The response and any material in support thereof will be provided to the arbitrator and the other Party.

(d)The arbitrator will have the right to meet with the Parties as necessary to inform the arbitrator’s determination and to perform independent research and analysis.  Within [...***...] of the receipt by the arbitrator of both Parties’ responses (or expiration of the [...***...] period if any Party fails to submit a response), the arbitrator will deliver his/her decision regarding the Expedited Dispute in writing, provided that the arbitrator will select one of the resolutions proposed by the Parties.

16.4.5.Injunctive Relief.  Notwithstanding the dispute resolution procedures set forth in this Section 16.4, in the event of an actual or threatened breach of this Agreement, the aggrieved Party may seek provisional equitable relief (including restraining orders, specific performance or other injunctive relief), without first submitting to any dispute resolution procedures hereunder.

16.4.6.Tolling.  The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches), as well as all time periods in which a Party must exercise rights or perform obligation hereunder, will be tolled once the dispute resolution procedures set forth in this Section 16.4 have been initiated and for so long as they are pending, and the Parties will cooperate in taking all actions reasonably necessary to achieve such a result.  In addition, during the pendency of any Dispute under this Agreement initiated before the end of

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any applicable cure period, including under Section 15.3, (a) this Agreement will remain in full force and effect, (b) the provisions of this Agreement relating to termination for material breach with respect to such Dispute will not be effective, (c) the time periods for cure under Section 15.3 as to any termination notice given prior to the initiation of arbitration will be tolled, (d) any time periods to exercise rights or perform obligations will be tolled, and (e) neither Party will issue a notice of termination pursuant to this Agreement based on the subject matter of the arbitration, until the arbitral tribunal has confirmed the material breach and the existence of the facts claimed by a Party to be the basis for the asserted material breach, provided that if such breach can be cured by (i) the payment of money, the defaulting Party will have an additional [...***...] within its receipt of the arbitral tribunal’s decision to pay such amount or (ii) the taking of specific remedial actions, the defaulting Party will have a reasonably necessary period to diligently undertake and complete such remedial actions within such reasonably necessary period or any specific timeframe established by such arbitral tribunal’s decision before any such notice of termination can be issued. Further, with respect to any time periods that have run during the pendency of the Dispute, the applicable Party will have a reasonable period of time or any specific timeframe established by such arbitral tribunal’s decision to exercise any rights or perform any obligations affected by the running of such time periods.

16.5.Entire Agreement, Amendments.  This Agreement, together with the SDEA, contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral, including, effective as of the Effective Date, that Confidentiality Agreement between the Parties dated as of May 29, 2015 and that Non-Disclosure Agreement between the Parties dated as of July 24, 2015, as amended (provided that all information disclosed or exchanged under such agreement will be treated as Confidential Information hereunder).  This Agreement may be amended, or any term hereof modified, only by a written instrument duly-executed by authorized representatives of both Parties hereto.  The Exhibits and Schedules attached hereto may be amended, or any term hereof modified, only by a written instrument duly-executed by authorized representatives of both Parties hereto.

16.6.Severability.    If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties hereto will substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions, which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalid, illegal or unenforceable of one or several provisions of this Agreement will not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

16.7.Headings.  The captions to the Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Sections hereof.

16.8.Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the

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rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.

16.9.Interpretation.    Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation” and will not be interpreted to limit the provision to which it relates, (c) the word “shall” will be construed to have the same meaning and effect as the word “will, (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person will be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in each of their entirety, as the context requires, and not to any particular provision hereof, (g) all references herein to Sections, Exhibits or Schedules will be construed to refer to Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”, and (l) the “x” found between two Targets shall be understood to mean “and” and identifies the two Targets that a given Bispecific Antibody Specifically Binds.

16.10.No Implied Waivers, Rights Cumulative.  No failure on the part of Xencor or Novartis to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at Law or in equity or otherwise, will impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor will any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

16.11.Notices.  All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Xencor, to:	Xencor, Inc. 111 West Lemon Avenue, 2nd floor Monrovia, California 91016 Attention: Chief Executive Officer

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With a copy to:	Xencor, Inc. 111 West Lemon Avenue, 2nd floor Monrovia, California 91016 Attention: General Counsel
If to Novartis, to:	Novartis Institutes for BioMedical Research, Inc. 250 Massachusetts Avenue Cambridge, MA 02139 Attention: General Counsel

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given (a) when delivered if personally delivered on a Business Day (or if delivered or sent on a non- Business Day, then on the next Business Day), (b) on the Business Day of receipt if sent by overnight courier, or (c) on the Business Day of receipt if sent by mail.

16.12.Compliance with Export Regulations.    Neither Party will export any technology licensed to it by the other Party under this Agreement except in compliance with U.S. export Laws.

16.13.Force Majeure.  Neither Party will be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, fire, earthquakes, floods, or other acts of God.  The affected Party will notify the other Party of such force majeure circumstances as soon as reasonably practical, and will promptly undertake all reasonable efforts necessary to cure such force majeure circumstances and resume performance of its obligations hereunder and will keep the other Party reasonably informed regarding the status of such circumstances and any efforts related to the cure thereof, and the implications for the resumption of performance of such Party’s obligations.

16.14.Independent Parties.    It is expressly agreed that Xencor and Novartis will be independent contractors and that the relationship between Xencor and Novartis will not constitute a partnership, joint venture or agency. Xencor will not have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on Novartis, without the prior written consent of Novartis, and Novartis will not have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on Xencor, without the prior written consent of Xencor.

16.15.Counterparts.    The Agreement may be executed in two counterparts, including by facsimile or PDF signature pages, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

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16.16.Performance by Affiliates.    Each Party acknowledges and accepts that the other Party may exercise its rights and perform its obligations (including granting or continuing licenses and other rights) under this Agreement either directly or through one or more of its Affiliates.  A Party’s Affiliates

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will have the benefit of all rights (including all licenses and other rights) of such Party under this Agreement, but not be subject to such Party’s obligations, unless expressly provided herein or to the extent that an Affiliate is exercising a right hereunder, or in the case of a permitted assignment, in accordance with Section 16.2.  Accordingly, in this Agreement “Novartis” will be interpreted to mean “Novartis or its Affiliates” and “Xencor” will be interpreted to mean “Xencor or its Affiliates” where necessary to give each Party’s Affiliates the benefit of the rights provided to such Party in this Agreement and the ability to perform its obligations (including granting or continuing licenses and other rights) under this Agreement, provided however, that in any event each Party will remain responsible for the acts and omissions, including financial liabilities, of its Affiliates and such Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against such Affiliates, for any obligation or performance hereunder prior to proceeding directly against the Party associated with such Affiliate.

16.17.Binding Effect, No Third Party Beneficiaries.  As of the Effective Date, this Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Except as expressly set forth in this Agreement, no Person other than the Parties and their respective Affiliates and permitted assignees hereunder will be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

NOVARTIS INSTITUTES FOR BIOMEDICAL RESEARCH, INC.	XENCOR, INC.
BY: /s/ Christian Klee NAME: Christian Klee TITLE: Vice President and Chief Financial Officer	BY: /s/ Bassil I. Dahiyat NAME: Bassil I. Dahiyat TITLE: President and Chief Executive Officer

Exhibit and Schedule List:

Exhibit A-1Fc Patents

Exhibit A-2Xencor Patents

Exhibit A-3Xencor In-Licenses

Exhibit BInitial JSC Representatives

Exhibit CResearch Plan

Exhibit DForm of Invoice

Exhibit EExample Royalty Calculation

Schedule 1.1.766 Excluded Target Pairs

Schedule 10.6.1.2 Opt-Out Milestone Payments and Royalties

EXHIBIT A-1

[...***...]

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[...***...]

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[...***...]

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EXHIBIT A-2

[...***...]

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EXHIBIT A-3

Xencor In-Licenses

1.[...***...]

2.[...***...]

3.[...***...]

4.[...***...]

5.

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EXHIBIT B

Initial JSC Representatives

Xencor:

1.[...***...]

2.[...***...]

3.[...***...]

Novartis:

1.[...***...]

2.[...***...]

3.[...***...]

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EXHIBIT C

Research Plan

[...***...]

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[...***...]

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EXHIBIT D

Form of Invoice

[...***...]

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EXHIBIT E

Royalty Calculation Examples

Section 10.6.1

Regional Licensed Products

[...***...]

Section 10.6.2

Global Licensed Products

[...***...]

Section 10.6.3

Optioned Licensed Product

[...***...]

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Schedule 1.1.76

Excluded Target Pairs

[...***...]

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Schedule 10.6.1.2

Opt-Out Royalties

Royalties Upon Exercise of Xencor’s Opt-Out Right USD million unless other noted
Exercise of Xencor Opt Out Right Prior to [...***...]			Exercise of Xencor Opt Out Right After [...***...]
	Regional Licensed Products	Optioned Licensed Products		Regional Licensed Products	Optioned Licensed Products
Royalties (U.S. annual Net Sales per Licensed Product)			Royalties (U.S. annual Net Sales per Licensed Product)
Portion up to and including $[...***...]	[...***...]%	[...***...]%	Portion up to and including $[...***...]	[...***...]%	[...***...]%
Portion greater than $[...***...] up to and including $[...***...]	[...***...]%	[...***...]%	Portion greater than $[...***...] up to and including $[...***...]	[...***...]%	[...***...]%
Portion greater than $[...***...]	[...***...]%	[...***...]%	Portion greater than $[...***...]	[...***...]%	[...***...]%

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